As filed with the Securities and Exchange Commission on October 8, 2004
                                                 Registration No. 333-________

                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                                    FORM S-1
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933
                             KRONOS WORLDWIDE, INC.
             (Exact Name of Registrant as Specified in Its Charter)

                  Delaware                                2810                                     76-0294959
      (State or other jurisdiction of         (Primary Standard Industries                      (I.R.S. Employer
       incorporation or organization)          Classification Code Number)                   Identification Number)
            Three Lincoln Centre                                                                Robert D. Graham
        5430 LBJ Freeway, Suite 1700                                                   Vice President and General Counsel
          Dallas, Texas 75240-2697                                                           Kronos Worldwide, Inc.
               (972) 233-1700                                                                 Three Lincoln Centre
     (Address, including zip code, and                                                    5430 LBJ Freeway, Suite 1700
   telephone number, including area code,                                                   Dallas, Texas 75240-2697
of Registrant's principal executive offices)                                                     (972) 233-1700
                                                                                            (972) 448-1445 (facsimile)
                                                                                      (Name, address, including zip code, and
                                                                                    telephone number, including area code, of agent
                                                                                                   for service)

          Copies to:                                    Copies to:
     Don M. Glendenning                                 Neel Lemon
       Toni Weinstein                                Rebecca Williams
  Locke Liddell & Sapp LLP                          Baker Botts L.L.P.
2200 Ross Avenue, Suite 2200                   2001 Ross Avenue, Suite 700
     Dallas, Texas 75201                            Dallas, Texas 75201
       (214) 740-8000                                 (214) 953-6500
  (214) 740-8800 (facsimile)                    (214) 953-6503 (facsimile)

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this registration statement.

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.

     If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.

         If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box.
                                ----------------

                                           CALCULATION OF REGISTRATION FEE

---------------------------- ------------------- ----------------------- ------------------------- ----------------------
                                                    Proposed Maximum         Proposed Maximum
  Title of Each Class of        Amount to be       Offering Price Per       Aggregate Offering           Amount of
Securities to be Registered      Registered             Unit (1)                Price (1)            Registration Fee
---------------------------- ------------------- ----------------------- ------------------------- ----------------------
Common Stock, par value          8,250,000               $40.20                $331,650,000               $42,020
$0.01 per share
---------------------------- ------------------- ----------------------- ------------------------- ----------------------

(1) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(o) of the Securities Act of 1933, as amended.

                                ----------------

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

PRELIMINARY PROSPECTUS          Subject to Completion           October 8, 2004
-------------------------------------------------------------------------------

7,500,000 Shares
[KRONOS LOGO]
KRONOS WORLDWIDE, INC.

Common Stock




We are offering 7,500,000 shares of our common stock. Our common stock is listed on the New York Stock Exchange under the symbol "KRO." On October 5, 2004, the last reported sales price of our common stock on the New York Stock Exchange was $40.20 per share.

Investing in our common stock involves a high degree of risk. Before buying any shares, you should carefully read the discussion of material risks of investing in our common stock in "Risk factors" beginning on page 14 of this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.


                                                                             Per share               Total
----------------------------------------------------------------------- --------------------- ---------------------
Public offering price                                                   $                     $
----------------------------------------------------------------------- --------------------- ---------------------
Underwriting discounts and commissions                                  $                     $
----------------------------------------------------------------------- --------------------- ---------------------
Proceeds, before expenses, to us                                        $                     $
----------------------------------------------------------------------- --------------------- ---------------------


The underwriters may also purchase from us up to an additional 750,000 shares of our common stock at the public offering price, less the underwriting discounts and commissions, to cover over-allotments, if any, within 30 days of the date of this prospectus.

The   underwriters   are   offering   the  common   stock  as  set  forth  under
"Underwriting." Delivery of the shares will be made on or about , 2004.


UBS INVESTMENT BANK

You should rely only on the information contained in this prospectus. We and the underwriters have not authorized anyone to provide information that is different from that contained in this prospectus. We are offering to sell, and seeking offers to buy, shares of our common stock only in jurisdictions where those offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of shares of our common stock.

TABLE OF CONTENTS



Prospectus summary....................................1
Risk factors.........................................13
Special note regarding forward-looking statements....21
Market share, ranking and other data.................22
Use of proceeds......................................23
Dividend policy......................................23
Price range of common stock..........................23
Capitalization.......................................24
Selected historical consolidated financial
 and operating data..................................25
Management's discussion and analysis of
 financial condition and results of operations.......29
 Industry overview...................................50
 Business overview...................................52
 Management..........................................63
 Principal stockholders and ownership of management..71
 Certain relationships and related transactions......76
 Description of capital stock........................79
 Underwriting........................................83
 Legal matters.......................................86
 Experts.............................................86
 Where you can find more information.................86
 Index to financial statements......................F-1

Kronos(R) is the registered trademark of Kronos Worldwide, Inc. This prospectus contains trademarks and service marks of other companies.

PROSPECTUS SUMMARY

This summary highlights selected information appearing elsewhere in this prospectus and may not contain all of the information that is important to you. This prospectus includes information about the shares we are offering as well as information regarding our business and detailed financial data. You should read this prospectus in its entirety.

Unless the context requires otherwise, the words "Kronos," "we," "company," "us" and "our" refer to Kronos Worldwide, Inc. and its subsidiaries.

OUR COMPANY

We are one of the leading global producers and marketers of value-added TiO2 pigments. Our TiO2 products are sold under the widely recognized Kronos(R) brand name and are utilized in a diverse range of customer applications and end-use markets, including coatings, plastics, paper and other industrial and consumer markets. Our broad range of over 40 TiO2 pigment products are "quality-of-life" products that significantly enhance the key characteristics of our customers' end-products by imparting whiteness, brightness and opacity to the end-products. We and our predecessors have produced and marketed TiO2 products for over 80 years, and we are the only leading TiO2 producer committed to producing TiO2 pigments and related products as our sole business. Our focused management team and business strategy have enabled us to develop considerable expertise and efficiency in the manufacture, sale and service of our products.

We serve over 4,000 customers located in over 100 countries. We estimate our global market share based on 2003 sales volume at 12%. In Europe and North America, our primary markets, we estimate our market share based on 2003 sales volume at 18% and 15%, respectively. We believe that our strong competitive position is the result of our industry experience, reputation for high quality products, outstanding process technology, highly recognized brand name and experienced management team. In addition, our high level of technical service and ability to satisfy our customers' specific technical needs allow us to maintain strong relationships with our customers.

We conduct our operations through six strategically located manufacturing facilities, four in Europe and two in North America, which includes our 50% interest in a joint venture in the United States. We believe our production processes are among the most efficient in the industry, which results from our high operating rates, proprietary chloride process technology, technical expertise, ongoing debottlenecking programs and co-product business. In addition, we believe that we have a significant competitive advantage by operating the only ilmenite ore mine in Western Europe, which supplies the key raw material for all of our European sulfate operations and also produces ore for sale to third party customers.

Our consolidated results for the year ended December 31, 2003 included net sales of $1,008.2 million, net income of $87.5 million and adjusted EBITDA of $171.9 million. Our consolidated results for the six months ended June 30, 2004 included net sales of $559.1 million, net income of $277.3 million and adjusted EBITDA of $86.5 million, compared with net sales of $519.6 million, net income of $58.5 million and adjusted EBITDA of $87.0 million for the six months ended June 30, 2003. Please see "Selected historical consolidated financial and operating data" for a reconciliation of adjusted EBITDA to GAAP financial measures. In 2003, we had record TiO2 production of 476,000 metric tons, resulting in almost full production capacity utilization. For the six months ended June 30, 2004, our record TiO2 production totaled 240,000 metric tons, as compared to 237,000 metric tons in the six months ended June 30, 2003.

The following charts show the approximate percentages of our 2003 sales volume by geographic region and end use:

[Two pie charts. The first pie chart shows 2003 Sales Volume Percentages by Geographic Region, consisting of Europe (50%), North America (40%) and Other (10%). The second pie chart shows 2003 Sales Volume Percentages by End Use, consisting of Coatings (49%), Plastics (36%), Paper (6%) and Other (9%).]

Our Competitive Strengths

Leading market positions with singular focus on TiO2. Based on production capacity, we are the second and fourth largest producer of TiO2 in Europe and North America, respectively. We believe that we have leading market positions based on sales volumes in the German, Scandinavian, Benelux, Austrian, Swiss and Canadian markets. The production and sale of TiO2 is our core business, a business our predecessors and we have been operating for over 80 years. We believe this singular focus combined with our long history and experience in the industry, has helped to make our operations among the most highly regarded and efficient in the industry, which is reflected in our strong operating results relative to most of our major competitors.

Strong customer relationships across diverse end-use markets. We sell our products to over 4,000 customers across a diverse range of end-use markets and market segments in over 100 countries worldwide. Our top ten customers represented approximately 25% of net sales in 2003, with our largest customer accounting for less than 10% of our 2003 net sales. We have strong sales penetration in the two largest TiO2 end-use markets, coatings and plastics, in addition to sales into a diverse range of smaller end-use markets and market segments. We sell the majority of our products through a direct sales force that we believe has helped build customer loyalty and strengthen our competitive position. Our business is also geographically diversified, with manufacturing operations in North America and Western Europe, and has a worldwide distribution, sales and technical support network. We believe this diversification minimizes the potential impact of volatility from any one customer, industry or geographic region.

Broad product offering, with favorable product mix. We believe we have one of the broadest product offerings in the TiO2 industry. We offer over 40 different TiO2 grades, including rutile, anatase and non-pigmentary grades. We manufacture several key grades that we believe possess superior performance characteristics relative to the products of most of our competitors. For example, we have a significant share of the European PVC profile market, where we supply a TiO2 product grade that has more than 30 years of proven performance. Other TiO2 applications that we believe provide us with an advantage over many of our competitors include chloride grades for engineering plastics and paper laminate applications and sulfate grades for food, pharmaceutical, cosmetics, textile fiber and dry cell battery applications. In addition, in 2003, we generated 36% of our Ti02 sales volumes from the faster-growing plastics end-use market from which we realize higher margins than the coatings end-use market.


High manufacturing efficiency enhanced by complementary businesses. We believe that our manufacturing facilities are among the most efficient in the industry.

All of our manufacturing facilities are ISO 9001 or 9002 certified and our chloride production facilities share essentially the same proprietary technology, equipment and process controls systems. We have achieved operating efficiencies through the standardization of equipment across our manufacturing facilities, aggressive training of employees, innovative technology changes, and processing by-products to sell as co-products into the marketplace. Due in part to ongoing debottlenecking programs, our production capacity has increased by approximately 30% over the past ten years with only moderate capital investment. In addition, our research and development and process technology efforts focus on improving production processes and yields and product grades and quality.

We operate additional businesses that are related to our TiO2 business and further enhance our operational efficiencies. We operate an ilmenite mine in Norway that supplies all of the feedstock for our European sulfate operations, which reduces our production costs at these plants, and also sells ilmenite to third parties. We also manufacture and sell iron-based co-product chemicals, which are by-products and processed by-products of the TiO2 pigment production process. By efficiently utilizing by-products, our co-products business provides important cost savings to our production process. We also manufacture and sell titanium chemicals. This business absorbs costs that would otherwise be incurred by our TiO2 operations and contributes to our overall profitability. Our ilmenite mine, chemicals co-product and titanium chemical businesses represented approximately 10% of our 2003 net sales.

History of positive cash flow generation through industry cycles. Through the recent economic cycle and through periods of challenging industry fundamentals, we have generated positive cash flow from operating activities for 11 consecutive years, including years in which we had a significantly higher level of outstanding indebtedness than we currently have. Through ongoing process improvements we have reduced labor and other manufacturing costs and have added production capacity with moderate capital investment, resulting in a reduction in fixed costs and a significant improvement in margins. We continue to focus on increasing manufacturing efficiencies through selected capital projects, process improvements and best practices in order to lower unit costs and improve margins. We also seek to increase margins by focusing our sales efforts on particular end-use and geographic markets where we believe we can realize relatively higher selling prices. We maintain rigorous financial discipline in investing capital in our core business.

Significant barriers to entry. Chloride process technologies, including our proprietary chloride technology, are held by a small number of principal TiO2 producers. The closely held nature of this technology poses a significant barrier to entry for new entrants into the TiO2 industry because the chloride process is the primary TiO2 production process in the industry, representing approximately two-thirds of all TiO2 produced annually and approximately 72% of our TiO2 production in 2003. In addition, adding new TiO2 production capacity by constructing greenfield plants requires significant capital expenditures and generally requires lead times of between three to five years before initial production, which pose significant barriers to entry in the industry.

Experienced operating management team. We are managed by an experienced and motivated group of senior operating management, each of whom has over 15 years of experience in the chemical industry and an average of over 15 years of experience with us. Our senior operating management team is responsible for developing and executing our strategy, which has generated a track record of production growth, high operating rates, cost reductions, steady sales volume growth, strong customer relationships and significant cash flows. In addition to our strong senior operating management team, we have an experienced group of employees who work to maintain our market position by developing and maintaining customer relationships, expanding our product offerings and implementing innovative technological enhancements.

Our Business Strategy

Leverage our global leadership position. We plan to capitalize on our strong market position and drive profitable growth by enhancing existing customer relationships, providing high quality products and offering technical expertise to our customers. We also intend to improve our competitive position by developing new products and applications to increase sales volumes and drive higher margins. As an example, we are currently developing a new universal coatings grade that will have improved performance in certain coatings applications, from interior water-based house paints to high gloss solvent-based industrial/OEM applications. We are also developing a new paper laminate grade that will provide greater adhesion to the paper fiber resulting in improved opacity and efficiency. We believe these developments will help to maintain or improve our market position.

Pursue attractive market opportunities. Our broad product offering allows us to participate in a variety of end-use markets, and pursue those market segments that have attractive growth prospects and profit margins. Our operations in Germany position us to participate in markets in Eastern Europe, which we expect to provide attractive growth opportunities as they develop. We also seek to increase margins by focusing our sales efforts on those end-use and geographic markets where we believe we can realize relatively higher selling prices than in alternate markets.

Continue to enhance our operating efficiencies and improve our margins. We are continually evaluating our business to identify opportunities to increase operational efficiency. We intend to continue focusing on increasing manufacturing efficiencies through selected capital projects, process improvements and best practices in order to lower unit costs and improve our margins. In addition, we intend to continue to pursue debottlenecking activities at our manufacturing facilities in order to achieve incremental increases in production capacity.

Pursue a disciplined acquisition strategy. We plan to evaluate and pursue new opportunities that represent a logical fit with our existing business platform and to seek acquisition opportunities that enhance our product portfolio, expand our market presence or provide operational synergies and cost savings.

Recent TiO2 Industry Developments

We believe that TiO2 industry dynamics are improving due to strong demand and higher selling prices. Several titanium dioxide manufacturers, including Kronos, have announced further worldwide prices increases that are targeted to be implemented in the fourth quarter of 2004 and the first quarter of 2005. Limited new capacity, higher demand and improving pricing should result in improved operating rates and product margins for TiO2 producers.

OUR CORPORATE STRUCTURE

The following chart summarizes our corporate structure (ownership is 100% unless otherwise noted):

[A chart showing (i) Kronos Worldwide's 100% ownership of Kronos International, Kronos Canada and Kronos Louisiana, (ii) Kronos International's 100% ownership of Kronos UK, Kronos Germany and Kronos Denmark and 94% ownership of Kronos France, (iii) Kronos Louisiana's 100% ownership of Kronos USA and 50% ownership of Louisiana Pigment Company, (iv) Kronos Denmark's 100% ownership of Kronos Norway and Kronos Belgium and (v) Kronos Norway's 100% ownership of Kronos Titan and Titana.]

----------

(a)  6% of Kronos France is held by minority shareholders.

(b) 50% of Louisiana Pigment Company is owned by Huntsman International LLC ("Huntsman"). See "Business overview--TiO2 Manufacturing Joint Venture."

Ownership

On October 1, 2004, our common stock was owned 6% by unaffiliated stockholders and 94% by Harold C. Simmons and related parties, including NL Industries, Inc. ("NL"), Valhi, Inc. ("Valhi") and a wholly-owned subsidiary of Valhi. NL and Valhi are each related to Contran Corporation ("Contran"), each of which may be deemed to be controlled by Mr. Simmons. Following this offering, assuming no exercise of the underwriters' over-allotment option, our common stock will be owned 18% by unaffiliated stockholders and 82% by Mr. Simmons and related parties. Mr. Simmons may currently be deemed to control us, and may be deemed to control us following the completion of this offering. See "Principal stockholders and ownership of management."

OUR CORPORATE INFORMATION

We were incorporated in Delaware in 1989. Our principal executive offices are located at Three Lincoln Centre, 5430 LBJ Freeway, Suite 1700, Dallas, Texas 75240, and our telephone number is (972) 233-1700. We maintain an internet web site at www.kronostio2.com. We have not incorporated by reference into this prospectus the information on our website, and you should not consider it to be part of this prospectus.

RISK FACTORS

We face risks operating our business, including risks that may prevent us from achieving our growth strategy. These risks include the following:

>> Demand for, and prices of, our products are cyclical and we may experience prolonged depressed market conditions for our products, which may adversely affect our financial condition and results of operations.

>> Our business may be adversely affected by international operations and fluctuations in currency exchange rates.

>> We sell our products in a mature and highly competitive industry and face price pressure in the markets in which we operate.

>>   Our leverage may impair our financial condition.

>> We have a limited number of suppliers for some of our raw materials, which could negatively affect us.

>> Our affiliates may have conflicts of interest with us, and these conflicts could adversely affect our business.

>> We are subject to many environmental and safety regulations that may result in unanticipated costs or liabilities.

>>   Various factors may hinder the declaration and payment of dividends.

>>   Covenant restrictions may limit our ability to operate our business.

>> Our ability to generate sufficient cash to meet our debt service and operating needs depends on many factors, some of which are beyond our control.

Please see "Risk factors" for more information regarding these risks.

THE OFFERING

Common stock we are offering.................   7,500,000 shares

Common stock to be outstanding
     immediately after this offering.........   56,446,049 shares, 46,029,815 of
                                                which will be owned by Harold C.
                                                Simmons and related parties.

Use of proceeds..............................   We   estimate   that   the   net
                                                proceeds   to   us   from   this
                                                offering  after expenses will be
                                                approximately $288.4 million, or
                                                approximately  $317.4 million if
                                                the underwriters' exercise their
                                                over-allotment  option  in full,
                                                assuming a public offering price
                                                of $40.20 per  share.  We intend
                                                to  use   approximately   $200.0
                                                million of the net  proceeds  of
                                                this   offering   to  repay  our
                                                outstanding  $200  million,   9%
                                                long-term   notes   payable   to
                                                affiliates   and   accrued   and
                                                unpaid    quarterly     interest
                                                thereon,  and the  remainder for
                                                general   corporate    purposes,
                                                which   may   include   possible
                                                acquisitions  of additional TiO2
                                                facilities   that   may   become
                                                available  in  the  future.  See
                                                "Use of proceeds."

Dividend policy...............................  In  each  of  the  first   three
                                                quarters  of  2004,  we  paid  a
                                                regular  quarterly  dividend  to
                                                stockholders  of $.25 per share.
                                                The  declaration  and payment of
                                                future        dividends       is
                                                discretionary,  and the  amount,
                                                if any,  will be dependent  upon
                                                our   results   of   operations,
                                                financial condition, contractual
                                                restrictions  and other  factors
                                                deemed  relevant by our board of
                                                directors.

New York Stock Exchange symbol................  "KRO"


The number of shares of our common stock outstanding after this offering is based on approximately 48,946,049 shares outstanding as of October 1, 2004.

The number of shares of our common stock to be outstanding immediately after this offering excludes:

>> 147,000 shares of our common stock available for future grant under our long-term incentive plan as of October 1, 2004; and

>>   750,000   shares  of  our  common  stock  that  may  be  purchased  by  the underwriters to cover over-allotments, if any.

Unless we specifically state otherwise, the information in this prospectus assumes that the underwriters do not exercise their option to purchase up to 750,000 shares of our common stock to cover over-allotments, if any.

Summary historical and pro forma consolidated financial and operating data

The following summary historical financial data with respect to the years ended December 31, 2001, 2002 and 2003 is derived from our audited consolidated financial statements included in this prospectus. The summary historical financial data for the six months ended June 30, 2003 and 2004, and as of June 30, 2004, is derived from our unaudited consolidated financial statements included in this prospectus. Such unaudited consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America ("GAAP") and include, in our opinion, all adjustments, consisting only of normal, recurring adjustments, necessary to present fairly our consolidated financial position, results of operations and cash flows. Our historical results of operations are not necessarily indicative of our results of operations expected for any future period, nor are our operating results for any interim period necessarily indicative of our operating results for any full year. The earnings per share and cash dividends per share data presented below has been restated to give effect to the September 2003 change in our capital structure discussed in note 1 to our consolidated financial statements in which the 1,000 shares of our common stock previously outstanding were reclassified in the form of a stock split into approximately
48.9 million shares of our common stock. Kronos' TiO2 operating statistics data is unaudited. You should read this data together with our consolidated financial statements and related notes and the information under "Selected historical consolidated financial and operating data" and "Management's discussion and analysis of financial condition and results of operations." The following pro forma summary unaudited financial data with respect to the year ended December 31, 2003 and the six months ended June 30, 2004, and with respect to June 30, 2004, has been derived from, and should be read in conjunction with, the unaudited pro forma condensed consolidated financial statements, which are included in this prospectus. Such pro forma unaudited financial data gives effect to this offering and the application of the net proceeds as described in "Use of proceeds." While such unaudited pro forma condensed consolidated financial statements are based on adjustments that we deem appropriate and that were factually supported based on currently available data, the pro forma information may not be indicative of what actual results would have been, nor does this information present our financial results for future periods.

                                                                                             Historical-Six           Pro
                                            Historical-Years ended             Pro            months ended           Forma-
                                                 December 31,                 Forma-            June 30,              Six
                                      ----------------------------------       Year       ---------------------      months
                                                                              ended                                  ended
                                                                             December                               June 30,
                                         2001       2002          2003       31, 2003        2003        2004         2004
                                       --------   --------      --------   ------------    --------    --------    -----------
                                                                (In millions, except per share data)

Statement of Income Data:
 Net sales                            $   835.1  $   875.2    $  1,008.2   $ 1,008.2      $   519.6   $   559.1    $   559.1
                                      =========  =========    ==========   =========      =========   =========    =========

 Gross Profit                         $   257.0  $   203.4    $    269.0   $   269.0      $   133.5   $   129.3    $   129.3
 Selling, general and
    administrative expenses                98.7      107.7         124.4        124.4          60.4        70.2         70.2
 Insurance recoveries, net                  7.2        -             -            -             -           -            -
 Other income (expense), net (1)           (3.5)      (4.2)        (12.1)       (12.1)         (5.4)        5.6          5.6
                                      ---------  ---------    ----------   ----------     ---------   ---------    ---------

    Income from operations                162.0       91.5         132.5        132.5          67.7        64.7         64.7

 Currency transaction gain                  -          6.3           -            -             -           -            -
 Insurance recoveries, net                 17.5        -             -            -             -           -            -
 Interest income                           36.0       23.1           1.7          1.7           1.2          .8           .8
 Interest expense                         (27.3)     (29.1)        (34.9)       (33.8)        (17.1)      (26.8)       (17.8)
                                      ---------  ---------    ----------   ----------     ---------   ---------    ---------

 Income before income taxes and
    minority interest                     188.2       91.8          99.3        100.4          51.8        38.7         47.7

 Provision for income taxes
    (benefit)                              33.7       25.5          11.7         12.1          (6.7)     (238.6)      (235.0)
 Minority interest                          -          -              .1           .1           -           -            -
                                      ---------  ---------    ----------   ----------     ---------   ---------    ---------

    Net income                        $   154.5  $    66.3    $     87.5   $     88.2     $    58.5   $   277.3    $   282.7
                                      =========  =========    ==========   =========      =========   =========    =========

 Net income per share                 $    3.16  $    1.35    $     1.79   $     1.79     $    1.19   $    5.67    $    5.24

 Cash dividends per share (2)         $     .62  $    2.27    $      .14        N/A       $     .14   $     .50        N/A

 Weighted average common shares
    outstanding                            48.9       48.9          48.9         49.3          48.9        48.9         53.9

                                                    Years ended December 31,                    Six months ended June 30,
                                      ---------------------------------------------------  ----------------------------------
                                            2001              2002              2003              2003              2004
                                      ---------------   ---------------    --------------  ----------------     -------------
                                                          (In millions, except TiO2 operating statistics)
Other operating data:

 Cash flows from:
    Operating activities              $   135.7         $   111.1         $    107.7        $    29.3         $    67.5
    Investing activities                  (33.7)            (34.6)             (35.4)           (14.7)            (10.5)
    Financing activities                  (99.0)            (93.9)             (61.8)           (27.4)            (24.5)
 Depreciation and amortization
    expense                                28.9              32.2               39.4             19.3              21.8
 Capital expenditures                      53.7              32.6               35.2             13.8              10.8
 Adjusted EBITDA (3)                      190.9             123.7              171.9             87.0              86.5

Kronos TiO2 operating statistics:

  Indexed average selling price
    (1990 = 100)                           89                81                 84               84                81

 Sales volumes*                           402               455                462              240               255
 Production volumes*                      412               442                476              237               240
 Production capacity at beginning
    of period*                            450               455                470              470               480
 Production rate as a percentage of
    capacity                               91%               96%              Full             Full              Full


                                                                  June 30, 2004
                                                       -----------------------------------
                                                           Historical          Pro Forma
                                                       -----------------   ---------------
                                                                  (In millions)

Balance sheet data:
   Cash and cash equivalents                           $       88.4        $      176.8
   Working capital (4)                                        351.7               440.1
   Total assets                                             1,251.4             1,339.8
   Total debt, including current maturities                   546.8               346.8
   Common stockholders' equity                                406.5               694.9

-------------------------------

*    Metric tons in thousands

(1) Other income (expense), net, includes currency transaction gains (losses), gains and losses from the disposition of property and equipment, corporate expense and other operating income and expense.

(2) Excludes our December 2003 dividend to NL in the form of a $200 million long-term note payable. See note 11 to our consolidated financial statements. On September 24, 2004, NL transferred $168.6 million principal amount of such $200.0 million note to Valhi and a wholly-owned subsidiary of Valhi in connection with a transaction involving these companies.

(3) Adjusted EBITDA is defined as earnings before minority interest, provision for income taxes (benefit), interest expense, nonoperating interest income, insurance recoveries, net, currency transaction gain and depreciation and amortization expense. Adjusted EBITDA is a non-GAAP measure. For this purpose, a non-GAAP measure is generally defined by the SEC as a financial measure that purports to measure financial position, results of operations or cash flows, but excludes or includes amounts that would not be so adjusted in the most comparable GAAP measure. We exclude nonoperating interest income, insurance recoveries, net and currency transaction gain from our definition of adjusted EBITDA because they are not related to our TiO2 operations and we believe including such items in our adjusted EBITDA would not be representative of our ongoing operations. We have included adjusted EBITDA in this prospectus because our management considers it an important supplemental measure of our performance and believes that it is frequently used by securities analysts, investors and other interested parties in the evaluation of companies in our industry. Management believes adjusted EBITDA is also a useful tool for measuring our ability to meet our future debt service, capital expenditures and working capital requirements. In addition, we utilize adjusted EBITDA in evaluating acquisition targets. Adjusted EBITDA is not a substitute for the GAAP measures of net income (a performance measure) or cash flows from operating activities (a liquidity measure), and it is not necessarily a measure of our ability to fund our cash needs. In addition, it should be noted that companies calculate adjusted EBITDA differently and, therefore, adjusted EBITDA as presented in this prospectus may not be comparable to adjusted EBITDA reported by other companies. Adjusted EBITDA has material limitations as a performance measure because it excludes, among other things, interest expense, depreciation and amortization expense and income tax expense, each of which is a necessary element of our costs and operations. Adjusted EBITDA has material limitations as a liquidity measure because it excludes, among other things, changes in assets and liabilities that are included in the calculation of cash flows from operating activities. Therefore, you should not consider adjusted EBITDA in isolation of, or as a substitute for, our financial performance or liquidity as calculated in accordance with GAAP. We compensate for these limitations by relying primarily on our GAAP results and by using adjusted EBITDA only supplementally. The following table reconciles adjusted EBITDA to net income and cash flows from operating activities for the periods presented.

Reconciliation of Adjusted EBITDA to Net Income and Cash Flows from Operating Activities

                                             Year ended December 31,                  Six months ended June 30,
                                 --------------------------------------------    -----------------------------------
                                       2001            2002            2003             2003             2004
                                 ---------------   ------------   -----------    ----------------  -----------------
                                                                    (In millions)

Adjusted EBITDA                   $   190.9       $   123.7        $    171.9     $    87.0         $    86.5
Adjustments to reconcile
 adjusted EBITDA to net income:
 Currency transaction gain              -               6.3               -             -                 -
 Insurance recoveries, net             17.5             -                 -             -                 -
 Interest income                       36.0            23.1               1.7           1.2               0.8
 Interest expense                     (27.3)          (29.1)            (34.9)        (17.1)            (26.8)
 Depreciation and amortization
    expense                           (28.9)          (32.2)            (39.4)        (19.3)            (21.8)
 Provision for income taxes
    (benefit)                         (33.7)          (25.5)            (11.7)          6.7             238.6
 Minority interest                      -               -                (0.1)          -                 -
                                  ---------       ---------         ---------      --------          --------

    Net income                        154.5            66.3              87.5          58.5             277.3

Adjustments to reconcile
 net income from
 operating activities:
 Depreciation and amortization
    expense                            28.9            32.2              39.4          19.3              21.8
 Deferred income taxes                 (4.2)           10.8              36.5           5.9            (245.1)
 Distributions from TiO2
    manufacturing joint
    venture, net                       11.3             8.0               0.9           0.8               8.3
 Change in assets and
    liabilities, net                  (12.5)           16.2             (52.6)        (54.3)              3.1
 Insurance recoveries, net            (17.5)            -                 -             -                 -
 Noncash interest income from
    affiliates                        (22.2)          (20.6)              -             -                 -
 Other, net                            (2.6)           (1.8)             (4.0)         (0.9)              2.1
                                  ---------       ---------         ---------      --------          --------

    Cash flows from operating
      activities                  $   135.7       $   111.1        $    107.7     $    29.3         $    67.5
                                  =========       =========        ==========     =========         =========


(4) Working capital is defined as current assets less current liabilities.

Risk factors

Investing in our common stock involves a high degree of risk. In addition to the other information in this prospectus, you should carefully consider the risks described below before purchasing our common stock. If any of the following risks actually occurs, our business, results of operations or financial condition will likely suffer. As a result, the trading price of our common stock may decline, and you might lose part or all of your investment.

RISKS RELATED TO OUR BUSINESS

Demand for, and prices of, our products are cyclical and we may experience prolonged depressed market conditions for our products, which may adversely affect our financial condition and results of operations.

Substantially all of our revenue is attributable to sales of TiO2. Pricing within the global TiO2 industry over the long term is cyclical, and changes in industry economic conditions, especially in Western industrialized nations, can significantly impact our earnings and operating cash flows. Our average TiO2 selling prices were generally decreasing during all of 2001 and the first quarter of 2002, were generally flat during the second quarter of 2002, were generally increasing during the third and fourth quarters of 2002 and the first quarter of 2003, were generally flat during the second quarter of 2003, were generally decreasing during the third and fourth quarters of 2003 and the first quarter of 2004, were generally flat during the second quarter of 2004 and were generally increasing in the third quarter of 2004. We may be affected by any existing or future cyclical changes, and such conditions may be sustained or further aggravated by anticipated or unanticipated changes in economic conditions or other events.

The demand for TiO2 during a given year is also subject to annual seasonal fluctuations. TiO2 sales are generally higher in the first half of the year than in the second half of the year due in part to the increase in paint production in the spring to meet the spring and summer painting season demand.

Our  business  may  be  adversely  affected  by  international   operations  and
fluctuations in currency exchange rates.

We conduct a significant portion of our business in several jurisdictions outside of the United States and are subject to risks normally associated with international operations. Risks of international operations include trade barriers, tariffs, exchange controls, national and regional labor strikes, social and political risks, general economic risks, seizures, nationalizations, compliance with a variety of foreign laws, including tax laws, and the difficulty in enforcing agreements and collecting receivables through foreign legal systems, all of which may expose us to risk of loss.

We are also exposed to risks related to the prices that we receive for our products and the need to convert currencies that we may receive for some of our products into currencies required to pay some of our debt, or into currencies in which we purchase certain raw materials or pay for certain services, all of which could result in a gain or loss depending on fluctuations in exchange rates.

We sell our products in a mature and highly competitive industry and face price pressures in the markets in which we operate.

The global markets in which we operate our business are highly competitive. Competition is based on a number of factors, such as price, product quality and service. Some of our competitors may be able to drive down prices for our products because their costs are lower than ours. In addition, some of our competitors' financial, technological and other resources may be greater than ours, and such competitors may be better able to withstand changes in market conditions. Our competitors may be able to respond more quickly than we can to new or emerging technologies and changes in customer requirements. Further, consolidation of our competitors or customers in any of the industries in which we compete may have an adverse effect on us. The occurrence of any of these events could have a material adverse effect on our business, financial condition and results of operations or cash flows.

Our leverage may impair our financial condition.

We have a significant amount of debt. As of June 30, 2004, our outstanding debt was $546.8 million. As of June 30, 2004, after giving effect to the sale of common stock in this offering and the application of the net proceeds from this offering as described under "Use of proceeds," our total consolidated debt would be $346.8 million, consisting principally of $346.4 million relating to the senior notes of Kronos International, Inc., or KII, one of our wholly-owned subsidiaries.

As of June 30, 2004, KII's subsidiaries had unused borrowing availability of the equivalent of approximately $95 million under their European revolving credit facility, our Canadian operating subsidiary had $11 million available for borrowing under its credit facility, our U.S. operating subsidiary had $40 million available for borrowing under its credit facility and certain of our non-U.S. subsidiaries had an additional approximately $4 million available under other facilities. Subject to specified limitations, the indenture governing KII's senior notes permits KII and its subsidiaries to incur additional debt, while the terms of the European revolving credit facility and the Canadian and U.S. credit facilities generally limit additional indebtedness for those entities.

Our current and future level of debt could have important consequences to you, including:

>> increasing our vulnerability to adverse general economic and industry conditions;

>> requiring that a substantial portion of our cash flow from operations be used for the payment of interest on our debt thereby reducing our ability to use our cash flow to fund working capital, capital expenditures, acquisitions, dividends and general corporate requirements;

>>   limiting our ability to obtain additional  financing to fund future working
     capital,   capital   expenditures,   acquisitions  and  general   corporate
     requirements;

>> limiting our flexibility in planning for, or reacting to, changes in our business and the industry in which we operate; and

>> placing us at a competitive disadvantage relative to other less leveraged competitors.

We have a limited number of suppliers for some of our raw materials, which could negatively affect us.

The number of sources for, and availability of, certain raw materials is specific to the particular geographical region in which a facility is located. We purchase titanium-bearing ores from three suppliers in different countries under multiple-year agreements. Political and economic instability in the countries from which we purchase our raw material supplies could adversely affect the availability of such feedstock. Should our vendors not be able to meet their contractual obligations or should we be otherwise unable to obtain necessary raw materials, we may incur higher costs for raw materials or may be required to reduce production levels, which may have a material adverse effect on our financial position, results of operations or liquidity.

Our affiliates may have conflicts of interest with us, and these conflicts could adversely affect our business.

After the completion of the offering, NL, Valhi and a wholly-owned subsidiary of Valhi will own approximately 81% of the outstanding shares of our common stock (80% if the over-allotment option is exercised in full). For so long as these entities retain their ownership of our shares, they will have the power to influence our business strategy, including decisions relating to the pursuit of transactions and commercial opportunities. In addition, although we, NL and Valhi each have independent non-employee directors serving on the respective boards of directors, a majority of the members of NL's board of directors, and three of the seven members of Valhi's board of directors, also serve on our board of directors. Currently, two of our non-employee directors do not serve on the board of directors of either NL or Valhi, and these non-employee directors will generally resolve any conflicts of interests that may arise between us, on one hand, and Valhi or NL, on the other hand. Certain executive officers of Valhi and NL also serve as our executive officers. See "Management." Furthermore, under intercorporate service agreements between Contran and us, Contran provides certain management, financial and administrative services to us on a fee basis. These circumstances could create potential conflicts of interest when our directors and management are faced with decisions that could have different implications for us, on one hand, and Valhi or NL, on the other hand. Examples of these types of decisions might include the resolution of disputes arising out of the agreements governing the provision of services to us, our issuance of additional securities, our payment of dividends, the pursuit of specific business opportunities available to us or other circumstances in which there are adverse interests. Also, the appearance of conflicts, even if such conflicts do not materialize, might adversely affect the public's perception of us. No specific procedures are in place that govern the treatment of transactions among us and related entities, although such entities may implement specific procedures as appropriate for particular transactions. In addition, under applicable principles of law, in the absence of stockholder ratification or approval by directors who may be deemed disinterested, transactions involving contracts among companies under common control must be fair to all companies involved. Furthermore, directors of companies owe fiduciary duties of good faith and fair dealing to all stockholders of the companies for which they serve. See "Certain relationships and related transactions."

We are subject to many environmental and safety regulations that may result in unanticipated costs or liabilities.

We are subject to extensive laws, regulations, rules and ordinances relating to the protection of the environment, including those governing the discharge of pollutants in the air and water and the generation, management and disposal of hazardous substances and wastes or other materials. We may incur substantial costs, including fines, damages and criminal penalties or civil sanctions, or experience interruptions in our operations for actual or alleged violations or compliance requirements arising under environmental laws. Our operations could result in violations under environmental laws, including spills or other releases of hazardous substances to the environment. Some of our operating facilities are in densely populated urban areas or in industrial areas adjacent to other operating facilities. In the event of an accidental release or catastrophic incident, we could incur material costs as a result of addressing such an event and in implementing measures to prevent such incidents. Given the nature of our business, violations of environmental laws may result in restrictions imposed on our operating activities, substantial fines, penalties, damages or other costs, including as a result of private litigation, any of which could have a material adverse effect on our business, financial condition, results of operations or cash flows.

Our production facilities have been used for a number of years to manufacture products or conduct mining operations. We may incur additional costs related to compliance with environmental laws applicable to our historic operations and these facilities. In addition, we may incur significant expenditures to comply with existing or future environmental laws. Costs relating to environmental matters will be subject to evolving regulatory requirements and will depend on the timing of promulgation and enforcement of specific standards that impose requirements on our operations. Costs beyond those currently anticipated may be required under existing and future environmental laws.

Various factors may hinder the declaration and payment of dividends.

The payment of dividends is subject to the discretion of our board of directors, and various factors may cause the board to determine not to continue to pay dividends. Such factors include our financial position, results of operations, capital requirements and liquidity, any loan or other agreement restrictions, governmental requirements and such other factors as our board of directors may consider relevant. Our assets consist primarily of investments in our operating subsidiaries. Our cash flow and ability to pay dividends depend upon cash dividends and distributions or other transfers from our subsidiaries. In addition, any payment of dividends, distributions, loans or advances to us by our subsidiaries could be subject to restrictions on, or taxation of, dividends or repatriation of earnings under applicable local law, monetary transfer restrictions and foreign currency exchange regulations in the jurisdictions in which our subsidiaries operate, and any restrictions imposed by the current and future debt instruments of our subsidiaries. Such payments to us by our subsidiaries are contingent upon our subsidiaries' earnings. See "Dividend policy."

Covenant restrictions may limit our ability to operate our business.

Our subsidiaries are subject to obligations under various financing arrangements that contain, among other things, covenants that may restrict our ability to finance future operations or capital needs or to engage in other business activities. These covenants include, among other things, restrictions on our subsidiaries' ability to:

>>   borrow money, pay dividends or make distributions;

>>   purchase or redeem stock;

>>   make investments and extend credit;

>>   engage in transactions with affiliates;

>>   engage in sale-leaseback transactions;

>>   freely distribute the proceeds from certain asset sales;

>> effect a consolidation or merger or sell, transfer, lease or otherwise dispose of all or substantially all of our assets; and

>>   create liens on our assets.

In addition, these financing arrangements require our subsidiaries to maintain specified financial ratios and satisfy certain financial tests, which may require that action be taken to reduce debt or to act in a manner contrary to our long-term business objectives. Events beyond our control, including changes in general business and economic conditions, may affect our ability to meet those financial ratios and satisfy certain financial covenants. We may not meet those tests and lenders may not waive any failure to meet those tests. A breach of any of these covenants would result in a default under one or more of these credit facilities. A default under the European revolving credit facility may result in a default under the indenture governing KII's senior notes. If any such event of default occurs, the lenders could elect to declare all amounts outstanding thereunder, together with accrued interest, to be immediately due and payable.

Our ability to generate sufficient cash to meet our debt service and operating needs depends on many factors, some of which are beyond our control.

Our ability to make payments on and refinance our debt and to fund planned capital expenditures depends on our future ability to generate cash flow. To some extent, this ability is subject to general economic, financial, competitive, legislative and regulatory and other factors that are beyond our control. In addition, our ability to borrow funds under our subsidiaries' credit facilities in the future will depend on these subsidiaries' ability to maintain specified financial ratios and satisfy certain financial covenants contained in the credit agreements. Our business may not generate cash flow from operations or have adequate access to credit facilities in amounts sufficient to enable us to pay our debt or to fund other liquidity needs. As a result, we may need to refinance all or a portion of our debt before maturity, and it is likely that we will need to refinance all or a portion of our debt on maturity. The European revolving credit facility and our U.S. subsidiaries' credit facility both mature in 2005, while the Canadian credit facility matures in 2009. We may not be able to refinance any of our debt on favorable terms, if at all. Any inability to generate sufficient cash flow or refinance our debt on favorable terms could have a material adverse effect on our financial condition.

We  may  pursue   acquisitions,   dispositions  and  joint  ventures  and  other
transactions that may impact our results of operations and financial condition.

We seek opportunities to maximize efficiency and create stockholder value through various transactions. These transactions may include various business combinations, purchases or sales of assets or contractual arrangements or joint ventures that are intended to result in the realization of synergies, the creation of efficiencies or the generation of cash to reduce debt. To the extent permitted under our credit facilities and other debt agreements, some of these transactions may be financed by additional borrowings by us. These transactions could adversely affect our results of operations in the short term because of the costs associated with such transactions.

If we are unable to integrate or to successfully manage any business we may acquire in the future, our business, financial condition and results of operations could be adversely affected. We may not be able to realize the operating efficiencies, synergies, cost savings or other benefits expected from the acquisitions for a number of reasons, including the following:

>> we may fail to integrate the businesses we acquire into a cohesive, efficient enterprise;

>> our resources, including management resources, are limited and may be strained if we engage in a significant number of acquisitions, and acquisitions may divert our management's attention from initiating or carrying out programs to save costs or enhance revenues; and

>> our failure to retain key employees and contracts of the businesses we acquire.

If our patents are declared invalid or our trade secrets become known to competitors, our ability to compete may be adversely affected.

Protection of our proprietary processes and other technology is important to our competitive position. Consequently, we rely on judicial enforcement for protection of our patents, and our patents may be challenged, invalidated, circumvented or rendered unenforceable. Furthermore, if any pending patent application filed by us does not result in an issued patent, or if patents are issued to us but such patents do not provide meaningful protection of our intellectual property, then the use of any such intellectual property by our competitors could have a material adverse effect on our business, financial condition, results of operations or cash flows. Additionally, our competitors or other third parties may obtain patents that restrict or preclude our ability to lawfully produce or sell our products in a competitive manner, which could have a material adverse effect on our business, financial condition, results of operations or cash flows.

We also rely on unpatented proprietary know-how and continuing technological innovation and other trade secrets to develop and maintain our competitive position. Although it is our practice to enter into confidentiality agreements to protect our intellectual property, because these confidentiality agreements may be breached, such agreements may not provide sufficient protection for our trade secrets or proprietary know-how, or adequate remedies may not be available in the event of an unauthorized use or disclosure of such trade secrets and know-how. In addition, others could obtain knowledge of such trade secrets through independent development or other access by legal means. The failure of our patents or confidentiality agreements to protect our processes, apparatuses, technology, trade secrets or proprietary know-how could have a material adverse effect on our business, financial condition, results of operations or cash flows.

Loss of key personnel or our ability to attract and retain new qualified personnel could hurt our business and inhibit our ability to operate and grow successfully.

Our success in the highly competitive markets in which we operate will continue to depend to a significant extent on our leadership team and other key management personnel. We may not be able to retain our current management personnel and we may not be able to recruit qualified individuals to join our management team, including recruiting qualified individuals to replace any of our current personnel that may leave in the future. The loss of any of these individuals could have a material adverse effect on our business.

Our relationships with our union employees could deteriorate, which could adversely impact our operations.

As of June 30, 2004, we employed approximately 2,370 full-time persons. A significant number of our non-U.S. employees are subject to arrangements similar to collective bargaining arrangements. We may not be able to negotiate labor agreements with respect to these employees on satisfactory terms or at all. If our employees were to engage in a strike, work stoppage or other slowdown, we could experience a significant disruption of our operations or higher ongoing labor costs, which could adversely affect our business and financial condition and results of operations. In addition, if our other employees were to become unionized, we could experience a disruption of our operations and incur higher ongoing labor costs, which could adversely affect our business, financial condition and results of operations.

RISKS RELATED TO THIS OFFERING

The market price of our common stock could be adversely affected by sales of our common stock in this offering, subsequent sales of substantial amounts of our common stock in the public markets and the issuance of additional shares of common stock in future offerings.

As of October 1, 2004, 2,916,234 shares of our common stock not owned by our affiliates were outstanding, representing approximately 6% of our outstanding common stock. The sale of shares in this offering could depress the market price of our common stock.

Sales of a substantial number of shares of our common stock in the public market after this offering or the perception that these sales may occur could cause the market price of our common stock to decline. In addition, the sale of these shares in the public market could impair our ability to raise capital through the sale of additional common or preferred stock.

Upon the completion of this offering, we will have 56,446,049 shares of common stock outstanding (57,196,049 shares if the underwriters' over-allotment option is exercised in full). Parties related to us will own 46,029,815 of these shares. Our affiliates will be free to sell shares, subject to the limitations of Rule 144 or Rule 144(k) under the Securities Act of 1933, as amended.

An aggregate of 81% of our common stock immediately following this offering will be held by Valhi and NL, and some or all of such stock, by pledge of such stock or otherwise, may be subject to rights of creditors of Valhi or NL. Should either Valhi or NL experience a need for liquidity or a creditor of Valhi or NL exercise rights to such stock, some or all of our common stock may be sold in the open market or otherwise, which could adversely affect the market price for our common stock.

We cannot predict when any of our affiliates may sell their shares or in what volumes. The market price of our common stock could decline significantly if any of our affiliates sells a large number of shares into the public market after this offering or if the market believes that these sales may occur. In connection with this offering, we, along with our executive officers, directors and certain of our stockholders, will have agreed prior to the commencement of this offering, subject to limited exceptions, not to sell or transfer any shares of common stock for 120 days after the date of this prospectus without consent of UBS Securities LLC.

In addition, in the future, we may issue shares of our common stock in connection with acquisitions of assets or businesses. If we use our shares for this purpose, the issuances could have a dilutive effect on the value of your shares, depending on market conditions at the time of an acquisition, the price we pay, the value of the business or assets acquired, and our success in exploiting the properties or integrating the businesses we acquire and other factors.

The public offering price of our common stock in this offering may not be indicative of the market price of our common stock after this offering and our stock price may be volatile.

During the second quarter of 2004, the average daily trading volume for our common stock as reported by the New York Stock Exchange, or the NYSE, was approximately 6,800 shares. A more active market for our common stock may not develop or may not be sustained after this offering. The public offering price of our common stock in this offering will be determined by negotiations between representatives of the underwriters and us, and this price may not be indicative of the market price for our common stock after this offering. The market price of our common stock could be subject to significant fluctuations after this offering and may decline below the public offering price. You may not be able to resell your shares at or above the public offering price. The following factors could affect our stock price:

>>   our operating and financial performance and prospects;

>> quarterly variations in the rate of growth of our financial indicators, such as net income per share, net income, revenues, cash flow per share and cash flow from operations;

>> changes in revenue or earnings estimates or publication of research reports by analysts;

>>   speculation in the press or investment community;

>>   sales of our common stock by our major stockholders;

>>   conditions generally affecting the TiO2 industry;

>>   general market conditions, including fluctuations in TiO2 prices; and

>> domestic and international economic, legal and regulatory factors unrelated to our performance.

Since our common stock became publicly traded in December 2003 and through August 2004, certain of our affiliates have purchased our common stock in open market transactions from time to time, as disclosed in public filings with the SEC pursuant to the Securities Exchange Act of 1934 which discloses purchases in material amounts prior to June 2004, and such purchases may have impacted the historical market price for our stock. Such affiliates have ceased any further open market transactions in our common stock as of the end of August 2004, and will not effect any such transactions until the completion of this offering. Thereafter, such affiliates may continue purchases or make sales of our common stock in open market transactions, which may impact the market price for our stock in the future.

The stock markets in general have experienced extreme volatility that has often been unrelated to the operating performance of particular companies. These broad market fluctuations may adversely affect the trading price of our common stock.

It may be difficult for a third party to acquire us, which could discourage or prevent a change of control or merger transaction.

After the completion of this offering, parties related to us will own approximately 82% of the voting power of our common stock. For as long as our affiliates own a majority of our common stock, a takeover of our company will require their approval.

In addition, provisions of our certificate of incorporation and bylaws may discourage, delay or prevent a merger or other change in control that a stockholder may consider favorable.

Special note regarding forward-looking statements

As provided by the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, statements in this prospectus relating to matters that are not historical facts are forward-looking statements that represent management's beliefs and assumptions based on currently available information. Forward-looking statements can be identified by the use of words such as "believes," "intends," "may," "should," "could," "anticipates," "expected" or comparable terminology, or by discussions of strategies or trends. Although we believe that the expectations reflected in such forward-looking statements are reasonable, we cannot give any assurances that these expectations will prove to be correct. Such statements by their nature involve substantial risks and uncertainties that could significantly impact expected results, and actual future results could differ materially from those described in such forward-looking statements. While it is not possible to identify all factors, we continue to face many risks and uncertainties. Among the factors that could cause actual future results to differ materially are the risks and uncertainties discussed in this prospectus and those described from time to time in our other filings with the SEC including, but not limited to, the following:

>>   future supply and demand for our products;

>>   the cyclicality of our businesses;

>> customer inventory levels (such as the extent to which our customers may, from time to time, accelerate purchases of TiO2 in advance of anticipated price increases or defer purchases of TiO2 in advance of anticipated price decreases);

>>   changes in raw material and other operating costs (such as energy costs);

>>   the possibility of labor disruptions or shortages in raw materials;

>> general global economic and political conditions (such as changes in the level of gross domestic product in various regions of the world and the impact of such changes on demand for TiO2);

>>   competitive products and substitute products;

>>   customer and competitor strategies;

>>   the impact of pricing and production decisions;

>>   competitive technology positions;

>>   the introduction of trade barriers;

>> fluctuations in currency exchange rates (such as changes in the exchange rate between the U.S. dollar and each of the euro, the Norwegian kroner and the Canadian dollar);

>>   operating  interruptions  (including,  but not limited to, labor  disputes,
     leaks,   fires,   explosions,   unscheduled   or  unplanned   downtime  and
     transportation interruptions);

>>   our ability to renew or refinance credit facilities;

>> the ultimate outcome of income tax audits, tax settlement initiatives or other tax matters;

>> environmental matters (such as those requiring emission and discharge standards for existing and new facilities);

>> the ultimate ability to utilize income tax attributes, the benefit of which has been recognized under the "more-likely-than-not" recognition criteria (such as our ability to utilize the benefit of our German net operating loss carryforwards);

>>   government laws and regulations and possible changes therein;

>>   the ultimate resolution of pending litigation; and

>>   possible future litigation.

Should one or more of these risks materialize (or the consequences of such a development worsen), or should the underlying assumptions prove incorrect, actual results could differ materially from those forecasted or expected.

Market share, ranking and other data

We have obtained some of the market data that we use in this prospectus from independent industry sources. Market data obtained in this manner include the size and growth rates for TiO2 products and markets. We have not independently verified that data. Other data including market share, ranking and similar such information contained in this prospectus is based either on management's own estimates, industry publications or other published independent sources but, in each case, are believed by management to be reasonable estimates. Data of this nature is subject to change and cannot always be verified with complete certainty due to limits on the availability and reliability of raw data, the voluntary nature of the data gathering process and other limitations and uncertainties.

Use of proceeds

We estimate that we will receive net proceeds of approximately $288.4 million from the sale of the shares of our common stock in this offering after deducting underwriting discounts and commissions and estimated offering expenses payable by us. If the underwriters' over-allotment option is exercised in full, we estimate that our net proceeds will be approximately $317.4 million.

We intend to use approximately $200.0 million of the net proceeds of this offering to repay our outstanding $200 million long-term notes payable to affiliates and accrued unpaid and quarterly interest thereon. The notes bear interest at 9% per annum. Interest on the long-term notes is payable quarterly with the principal and all accrued and unpaid interest due at maturity on December 31, 2010. We intend to use the remainder of the net proceeds for general corporate purposes, which may include possible acquisitions of additional TiO2 facilities that may become available in the future.

Dividend policy

In each of the first three quarters of 2004, we paid a regular quarterly dividend to stockholders of $.25 per share. The declaration and payment of future dividends is discretionary, and the amount, if any, will be dependent upon our results of operations, financial condition, contractual restrictions and other factors deemed relevant by our board of directors. Certain of our subsidiaries are parties to credit agreements that, among other things, limit their ability to pay dividends. See note 8 to our consolidated financial statements.

Prior to December 2003, we were a wholly-owned subsidiary of NL. On December 8, 2003, NL completed a distribution to its stockholders of approximately 48.8% of our outstanding common stock (including to Valhi and a wholly-owned subsidiary of Valhi). Stockholders of NL received one share of our common stock for every two shares of NL common stock outstanding as of the close of business on November 17, 2003, the record date for the distribution.

Price range of common stock

Our common stock is listed and traded on the New York Stock Exchange under the symbol "KRO." As of October 1, 2004, there were approximately 5,300 holders of record of common stock. Our common stock commenced trading on December 8, 2003. The following table sets forth, for the periods indicated, the high and low sales prices per share for our common stock, as reported on the NYSE Composite
Tape:

                                                                                High          Low
                                                                             -----------  -------------
         2003
         Fourth Quarter (December 8 through December 31).................    $    24.79   $    16.00

         2004
         First Quarter...................................................    $    33.75   $    21.51
         Second Quarter..................................................         34.48        29.00
         Third Quarter...................................................         39.70        30.80
         Fourth Quarter (through October 5)..............................         40.20        38.61

On October 5, 2004, the closing price of our common stock according to the NYSE Composite Tape was $40.20.

Capitalization

The following table sets forth our capitalization as of June 30, 2004:

>>   on an actual basis;

>> on a pro forma basis to give effect to our sale of 7,500,000 shares of common stock in this offering and the application of the net proceeds from this offering as described under "Use of proceeds."

This information should be read in conjunction with our consolidated financial statements and related notes, unaudited pro forma condensed consolidated financial statements and related notes and "Management's discussion and analysis of financial condition and results of operations."

                                                                                     As of June 30, 2004
                                                                              -------------------------------
                                                                                   Actual          Pro forma
                                                                               ------------    --------------
                                                                                   (In millions of dollars)
                                                                                         (unaudited)

Cash and cash equivalents................................................     $        88.4     $       176.8
                                                                              =============     =============

Noncurrent liabilities:
   Long-term debt........................................................     $       346.7     $       346.7
   Note payable to affiliate.............................................             200.0             -
                                                                              -------------     -------------
                                                                                      546.7             346.7

Minority interest........................................................                .5                .5

Stockholders' equity:
   Preferred stock, $.01 par value, 100,000 shares authorized,                          -                 -
     no shares issued and outstanding....................................
   Common stock, $.01 par value, 60,000,000 shares authorized,
     48,946,049 shares issued and outstanding actual; 56,446,049 shares
     issued and outstanding pro forma....................................                .5                .6
   Additional paid-in capital............................................           1,060.2           1,348.5
   Retained deficit......................................................            (476.4)           (476.4)
   Accumulated other comprehensive loss:
     Currency translation................................................            (138.8)           (138.8)
     Pension liabilities.................................................             (39.0)            (39.0)
                                                                              -------------     -------------

     Total stockholders' equity..........................................             406.5             694.9
                                                                              -------------     -------------

     Total capitalization................................................     $       953.7     $     1,042.1
                                                                              =============     =============

>> The number of shares of our common stock to be outstanding after the offering does not include 147,000 shares available for future grant under our long-term incentive plan.

Selected historical consolidated financial and operating data

The following selected historical financial data with respect to the years ended December 31, 2001, 2002 and 2003, and as of December 31, 2002 and 2003, is derived from our audited consolidated financial statements included in this prospectus. The selected historical financial data for the year ended December 31, 2000, and as of December 31, 2001, is derived from our audited consolidated financial statements. The selected historical financial data for the year ended December 31, 1999, and as of December 31, 1999 and 2000, is derived from our unaudited consolidated financial statements. The selected historical financial data for the six months ended June 30, 2003 and 2004, and as of June 30, 2003 and 2004, is derived from our unaudited consolidated financial statements included in this prospectus. Such unaudited consolidated financial statements have been prepared in accordance with GAAP and, in the case of such interim consolidated financial statements, include, in our opinion, all adjustments, consisting only of normal, recurring adjustments, necessary to present fairly our consolidated financial position, results of operations and cash flows. Our historical results of operations are not necessarily indicative of our results of operations expected for any future period, nor are our operating results for any interim period necessarily indicative of our operating results for any full year. The earnings per share and cash dividends per share data presented below has been restated to give effect to the September 2003 change in our capital structure discussed in note 1 to our consolidated financial statements in which the 1,000 shares of our common stock previously outstanding were reclassified in the form of a stock split into approximately 48.9 million shares of our common stock. Kronos' TiO2 operating statistics data is unaudited. The following selected historical financial data should be read in conjunction with our consolidated financial statements and "Management's discussion and analysis of financial condition and results of operations."

                                                                                                          Six months ended
                                                         Years ended December 31,                             June 30,
                                      --------------------------------------------------------------  -----------------------
                                         1999         2000         2001         2002         2003         2003         2004
                                      -----------  -----------  ----------   ----------  -----------  -----------  ----------
                                                                             (In millions)

Statement of Income Data:
 Net sales                            $   908.4    $   922.3    $   835.1    $   875.2    $  1,008.2   $   519.6   $   559.1
                                      =========    =========    =========    =========    ==========   =========   =========

 Gross Profit                         $   246.1    $   311.9    $   257.0    $   203.4    $    269.0   $   133.5   $   129.3
 Selling, general and
    administrative expenses               116.9        107.6         98.7        107.7         124.4        60.4        70.2
 Insurance recoveries, net                  -            -            7.2          -             -           -           -
 Other income (expense), net (1)            9.9         (1.1)        (3.5)        (4.2)        (12.1)       (5.4)        5.6
                                      ---------    ---------    ---------    ---------     ---------   ---------    --------

    Income from operations                139.1        203.2        162.0         91.5         132.5        67.7        64.7

 Currency transaction gain                  -            -            -            6.3           -           -           -
 Insurance recoveries, net                  -            -           17.5          -             -           -           -
 Interest income                            3.4         23.7         36.0         23.1           1.7         1.2         0.8
 Interest expense                         (40.1)       (31.0)       (27.3)       (29.1)        (34.9)      (17.1)      (26.8)
                                      ---------    ---------    ---------    ---------     ---------   ---------    --------

 Income before income taxes and
    minority interest                     102.4        195.9        188.2         91.8          99.3        51.8        38.7

 Provision for income taxes
    (benefit) (2)                         (23.6)        65.6         33.7         25.5          11.7        (6.7)     (238.6)
 Minority interest                          0.1          0.1          -            -             0.1         -           -
                                      ---------    ---------    ---------    ---------     ---------   ---------    --------

    Net income                        $   125.9    $   130.2    $   154.5    $    66.3    $     87.5   $    58.5   $   277.3
                                      =========    =========    =========    =========    ==========   =========   =========

                                                                                                          Six months ended
                                                           Years ended December 31,                             June 30,
                                      --------------------------------------------------------------  -----------------------
                                         1999         2000         2001         2002           2003         2003         2004
                                      -----------  -----------  ----------   ----------  -----------  -----------  ----------
                                                 (In millions, except per share data and TiO2 operating statistics)

 Net income per share                 $     2.57 $     2.66   $     3.16    $     1.35     $      1.79 $     1.19   $     5.67

 Cash dividends per share (3)         $     0.61 $     1.12   $     0.62    $     2.27     $      0.14 $     0.14   $     0.50

 Weighted average common shares
    outstanding                            48.9       48.9         48.9          48.9            48.9       48.9         48.9

 Cash and cash equivalents            $   103.1   $    53.0    $    54.7    $    40.7     $     55.9   $    29.6    $    88.4
 Working capital (4)                      197.5       171.9        198.6        231.5          331.5       296.6        351.7
 Total assets                             973.6       893.4        910.1        988.5        1,121.9     1,014.3      1,251.4
 Total debt, including current
    maturities                            340.4       266.1        242.7        370.5          556.7       361.2        546.8
 Common stockholders' equity              310.9       346.6        378.5        314.2          159.4       353.4        406.5

Other operating data:

 Cash flows from:
    Operating activities              $   124.6   $   154.7    $   135.7    $   111.1     $    107.7   $    29.3    $    67.5
    Investing activities                  (30.4)      (31.0)       (33.7)       (34.6)         (35.4)      (14.7)       (10.5)
    Financing activities                  (48.8)     (172.2)       (99.0)       (93.9)         (61.8)      (27.4)       (24.5)
 Depreciation and amortization
    expense                                33.0        29.0         28.9         32.2           39.4        19.3         21.8
 Capital expenditures                      32.7        31.1         53.7         32.6           35.2        13.8         10.8
 Adjusted EBITDA (5)                      172.1       232.2        190.9        123.7          171.9        87.0         86.5

Kronos TiO2 operating statistics:
 Indexed average selling price
    (1990 = 100)                           87          92           89           81             84          84           81

 Sales volumes*                           427         436          402          455            462         240          255
 Production volumes*                      411         441          412          442            476         237          240
 Production capacity at beginning
    of period*                            440         440          450          455            470         470          480
 Production rate as a percentage of
    capacity                               93%       Full           91%          96%          Full        Full         Full

-------------------------

*    Metric tons in thousands

(1) Other income (expense), net, includes currency transaction gains (losses), gains and losses from the disposition of property and equipment, corporate expense and other operating income and expense.

(2)  The income tax benefit in 1999 includes a $57.7 million  benefit related to
     (i) a favorable resolution of our previously-reported tax contingency in Germany ($29.1 million) and (ii) a net reduction in our deferred income tax asset valuation allowance due to a change in the estimate of our ability to utilize certain income tax attributes under the "more-likely-than-not" recognition criteria ($28.6 million).

(3) Excludes our December 2003 dividend to NL in the form of a $200 million long-term note payable. See note 11 to our consolidated financial statements. On September 24, 2004, NL transferred $168.6 million principal amount of such $200.0 million note to Valhi and a wholly-owned subsidiary of Valhi in connection with a transaction involving these companies.

(4)  Working capital is defined as current assets less current liabilities.

(5) Adjusted EBITDA is defined as income from operations plus depreciation and amortization expense. Adjusted EBITDA is a non-GAAP measure. For this purpose, a non-GAAP measure is generally defined by the SEC as a financial measure that purports to measure financial position, results of operations or cash flows, but excludes or includes amounts that would not be so adjusted in the most comparable GAAP measure. We exclude nonoperating interest income, insurance recoveries, net and currency transaction gain from our definition of adjusted EBITDA because they are not related to our TiO2 operations and we believe including such items in our adjusted EBITDA would not be representative of our ongoing operations. We have included adjusted EBITDA in this prospectus because our management considers it an important supplemental measure of our performance and believes that it is frequently used by securities analysts, investors and other interested parties in the evaluation of companies in our industry. Management believes adjusted EBITDA is also a useful tool for measuring our ability to meet our future debt service, capital expenditures and working capital requirements. In addition, we utilize adjusted EBITDA in evaluating acquisition targets. Adjusted EBITDA is not a substitute for the GAAP measures of net income (a performance measure) or cash flows from operating activities (a liquidity measure), and it is not necessarily a measure of our ability to fund our cash needs. In addition, it should be noted that companies calculate adjusted EBITDA differently and, therefore, adjusted EBITDA as presented in this prospectus may not be comparable to adjusted EBITDA reported by other companies. Adjusted EBITDA has material limitations as a performance measure because it excludes, among other things, interest expense, depreciation and amortization expense and income tax expense, each of which is a necessary element of our costs and operations. Adjusted EBITDA has material limitations as a liquidity measure because it excludes, among other things, changes in assets and liabilities that are included in the calculation of cash flows from operating activities. Therefore, you should not consider adjusted EBITDA in isolation of, or as a substitute for, our financial performance or liquidity as calculated in accordance with GAAP. We compensate for these limitations by relying primarily on our GAAP results and by using adjusted EBITDA only supplementally. The following table reconciles adjusted EBITDA to net income and cash flows from operating activities for the periods presented.

Reconciliation  of Adjusted  EBITDA to Net Income and Cash Flows from  Operating
                                   Activities

                                                                                                        Six months ended
                                                      Years ended December 31,                              June 30,
                                  ---------------------------------------------------------------  --------------------------
                                     1999         2000         2001         2002          2003         2003         2004
                                  -----------  ----------  -----------   ----------  ------------  -----------  -------------
                                                                        (In millions)

Adjusted EBITDA                   $   172.1    $   232.2    $   190.9    $   123.7    $    171.9    $    87.0    $    86.5
Adjustments to reconcile
 adjusted EBITDA to net income:
 Currency transaction gain              -            -            -            6.3           -            -            -
 Insurance recoveries, net              -            -           17.5          -             -            -            -
 Interest income                        3.4         23.7         36.0         23.1           1.7          1.2          0.8
 Interest expense                     (40.1)       (31.0)       (27.3)       (29.1)        (34.9)       (17.1)       (26.8)
 Depreciation and amortization
    expense                           (33.0)       (29.0)       (28.9)       (32.2)        (39.4)       (19.3)       (21.8)
 Provision for income taxes
    (benefit)                          23.6        (65.6)       (33.7)       (25.5)        (11.7)         6.7        238.6
 Minority interest                     (0.1)        (0.1)         -            -            (0.1)         -            -
                                  ---------     --------    ---------    ---------     ---------     --------    ---------

    Net income                        125.9        130.2        154.5         66.3          87.5         58.5        277.3

Adjustments to reconcile net income from operating activities:
 Depreciation and amortization
    expense                            33.0         29.0         28.9         32.2          39.4         19.3         21.8
 Deferred income taxes                (55.3)        11.9         (4.2)        10.8          36.5          5.9       (245.1)
 Distributions from TiO2
    manufacturing joint
    venture, net                       13.7          7.6         11.3          8.0           0.9          0.8          8.3
 Change in assets and
    liabilities, net                   10.6          0.8        (12.5)        16.2         (52.6)       (54.3)         3.1
 Insurance recoveries, net              -            -          (17.5)         -             -
 Noncash interest income from
    affiliates                          -          (21.6)       (22.2)       (20.6)          -            -            -
 Other, net                            (3.3)        (3.2)        (2.6)        (1.8)         (4.0)        (0.9)         2.1
                                  ---------     --------    ---------    ---------     ---------     --------    ---------

    Cash flows from operating
      activities                  $   124.6    $   154.7    $   135.7    $   111.1    $    107.7    $    29.3    $    67.5
                                  =========    =========    =========    =========    ==========    =========    =========

Management's discussion and analysis of financial condition and results of operations

EXECUTIVE SUMMARY

Relative changes in our TiO2 sales and income from operations during 2001, 2002 and 2003, and the first six months of 2003 and 2004, are primarily due to (i) relative changes in average TiO2 selling prices, (ii) relative changes in TiO2 sales volumes and (iii) relative changes in foreign currency exchange rates. The relatively lower levels of sales and production volumes in 2001 as compared to 2002 and 2003 are due in part to the effects of a fire at one of our production facilities, as discussed below.

Selling prices for TiO2, our principal product, in billing currencies (which exclude the effect of fluctuations in foreign currency exchange rates) were generally decreasing during all of 2001 and the first quarter of 2002, were generally flat during the second quarter of 2002, were generally increasing during the last half of 2002 and the first quarter of 2003, were generally flat during the second quarter of 2003, were generally declining during the third and fourth quarter of 2003 and the first quarter of 2004 and were generally flat during the second quarter of 2004. During each of 2002 and 2003, our TiO2 sales and production volumes were higher than the respective prior year, and our TiO2 sales and production volumes in the first six months of 2004 were higher than the comparable period in 2003.

We reported net income of $277.3 million, or $5.67 per diluted share, in the first six months of 2004 compared to net income of $58.5 million, or $1.19 per diluted share, in the first six months of 2003. The increase in our diluted earnings per share from the first six months of 2003 to the same period in 2004 is due primarily to the net effects of (i) significantly higher tax benefit generated from the reversal of our German deferred income tax asset valuation allowance, (ii) lower gross margins, (iii) higher selling, general and administrative expense, (iv) income from a contract dispute settlement and (v) higher interest expense to affiliates. Net income in the first six months of 2003 includes certain income tax benefits relating to Germany aggregating $.50 per diluted share. Net income in the first six months of 2004 includes (a) certain income tax benefits related to Germany aggregating $5.02 per diluted share and (b) income related to contract dispute settlement of $.08 per diluted share. These items are more fully described below.

We reported net income of $154.5 million, or $3.16 per diluted share, in 2001 compared to net income of $66.3 million, or $1.35 per diluted share, in 2002 and net income of $87.5 million, or $1.79 per diluted share, in 2003. The decrease in our diluted earnings per share from 2001 to 2002 is due primarily to the net effects of (i) lower gross margins, (ii) higher selling, general and administrative expense, (iii) income related to insurance recoveries arising out of the fire in 2001, (iv) lower interest income from affiliates, (v) higher third-party interest expense and (vi) an income tax benefit in 2001 related to the restructuring of our German operations. The increase in our diluted earnings per share from 2002 to 2003 is due primarily to the net effects of (i) higher gross margin, (ii) higher selling, general and administrative expense, (iii) higher third-party interest expense and (iv) an income tax benefit in 2003 related to Germany. Net income in 2001 and 2003 includes certain income tax benefits related to Germany aggregating $.36 per diluted share and $.78 per diluted share, respectively. These items are more fully described below.

Overall, we believe our net income in 2004 will be higher than 2003 as the impact of the reversal of our deferred income tax asset valuation allowance is expected to more than offset the effect of expected lower income from operations.

We believe the analyses presented in the following tables are useful in understanding the comparability of our results of operations for the periods presented. Each of these items are more fully discussed below in the applicable sections of this "Management's discussion and analysis of financial condition and results of operations--Results of Operations" or elsewhere in this prospectus.

                                Net sales, gross margin and income from operations
-------------------------------------------------------------------------------------------------------------------
                                                                             Six months ended June 30,
                                                            -------------------------------------------------------
                                                                   2003                 2004              % Change
                                                            -----------------    ------------------   -------------
                                                                 (In millions, except volumes)

Net sales                                                   $     519.6          $    559.1                 + 8%
Cost of sales                                                     386.1               429.8                + 11%
                                                            -----------          ----------
    Gross margin                                                  133.5               129.3                 - 3%

Selling, general and administrative expense                       (60.4)              (70.2)
Currency transaction gains (losses), net                           (3.8)                 .6
Contract dispute settlement                                         -                   6.3
Other income                                                         .1                 -
Corporate expense                                                  (1.7)               (1.3)
                                                            -----------           ---------
    Income from operations                                  $      67.7          $     64.7                 - 4%
                                                            ===========          ==========
TiO2 data:
Percent change in average selling prices:
   Using actual foreign currency exchange rates                                                             + 2%
   Impact of changes in foreign currency exchange rates                                                     - 7%
                                                                                                        --------
      In billing currencies                                                                                 - 5%
                                                                                                        ========

Sales volumes*                                                   240                  255
Production volumes*                                              237                  240

                                 Net sales, gross margin and income from operations
--------------------------------------------------------------------------------------------------------------------
                                                                Years ended December 31,              % Change
                                                           -----------------------------------  --------------------
                                                             2001          2002       2003       2001-02    2002-03
                                                           ---------    ----------  ----------  ---------  ---------
                                                              (In millions, except volumes)

Net sales                                                  $    835.1   $    875.2 $  1,008.2   + 5%       + 15%
Cost of sales                                                   578.1        671.8      739.2   + 16%      + 10%
                                                           ----------   ---------- ----------
   Gross margin                                                 257.0        203.4      269.0   - 21%      + 32%

Selling, general and administrative expense                     (98.7)      (107.7)    (124.4)  + 9%       + 16%
Insurance recoveries, net                                         7.2          -          -
Currency transaction gains (losses), net                          1.2          (.5)      (7.7)
Corporate expense                                                (4.9)        (3.3)      (4.2)
Other operating income (expense), net                              .2          (.4)       (.2)
                                                           ----------   ----------  ---------
   Income from operations                                  $    162.0   $     91.5 $    132.5   - 44%      + 45%
                                                           ==========   ==========  =========
TiO2 data:
Percent change in average selling prices:
   Using actual foreign currency exchange rates                                                 - 7%       + 13%
   Impact of changes in foreign currency exchange rates                                         - 2%       - 10%
                                                                                             ------      ------
       In billing currencies                                                                    - 9%       +  3%
                                                                                             ======      ======

Sales volumes*                                                  402          455        462     + 13%      + 2%
Production volumes*                                             412          442        476     + 7%       + 8%
Production rate as percent of capacity                           91%          96%      Full

------------------

* Thousands of metric tons

CRITICAL ACCOUNTING POLICIES AND ESTIMATES

The accompanying "Management's discussion and analysis of financial condition and results of operations" are based upon our consolidated financial statements, which have been prepared in accordance with GAAP. The preparation of these financial statements requires us to make estimates and judgments that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amount of revenues and expenses during the reported period. On an on-going basis, we evaluate our estimates, including those related to bad debts, inventory reserves, impairments of investments in marketable securities and investments accounted for by the equity method, the recoverability of other long-lived assets (including goodwill and other intangible assets), pension and other post-retirement benefit obligations and the underlying actuarial assumptions related thereto, the realization of deferred income tax assets and accruals for litigation, income tax and other contingencies. We base our estimates on historical experience and on various other assumptions that we believe to be reasonable under the circumstances, the results of which form the basis for making judgments about the reported amounts of assets, liabilities, revenues and expenses. Actual results may differ from previously-estimated amounts under different assumptions or conditions.

We  believe  the  following  critical   accounting   policies  affect  our  more
significant judgments and estimates used in the preparation of our consolidated financial statements:

>> We maintain allowances for doubtful accounts for estimated losses resulting from the inability of our customers to make required payments and other factors. We take into consideration the current financial condition of our customers, the age of the outstanding balance and the current economic environment when assessing the adequacy of the allowance. If the financial condition of our customers were to deteriorate, resulting in an impairment of their ability to make payments, additional allowances may be required. During 2001, 2002 and 2003, the net amount written off against the allowance for doubtful accounts as a percentage of the balance of the allowance for doubtful accounts as of the beginning of the year ranged from 12% to 18%.

>> We provide reserves for estimated obsolescence or unmarketable inventory equal to the difference between the cost of inventory and the estimated net realizable value using assumptions about future demand for our products and market conditions. If actual market conditions are less favorable than those projected by management, additional inventory reserves may be required. We also provide reserves for tools and supplies inventory based generally on both historical and expected future usage requirements.

>> We recognize an impairment charge associated with our long-lived assets, including property and equipment, whenever we determine that recovery of such long-lived asset is not probable. Such determination is made in accordance with the applicable GAAP requirements associated with the long-lived asset, and is based upon, among other things, estimates of the amount of future net cash flows to be generated by the long-lived asset and estimates of the current fair value of the asset. Adverse changes in such estimates of future net cash flows or estimates of fair value could result in an inability to recover the carrying value of the long-lived asset, thereby possibly requiring an impairment charge to be recognized in the future.

     Under applicable GAAP (SFAS No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets), property and equipment is not assessed for impairment unless certain impairment indicators, as defined, are present. During 2003, no such impairment indicators, as defined, were present.

>> We maintain various defined benefit pension plans and postretirement benefits other than pensions ("OPEB"). The amount recognized as defined benefit pension and OPEB expense, and the reported amount of prepaid and accrued pension costs and accrued OPEB costs, are actuarially determined based on several assumptions, including discount rates, expected rates of returns on plan assets and expected health care trend rates. Variances from these actuarially assumed rates will result in increases or decreases, as applicable, in the recognized pension and OPEB obligations, pension and OPEB expense and funding requirements. These assumptions are more fully described below under "--Defined benefit pension plans" and "--OPEB plans."

>> As required by GAAP, we record a valuation allowance to reduce our deferred income tax assets to the amount that is believed to be realized under the "more-likely-than-not" recognition criteria. While we have considered future taxable income and ongoing prudent and feasible tax planning strategies in assessing the need for a valuation allowance, it is possible that in the future we may change our estimate of the amount of the deferred income tax assets that would "more-likely-than-not" be realized in the future, resulting in an adjustment to the deferred income tax asset valuation allowance (or the initial recognition of a valuation allowance) that would either increase or decrease, as applicable, reported net income in the period such change in estimate was made.

>> We record accruals for legal, income tax and other contingencies when estimated future expenditures associated with such contingencies become probable, and the amounts can be reasonably estimated. However, new information may become available, or circumstances (such as applicable laws and regulations) may change, thereby resulting in an increase or decrease in the amount required to be accrued for such matters (and therefore a decrease or increase in reported net income in the period of such change).

RESULTS OF OPERATIONS

Six months ended June 30, 2004 compared to six months ended June 30, 2003

Sales

Our sales increased $39.5 million (8%) in the first six months of 2004 compared to the same period in 2003 as the favorable effect of fluctuations in foreign currency exchange rates, which increased sales by approximately $35 million (as more fully discussed below), and increased sales volumes more than offset the impact of lower average TiO2 selling prices. Excluding the effect of fluctuations in the value of the U.S. dollar relative to other currencies, our average TiO2 selling prices in billing currencies in the first six months of 2004 were 5% lower than the first six months of 2003. When translated from billing currencies into U.S. dollars using actual foreign currency exchange rates prevailing during the respective periods, our average TiO2 selling prices in the first six months of 2004 were 2% higher compared to the first six months of 2003. Our TiO2 sales volumes in the first six months of 2004 increased 6% compared to the same period of 2003, as higher volumes in European and export markets more than offset lower volumes in Canada. Our TiO2 sales volumes in the first six months of 2004 were a new record for us.

Our sales are denominated in various currencies, including the U.S. dollar, the euro, other major European currencies and the Canadian dollar. The disclosure of the percentage change in our average TiO2 selling prices in billing currencies (which excludes the effects of fluctuations in the value of the U.S. dollar relative to other currencies) is considered a "non-GAAP" financial measure under regulations of the SEC. The disclosure of the percentage change in our average TiO2 selling prices using actual foreign currency exchange rates prevailing during the respective periods is considered the most directly comparable financial measure presented in accordance with GAAP ("GAAP measure"). We disclose percentage changes in our average TiO2 prices in billing currencies because we believe such disclosure provides useful information to investors to allow them to analyze such changes without the impact of changes in foreign currency exchange rates, thereby facilitating period-to-period comparisons of the relative changes in average selling prices in the actual various billing currencies. Generally, when the U.S. dollar either strengthens or weakens against other currencies, the percentage change in average selling prices in billing currencies will be higher or lower, respectively, than such percentage changes would be using actual exchange rates prevailing during the respective periods. The difference between the 2% increase in our average TiO2 selling prices during the first six months of 2004 as compared to the same period in 2003 using actual foreign currency exchange rates prevailing during the respective periods (the GAAP measure) and the 5% decrease in our average TiO2 selling price in billing currencies (the non-GAAP measure) during such period is due to the effect of changes in foreign currency exchange rates. The above table presents (i) the percentage change in our average TiO2 selling prices using actual foreign currency exchange rates prevailing during the respective periods (the GAAP measure), (ii) the percentage change in our average TiO2 selling prices in billing currencies (the non-GAAP measure) and (iii) the percentage change due to changes in foreign currency exchange rates (or the reconciling item between the non-GAAP measure and the GAAP measure).

Cost of sales and gross margin

Our cost of sales increased $43.7 million (11%) in the first six months of 2004 compared to the first six months of 2003 largely due to the increased sales volumes and the effects of translating foreign currencies (primarily the euro) into U.S. dollars. As a result of the lower average TiO2 selling prices in billing currencies, our cost of sales, as a percentage of net sales increased from 74% in the first six months of 2003 to 77% in the first six months of 2004. Our TiO2 production volumes increased 1% in the first six months of 2004 compared to the first six months of 2003, with operating rates near full capacity in both periods. Our TiO2 production volumes in the first six months of 2004 were also a new record for us.

Despite the increase in net sales, our gross margins decreased $4.2 million (3%) from the first six months of 2003 to the first six months of 2004, as the unfavorable effect of lower average TiO2 selling prices more than offset the favorable effect on gross margin resulting from relative changes in foreign currency exchange rates.

Selling, general and administrative expense

Selling, general and administrative expenses increased $9.8 million (16%) in the first six months of 2004 as compared to the corresponding period in 2003. This increase is largely attributable to the higher sales volumes as well as the impact of translating foreign currencies (primarily the euro) into U.S. dollars.

Contract dispute settlement

Our income from operations in the first six months of 2004 includes $6.3 million of income related to the settlement of a contract dispute with a certain customer. As part of the settlement, the customer agreed to make payments to us through 2007 aggregating $7.3 million. The $6.3 million recognized gain represents the present value of the future payments to be paid by the customer to us.

Impact of fluctuations in foreign currency exchange rates on sales and income from operations

We have substantial operations and assets located outside the United States (particularly in Germany, Belgium, Norway and Canada). A significant amount of our sales generated from our non-U.S. operations are denominated in currencies other than the U.S. dollar, primarily the euro, other major European currencies and the Canadian dollar. In addition, a portion of our sales generated from our non-U.S. operations are denominated in the U.S. dollar. Certain raw materials, primarily titanium-containing feedstocks, are purchased in U.S. dollars, while labor and other production costs are denominated primarily in local currencies. Consequently, the translated U.S. dollar value of our foreign sales and operating results are subject to currency exchange rate fluctuations which may favorably or adversely impact reported earnings and may affect the comparability of period-to-period operating results. Overall, fluctuations in the value of the U.S. dollar relative to other currencies, primarily the euro, increased TiO2 sales in the first six months of 2004 by approximately $35 million compared to the same period in 2003. Fluctuations in the value of the U.S. dollar relative to other currencies similarly impacted our foreign currency-denominated operating expenses. Our operating costs that are not denominated in the U.S. dollar, when translated into U.S. dollars, were higher in the second quarter and first six months of 2004 compared to the second quarter and first six months of 2003. Overall, currency exchange rate fluctuations resulted in net increases in our income from operations of approximately $8 million in the first six months of 2004 as compared to the same period in 2003.

Year ended December 31, 2003 compared to year ended December 31, 2002

Sales

Our net sales increased $133.0 million (15%) in 2003 compared to 2002 due to higher average selling prices along with higher sales volumes in 2003 and the positive effects of currency exchange rates, specifically the weaker U.S. dollar as compared to the euro and Canadian dollar. Excluding the effect of fluctuations in the value of the U.S. dollar relative to other currencies, our average TiO2 selling price in 2003 was 3% higher than 2002, primarily due to the European and export markets. When translated from billing currencies to U.S. dollars using actual foreign currency exchange rates prevailing during the respective periods, our average TiO2 selling prices in 2003 increased 13% compared to 2002. Our TiO2 sales volumes in 2003 set a new record, increasing 2% from the previous record achieved in 2002, with higher volumes in European and North American markets more than offsetting a decline in volumes to export markets. By volume, approximately one-half of our 2002 and 2003 TiO2 sales volumes were attributable to markets in Europe, with 40% attributable to North America and the balance to export markets.

The difference between the 13% increase in our average TiO2 selling prices during 2003 as compared to 2002 using actual foreign currency exchange rates prevailing during the respective periods (the GAAP measure) and the 3% percentage increase in our average TiO2 selling price in billing currencies (the non-GAAP measure) during such periods is due to the effect of changes in foreign currency exchange rates. The table above presents (i) the percentage change in our average TiO2 selling prices using actual foreign currency exchange rates prevailing during the respective periods (the GAAP measure), (ii) the percentage change in our average TiO2 selling price in billing currencies (the non-GAAP measure) and (iii) the percentage change due to changes in foreign currency exchange rates (or the reconciling item between the non-GAAP measure and the GAAP measure).

Cost of sales and gross margins

Our cost of sales increased $67.4 million (10%) in 2003 compared to 2002 due to the higher sales volumes. Our cost of sales, as a percentage of net sales, decreased from 77% in 2002 to 73% in 2003 due primarily to the effects of continued cost reduction efforts combined with the impact of higher production volumes and higher average selling prices. Operating rates were near full capacity during most of 2003, setting a new company production record.

Our gross margins increased $65.5 million (32%) from 2002 to 2003 due to the net effects of the aforementioned changes in sales and cost of sales during such periods.

Selling, general and administrative expense

As a percentage of net sales, selling general and administrative expenses remained consistent at 12%, increasing proportionately with the increased sales and production volume.

Certain of the sales generated by our European and Canadian operations are denominated in the U.S. dollar, and such operations routinely hold U.S. dollar-denominated receivables. Primarily as a result of the weakening of the U.S. dollar as compared to the Canadian dollar and the euro throughout the year, our results in 2003 included net currency transaction losses of $7.7 million. Due to a more stable dollar in 2002, we recognized net currency transaction losses of $500,000.

Corporate expense

Corporate expenses for 2003 increased 26% to $4.1 million as compared to 2002 primarily due to higher fees associated with our becoming a separate SEC registrant and certain corporate office relocation expenses.

Impact of fluctuations in foreign currency exchange rates on sales and income from operations

We have substantial operations and assets located outside the United States (primarily in Germany, Belgium, Norway and Canada). A significant amount of our sales generated from our non-U.S. operations are denominated in currencies other than the U.S. dollar, principally the euro, other major European currencies and the Canadian dollar. A portion of our sales generated from our non-U.S. operations are denominated in the U.S. dollar. Certain raw materials, primarily titanium-containing feedstocks, are purchased in U.S. dollars, while labor and other production costs are denominated primarily in local currencies.
Consequently, the translated U.S. dollar value of our foreign sales and operating results are subject to currency exchange rate fluctuations which may favorably or adversely impact reported earnings and may affect the comparability of period-to-period operating results. Overall, fluctuations in the value of the U.S. dollar relative to other currencies, primarily the euro, increased TiO2 sales in 2003 by a net $93 million compared to 2002. Fluctuations in the value of the U.S. dollar relative to other currencies similarly impacted our foreign currency-denominated operating expenses. Our operating costs that are not denominated in the U.S. dollar, when translated into U.S. dollars, were higher in 2003 compared to the same periods of 2002. Overall, currency exchange rate fluctuations resulted in a net decrease in our operating income in 2003 of approximately $6 million as compared to 2002.

Year ended December 31, 2002 compared to year ended December 31, 2001

Sales

Our sales increased $40.1 million (5%) in 2002 compared to 2001 due primarily to higher TiO2 sales volumes, offset by lower average TiO2 selling prices. Our record TiO2 sales volumes in 2002 were 13% higher compared to 2001 primarily due to higher volumes in European and North American markets of 14% and 17%, respectively. By volume, approximately one-half of our 2002 TiO2 sales volumes were attributable to markets in Europe, with 39% attributable to North America and the balance to export markets. The lower TiO2 sales volumes in 2001 were due in part to the effect of a fire at our Leverkusen, Germany facility in March 2001 that disrupted operations. See note 15 to our consolidated financial statements. Excluding the effect of fluctuations in the value of the U.S. dollar relative to other currencies, our average TiO2 selling price in 2002 was 9% lower than 2001, with prices lower in all major regions. When translated from billing currencies to U.S. dollars using actual foreign currency exchange rates prevailing during the respective periods, our average TiO2 selling prices in 2002 decreased 7% compared to 2001.

Cost of sales and gross margin

Our cost of sales increased $93.8 million (16%) in 2002 compared to 2001 due to the higher sales volume, partially offset by lower unit costs, which resulted primarily from the higher production levels. The effects of lower TiO2 sales and production volumes in 2001 were partially offset by receipt of the business interruption proceeds discussed below. Our cost of sales, as a percentage of net sales, increased from 69% in 2001 to 77% in 2002 primarily due to the impact on net sales of the lower average selling prices partially offset by lower unit costs.

Our gross margin declined $53.6 million (21%) in 2002 compared to 2001 as the effect of lower average TiO2 selling prices more than offset the effect of higher TiO2 sales and production volumes. The effect of the higher sales and production volumes was offset in part by the $27.3 million of business interruption proceeds received in 2001, as discussed below.

Our record TiO2 production volume in 2002 was 7% higher than 2001. Our operating rates in 2001 were lower as compared to 2002 primarily due to lost production resulting from the Leverkusen fire.

Business interruption insurance

Our income from operations in 2001 includes $27.3 million of business interruption insurance proceeds as payment for losses (unallocated period costs and lost margin) caused by the Leverkusen fire. The effects of the lower TiO2 sales and production volumes were offset in part by the business interruption insurance proceeds. Of such $27.3 million of business interruption insurance proceeds, $20.1 million was recorded as a reduction of cost of sales to offset unallocated period costs that resulted from lost production, and the remaining $7.2 million, representing recovery of lost margin, is included in income from operations (as shown on the table above). The business interruption insurance proceeds distorted the income from operations margin percentage in 2001 as there are no sales associated with the $7.2 million of lost margin recognized. See note 15 to our consolidated financial statements.

Insurance recoveries

We also recognized insurance recoveries of $29.1 million in 2001 for property damage and related cleanup and other extra expenses related to the Leverkusen fire, resulting in an insurance gain of $17.5 million, as the insurance recoveries exceeded the carrying value of the property destroyed and the cleanup and other extra expenses incurred. Such insurance gain is not reported as a component of income from operations but is included in other income and expense, as discussed above. We do not expect to recognize any additional insurance recoveries related to the Leverkusen fire. See note 15 to our consolidated financial statements.

Selling, general and administrative expenses

Our selling, general and administrative expenses increased $9.0 million (9%) in 2002 as compared to 2001 primarily due to higher distribution expenses ($600,000) associated with the higher sales volume in 2002 and higher administrative expenses of $5.8 million, as well as the impact of relative changes in foreign currency exchange rates, which increased our expenses in 2002 compared to 2001. Selling, general and administrative expenses were approximately 12% of sales in both 2001 and 2002.

Impact of fluctuations in foreign currency exchange rates on sales and income from operations

As discussed above, we have substantial operations and assets located outside the United States (primarily in Germany, Belgium, Norway and Canada) and consequently, the translated U.S. dollar value of our foreign sales and operating results are subject to currency exchange rate fluctuations that may favorably or adversely impact reported earnings and may affect the comparability of period-to-period operating results. Overall, fluctuations in the value of the U.S. dollar relative to other currencies, primarily the euro, increased TiO2 sales in 2002 by a net $21 million compared to 2001. Fluctuations in the value of the U.S. dollar relative to other currencies similarly impacted our foreign currency-denominated operating expenses. Our operating costs that are not denominated in the U.S. dollar, when translated into U.S. dollars, were higher in 2003 compared to the same periods of 2002. Overall, currency exchange rate fluctuations on our operating income comparisons were not significant in 2002 as compared to 2001.

Outlook

Reflecting the impact of partial implementation of prior price increase announcements, our average TiO2 selling prices in the second quarter of 2004 were generally flat as compared to the first quarter of 2004, reversing the downward trend that had existed since the third quarter of 2003. In July and August 2004, we announced additional price increases of 4 cents per pound in the U.S., Canadian 6 cents per pound in Canada and (euro)120 per metric ton in Europe, all of which are targeted to be implemented in the fourth quarter of 2004. In September 2004, we announced additional price increases of 3 cents to 6 cents per pound in the U.S., Canadian 4 cents to Canadian 8 cents per pound in

Canada and (euro)110 per metric ton in Europe, all of which are in addition to the July/August announced increases and are targeted to be implemented in late 2004 and early 2005. The extent to which all of such price increase announcements will be realized will depend on, among other things, economic factors.

We expect our TiO2 sales and production volumes in calendar 2004 will be higher for the full year 2004 as compared to 2003. Our average TiO2 selling price, which declined during the second half of 2003 and first quarter of 2004, began to rise during the latter part of the second quarter of 2004, has increased in the third quarter of 2004 and should continue to rise during the remainder of the year. Nevertheless, we expect our average TiO2 selling prices, in billing currencies, will be lower in calendar 2004 as compared to 2003 and expect our gross margin in 2004 to be lower than 2003. Our expectations as to our and the TiO2 industry's future prospects are based upon a number of factors beyond our control, including worldwide growth of gross domestic product, competition in the marketplace, unexpected or earlier-than-expected capacity additions and technological advances. If actual developments differ from our expectations, our results of operations could be unfavorably affected.

Other income (expense)

The following table sets forth certain information regarding other income and expense items for 2001, 2002 and 2003, and the six months ended June 30, 2004:

                                                                                            Six months ended
                                                           Years ended December 31,              June 30,
                                                  ------------------------------------  ------------------------
                                                     2001         2002         2003         2003         2004
                                                  ----------   -----------  ----------  -----------   ----------
                                                                          (In millions)

Trade interest income                             $    2.3     $    1.7     $     .7     $     .4     $     .4
Interest income from affiliates                       33.4         20.7           .7           .7          -
Other interest income                                   .3           .7           .2           .1           .4
Currency transaction gains                             -            6.3          -            -            -
Insurance recoveries, net                             17.5          -            -            -            -
Interest expense to affiliates                       (22.9)       (12.3)        (1.8)         (.7)        (9.0)
Other interest expense                                (4.3)       (16.8)       (33.0)       (16.4)       (17.8)
                                                  --------     --------     --------     --------     --------

                                                  $  (26.3)    $     .3     $  (33.2)    $  (15.9)    $  (26.0)
                                                  ========     ========     ========     ========     ========

Interest income fluctuates in part based upon the amount of funds invested and yields thereon. Aggregate interest income declined $21.0 million in 2003 compared to 2002 and $13.3 million in 2002 compared with 2001 primarily due to lower average yields on invested funds. We expect interest income will be lower in 2004 than 2003 due to lower average funds available for investment and to lower average yields and lower average levels of funds available for investment.

In June 2002, KII, our wholly-owned subsidiary, sold (euro)285 million of its 8.875% senior secured notes due 2009. KII used the net proceeds of the notes offering to repay certain intercompany indebtedness owed to us, a portion of which we used to redeem at par all of our outstanding 11.75% senior secured notes due 2003, plus accrued interest. As a result of the refinancing, we recognized a foreign currency transaction gain of $6.3 million in 2002 related to the extinguishment of certain intercompany indebtedness. See note 8 to our consolidated financial statements.

The insurance recoveries, net of $17.5 million in 2001, related to insurance proceeds received from property damage resulting from the Leverkusen fire. The insurance proceeds received exceeded the carrying value of the property destroyed and cleanup costs incurred. See note 15 to our consolidated financial statements.

Aggregate interest expense in 2003 increased $5.7 million compared to 2002 primarily due to higher levels of outstanding debt and associated currency effects, partially offset by lower interest rates. Aggregate interest expense in 2002 increased $1.9 million compared with 2001 primarily due to $2.0 million of additional second-quarter 2002 interest expense related to the early extinguishment of our 11.75% senior secured notes. See note 8 to our consolidated financial statements.

Interest expense to affiliates in the first six months of 2004 was $8.3 million higher than the first six months of 2003 due to our $200 million long-term note payable to NL which we distributed to NL in December 2003. Because of this distribution, interest expense to affiliates is expected to continue to be higher during the remainder of 2004 as compared to the same periods in 2003.

We have a significant amount of outstanding indebtedness denominated in the euro, including KII's (euro)285 million senior secured notes. Accordingly, the reported amount of interest expense will vary depending on relative changes in foreign currency exchange rates. Other interest expense in the first six months of 2004 was $1.4 million higher than the first six months of 2003, due primarily to relative changes in foreign currency exchange rates, which increased the U.S. dollar equivalent of interest expense on KII's senior secured notes by approximately $1.7 million. Assuming no significant change in interest rates or foreign currency exchange rates, other interest expense for the full-year 2004 is expected to be slightly higher than amounts for the same periods in 2003.

Provision for income taxes

The principal reasons for the difference between our effective income tax rates and the U.S. federal statutory income tax rates are explained in note 13 to our consolidated financial statements. Income tax rates vary by jurisdiction (country and/or state), and relative changes in the geographic mix of our pre-tax earnings can result in fluctuations in the effective income tax rate.

At June 30, 2004, we had the equivalent of $594 million and $255 million, respectively, of net operating loss carryforwards for German corporate and trade tax purposes, all of which have no expiration date. As more fully described in note 13 to our consolidated financial statements, we had previously provided a deferred income tax asset valuation allowance against substantially all of these tax loss carryforwards and other deductible temporary differences in Germany because we did not believe we met the "more-likely-than-not" recognition criteria. During the first six months of 2004, we reduced our deferred income tax asset valuation allowance by approximately $8.7 million, primarily as a result of utilization of these German net operating loss carryforwards, the benefit of which had not previously been recognized. At June 30, 2004, after considering all available evidence, we concluded that these German tax loss carryforwards and other deductible temporary differences now meet the "more-likely-than-not" recognition criteria. Accordingly, as of June 30, 2004, we reversed the remaining $245.6 million valuation allowance related to such items. Because the benefit of such net operating loss carryforwards and other deductible temporary differences in Germany have now been recognized, our future effective income tax rate will be higher than what it would have otherwise been, although our future cash income tax rate would not be affected.

In January 2004, the German federal government enacted new tax law amendments that limit the annual utilization of income tax loss carryforwards effective January 1, 2004 to 60% of taxable income after the first (euro)1 million of taxable income. The new law will have a significant effect on our cash tax payments in Germany going forward, the extent of which will be dependent on the level of income earned in Germany.

During 2003, we reduced our deferred income tax asset valuation allowance by approximately $6.7 million, primarily as a result of utilization of certain income tax attributes for which the benefit had not previously been recognized. In addition, we recognized a $38.0 million income tax benefit related to the net refund of certain prior year German income taxes.

During 2002, we reduced our deferred income tax asset valuation allowance by approximately $1.8 million, primarily as a result of utilization of certain income tax attributes for which the benefit had not previously been recognized. The provision for income taxes in 2002 also includes a $2.3 million deferred income tax benefit related to certain changes in the Belgian tax law.

During 2001, we reduced our deferred income tax asset valuation allowance by $23.2 million. This entire reduction related to a change in the estimate of our ability to utilize certain German income tax attributes following the completion of a restructuring of our German operations, the benefit of which had not previously been recognized under the "more-likely-than-not" recognition criteria.

Related party transactions

We are a party to certain transactions with related parties. See "Certain relationships and related transactions" and note 16 to our consolidated financial statements.

Recently adopted accounting principles

See notes 19 and 21 to our consolidated financial statements.

Defined benefit pension plans

We maintain various defined benefit pension plans in the U.S., Europe and Canada. See note 14 to our consolidated financial statements.

We account for our defined benefit pension plans using SFAS No. 87, "Employer's Accounting for Pensions." Under SFAS No. 87, defined benefit pension plan expense and prepaid and accrued pension costs are each recognized based on certain actuarial assumptions, principally the assumed discount rate, the assumed long-term rate of return on plan assets and the assumed increase in future compensation levels. We recognized consolidated defined benefit pension plan expense of $5.0 million in 2001, $7.1 million in 2002 and $8.4 million in 2003. The amount of funding requirements for these defined benefit pension plans is generally based upon applicable regulations (such as ERISA in the U.S.), and will generally differ from pension expense recognized under SFAS No. 87 for financial reporting purposes. Contributions made by us to all of our plans aggregated $7.4 million in 2001, $9.0 million in 2002 and $13.6 million in 2003.

The discount rates we utilize for determining defined benefit pension expense and the related pension obligations are based on current interest rates earned on long-term bonds that receive one of the two highest ratings given by recognized rating agencies in the applicable country where the defined benefit pension benefits are being paid. In addition, we receive advice about appropriate discount rates from our third-party actuaries, who may in some cases utilize their own market indices. The discount rates are adjusted as of each valuation date (September 30th) to reflect then-current interest rates on such long-term bonds. Such discount rates are used to determine the actuarial present value of the pension obligations as of December 31st of that year, and such discount rates are also used to determine the interest component of defined benefit pension expense for the following year.

At December 31, 2003, approximately 4%, 63%, 12% and 17% of the projected benefit obligation related to our plans in the U.S., Germany, Canada and Norway, respectively. We use several different discount rate assumptions in determining our consolidated defined benefit pension plan obligations and expense because we maintain defined benefit pension plans in several different countries in North America and Europe and the interest rate environment differs from country to country.

We used the following discount rates for our defined benefit pension plans:

                                                            Discount rates used for:
                         ---------------------------------------------------------------------------------------------
                         Obligations at December 31,      Obligations at December 31,      Obligations at December 31,
                           2001 and expense in 2002        2002 and expense in 2003         2003 and expense in 2004
                         ----------------------------  --------------------------------  -----------------------------


Germany                              5.8%                            5.5%                             5.3%
Canada                               7.3%                            7.0%                             6.3%
Norway                               6.0%                            6.0%                             5.5%

The assumed long-term rate of return on plan assets represents the estimated average rate of earnings expected to be earned on the funds invested or to be invested in the plans' assets provided to fund the benefit payments inherent in the projected benefit obligations. Unlike the discount rate, which is adjusted each year based on changes in current long-term interest rates, the assumed long-term rate of return on plan assets will not necessarily change based upon the actual, short-term performance of the plan assets in any given year. Defined benefit pension expense each year is based upon the assumed long-term rate of return on plan assets for each plan and the actual fair value of the plan assets as of the beginning of the year. Differences between the expected return on plan assets for a given year and the actual return are deferred and amortized over future periods based either upon the expected average remaining service life of the active plan participants (for plans for which benefits are still being earned by active employees) or the average remaining life expectancy of the inactive participants (for plans for which benefits are not still being earned by active employees).

At December 31, 2003, approximately 5%, 57%, 12% and 22% of the plan assets related to plan assets for our plans in the U.S., Germany, Canada and Norway, respectively. We use several different long-term rates of return on plan asset assumptions in determining our consolidated defined benefit pension plan expense because we maintain defined benefit pension plans in several different countries in North America and Europe, the plan assets in different countries are invested in a different mix of investments and the long-term rates of return for different investments differ from country to country.

In determining the expected long-term rate of return on plan asset assumptions, we consider the long-term asset mix (e.g. equity vs. fixed income) for the assets for each of our plans and the expected long-term rates of return for such asset components. In addition, we receive advice about appropriate long-term rates of return from our third-party actuaries. Such assumed asset mixes are summarized below:

>> In Germany, the composition of our plan assets is established to satisfy the requirements of the German insurance commissioner. The current plan asset allocation at December 31, 2003 was 25% to equity managers and 75% to fixed income managers.

>> In Canada, we currently have a plan asset target allocation of 65% to equity managers and 35% to fixed income managers, with an expected long-term rate of return for such investments to average approximately 125 basis points above the applicable equity or fixed income index. The current plan asset allocation at December 31, 2003 was 57% to equity managers and 43% to fixed income managers.

>> In Norway, we currently have a plan asset target allocation of 14% to equity managers and 86% to fixed income managers, with an expected long-term rate of return for such investments of approximately 8% and 6%, respectively. The current plan asset allocation at December 31, 2003 was 15% to equity managers and 85% to fixed income managers.

We regularly review our actual asset allocation for each of our plans, and will periodically rebalance the investments in each plan to more accurately reflect the targeted allocation when considered appropriate.

Our assumed long-term rates of return on plan assets for 2001, 2002 and 2003 were as follows:

                                                  2001                    2002                   2003
                                              ------------            ------------          -------------

           Germany                                7.3%                    6.8%                   6.5%
           Canada                                 7.8%                    7.0%                   7.0%
           Norway                                 7.0%                    7.0%                   6.0%

We currently expect to utilize the same long-term rate of return on plan asset assumptions in 2004 as we used in 2003 for purposes of determining the 2004 defined benefit pension plan expense.

To the extent that a plan's particular pension benefit formula calculates the pension benefit in whole or in part based upon future compensation levels, the projected benefit obligations and the pension expense will be based in part upon expected increases in future compensation levels. For all of our plans for which the benefit formula is so calculated, we generally base the assumed expected increase in future compensation levels upon average long-term inflation rates for the applicable country.

In addition to the actuarial assumptions discussed above, because we maintain defined benefit pension plans outside the U.S., the amount of recognized defined benefit pension expense and the amount of prepaid and accrued pension costs will vary based upon relative changes in foreign currency exchange rates.

Based on the actuarial assumptions described above and our current expectation for what actual average foreign currency exchange rates will be during 2004, we expect our defined benefit pension expense will approximate $13 million in 2004. In comparison, we expect to be required to make approximately $9 million of contributions to such plans during 2004.

As noted above, defined benefit pension expense and the amount recognized as prepaid and accrued pension costs are based upon the actuarial assumptions discussed above. We believe all of the actuarial assumptions used are reasonable and appropriate. If we had lowered the assumed discount rate by 25 basis points for all of our plans as of December 31, 2003, our aggregate projected benefit obligations would have increased by approximately $11.6 million at that date, and our defined benefit pension expense would be expected to increase by approximately $1.6 million during 2004. Similarly, if we lowered the assumed long-term rate of return on plan assets by 25 basis points for all of our plans, our defined benefit pension expense would be expected to increase by approximately $600,000 during 2004.

OPEB plans

Certain of our subsidiaries in the U.S. and Canada currently provide certain health care and life insurance benefits for eligible retired employees. See note 14 to our consolidated financial statements. We account for such OPEB costs under SFAS No. 106, Employers Accounting for Postretirement Benefits other than Pensions. Under SFAS No. 106, OPEB expense and accrued OPEB costs are based on certain actuarial assumptions, principally the assumed discount rate and the assumed rate of increases in future health care costs. We recognized consolidated OPEB income of approximately $76,000 in 2001, $265,000 in 2002 and $133,000 in 2003. Similar to defined benefit pension benefits, the amount of funding will differ from the expense recognized for financial reporting purposes, and contributions to the plans to cover benefit payments aggregated $1.2 million in 2001 and $1.0 million in 2002 and 2003.

The assumed discount rates we utilize for determining OPEB expense and the related accrued OPEB obligations are generally based on the same discount rates we utilize for our Canadian defined benefit pension plans.

In estimating the health care cost trend rate, we consider our actual health care cost experience, future benefit structures, industry trends and advice from our third-party actuaries. During each of the past three years, we have assumed that the relative increase in health care costs will generally trend downward over the next several years, reflecting, among other things, assumed increases in efficiency in the health care system and industry-wide cost containment initiatives. For example, at December 31, 2003, the expected rate of increase in future health care costs ranges from 10% in 2004, declining to 5.5% in 2009 and thereafter.

Based on the actuarial assumptions described above and our current expectation for what actual average foreign currency exchange rates will be during 2004, we expect our consolidated OPEB credit will approximate $200,000 in 2004. In comparison, we expect to be required to make approximately $2 million of contributions to such plans during 2004.

As noted above, OPEB expense and the amount recognized as accrued OPEB costs are based upon the actuarial assumptions discussed above. We believe all of the actuarial assumptions used are reasonable and appropriate. If we had lowered the assumed discount rate by 25 basis points for all of our OPEB plans as of December 31, 2003, our aggregate projected benefit obligations would have increased by approximately $400,000 at that date, and our OPEB expense would be expected to increase by less than $50,000 during 2004. Similarly, if the assumed future health care cost trend rate had been increased by 100 basis points, our accumulated OPEB obligations would have increased by approximately $1.1 million at December 31, 2003, and OPEB expense would have increased by $200,000 in 2003.

Foreign operations

We have substantial operations located outside the United States (principally Europe and Canada) for which the functional currency is not the U.S. dollar. As a result, the reported amount of our assets and liabilities related to our non-U.S. operations, and therefore our consolidated net assets, will fluctuate based upon changes in currency exchange rates. As of January 1, 2001, the functional currency of our German, Belgian, Dutch and French operations had been converted to the euro from their respective national currencies. At December 31, 2003, we had substantial net assets denominated in the euro, Canadian dollar, Norwegian kroner and United Kingdom pound sterling.

LIQUIDITY AND CAPITAL RESOURCES

Consolidated cash flows

Our consolidated cash flows for 2001, 2002 and 2003 and for the six months ended June 30, 2003 and 2004 are presented below:

                                                     Years ended December 31,              Six months ended June 30,
                                           -------------------------------------------   ---------------------------
                                                2001           2002           2003            2003           2004
                                           -------------   ------------   ------------   ------------    -----------
                                                                          (In millions)

Operating activities                       $   135.7       $   111.1      $   107.6      $    29.3       $    67.5
Investing activities                           (33.7)          (34.6)         (35.4)         (14.7)          (10.5)
Financing activities                           (99.0)          (93.9)         (61.8)         (27.4)          (24.5)
                                           ---------       ---------      ---------      ---------       ---------

Net cash provided (used) by operating,
   investing and financing activities      $     3.0       $   (17.4)         $10.4      $   (12.8)      $    32.5
                                           =========       =========      =========      =========       =========

Operating activities

The TiO2 industry is cyclical and changes in economic conditions within the industry significantly impact our earnings and operating cash flows. Cash flow from operations is considered our primary source of liquidity. Changes in TiO2 pricing, production volume and customer demand, among other things, could significantly affect our liquidity. Trends in cash flows from operating activities (excluding the impact of significant asset dispositions and relative changes in assets and liabilities) are generally similar to trends in our earnings. However, certain items included in the determination of net income are non-cash, and therefore such items have no impact on cash flows from operating activities. Non-cash items included in the determination of net income include depreciation and amortization expense, deferred income taxes and non-cash interest expense. Non-cash interest expense consists of amortization of deferred financing costs.

Certain items included in the determination of net income do not represent current inflows or outflows of cash. For example, insurance recoveries, net of $17.5 million in 2001, are excluded from the determination of operating cash flow. These insurance proceeds are shown in the statement of cash flows under investing activities to partially offset the cash outflow impact of capital expenditures related to the Leverkusen sulfate plant reconstruction. Certain other items included in the determination of net income have an impact on cash flows from operating activities, but the impact of such items on cash will differ from their impact on net income. For example, the amount of income or expense recorded for pension and OPEB assets and obligations (which depend upon a number of factors, including actuarial assumptions used to value obligations) will generally differ from the outflows of cash for such benefits. See note 14 to our consolidated financial statements.

Relative changes in assets and liabilities generally result from the timing of production, sales, purchases and income tax payments. Such relative changes can significantly impact the comparability of cash flow from operations from period to period, as the income statement impact of such items may occur in a different period from when the underlying cash transaction occurs. For example, raw materials may be purchased in one period, but the payment for such raw materials may occur in a subsequent period. Similarly, inventory may be sold in one period, but the cash collection of the receivable may occur in a subsequent period.

Cash flows from operating activities increased from $29.3 million provided in the first six months of 2003 to $67.5 million of cash provided by operating activities in the first six months of 2004. This $38.2 million increase was due primarily to the net effects of (i) higher net income of $218.8 million, (ii) higher depreciation expense of $2.5 million, (iii) lower deferred income taxes of $250.9 million, (iv) higher net distributions from the TiO2 manufacturing joint venture of $8.3 million in the first half of 2004 compared to an $800,000 distribution in the first half of 2003, (v) a lower amount of net cash used in relative changes in our inventories, receivables, payables and accruals and accounts with affiliates of $12.4 million in the first half of 2004 as compared to the first half of 2003 and (vi) lower cash paid for income taxes of $29.7 million.

Cash flows from operating activities decreased from $111.1 million in 2002 to $107.7 million in 2003. This $3.4 million decrease was due primarily to the net effects of (i) higher net income of $21.3 million, (ii) higher depreciation expense of $7.3 million, (iii) lower net distributions from the TiO2 manufacturing joint venture of $875,000 in 2003 compared to $8.0 million in 2002, (iv) a lower amount of net cash generated from relative changes in our inventories, receivables, payables and accruals and accounts with affiliates of $30.7 million in 2003 as compared to 2002 and (v) lower cash paid for income taxes of $15.8 million.

Cash flows from operating activities decreased from $135.7 million in 2001 to $111.1 million in 2002. This $24.6 million decrease was due primarily to the net effects of (i) lower net income of $88.2 million, (ii) higher depreciation expense of $3.2 million, (iii) insurance recoveries, net of $17.5 million in 2001 as compared to nil in 2002, (iv) lower distributions from the manufacturing joint venture of $3.4 million in 2002 and (v) a higher amount of net cash generated from relative changes in our inventories, receivables, payables and accruals and accounts with affiliates of $22.9 million in 2002 as compared to 2001.

Relative changes in accounts receivable are affected by, among other things, the timing of sales and the collection of the resulting receivable. Relative changes in inventories and accounts payable and accrued liabilities are affected by, among other things, the timing of raw material purchases and the payment for such purchases and the relative difference between production volumes and sales volumes.

Investing activities

Our capital expenditures were $13.8 million and $10.8 million in the first six months of 2003 and 2004, respectively.

Our capital expenditures were $53.7 million, $32.6 million and $35.2 million in 2001, 2002 and 2003, respectively. Capital expenditures in 2001 and 2002 included an aggregate of $22.3 million and $3.1 million, respectively, for the rebuilding of our Leverkusen, Germany sulfate plant. In 2001, we received $23.4 million of insurance proceeds for property damage resulting from the Leverkusen fire and paid $3.2 million of expenses related to repairs and clean-up costs.

Our capital expenditures during the past three years include an aggregate of approximately $15.4 million ($5.4 million in 2003) for our ongoing environmental protection and compliance programs. Our estimated 2004 capital expenditures are $38 million and include approximately $5 million in the area of environmental protection and compliance.

Financing activities

In the first quarter of 2004, KII's operating subsidiaries in Germany, Belgium and Norway borrowed a net (euro)26 million ($32 million when borrowed) under their three-year (euro)80 million secured revolving credit facility at an interest rate of 3.8%. Such amounts were repaid in the second quarter of 2004.

At June 30, 2004, unused credit available under our existing credit facilities approximated $150 million, which was comprised of: $95 million under our European revolving credit facility, $11 million under our Canadian credit facility, $40 million under our U.S. credit facility and $4 million under other non-US facilities.

In March 2003, KII's operating subsidiaries in Germany, Belgium and Norway borrowed (euro)15 million ($16.1 million when borrowed), in April 2003, repaid NOK 80 million ($11.0 million when repaid) and in the third quarter of 2003, repaid (euro)30.0 million ($33.9 million when repaid) under the European revolving credit facility. See note 8 to our consolidated financial statements.

In March 2002, we redeemed $25 million principal amount of our 11.75% senior secured notes using available cash on hand, and in June 2002 we redeemed the remaining $169 million principal amount of such notes using a portion of the proceeds from the June 2002 issuance of the (euro)285 million principal amount of the KII 8.875% senior secured notes ($280 million when issued). Also in June 2002, KII's operating subsidiaries in Germany, Belgium and Norway borrowed
(euro)13 million ($13 million) and NOK 200 million ($26 million) which, along with available cash, was used to repay and terminate KII's short term notes payable ($53.2 million when repaid). In 2002, we repaid a net euro-equivalent
12.7 million ($12.4 million when repaid) and 1.7 million ($1.6 million when repaid), respectively, of our European revolving credit facility.

In September 2002 our U.S. operating subsidiaries entered into a three-year $50 million asset-based revolving credit facility. As of December 31, 2003, no borrowings were outstanding under this facility and borrowing availability was approximately $39 million. See note 8 to our consolidated financial statements.

Deferred financing costs of $10.7 million for the senior secured notes, the European revolving credit facility and the U.S. revolving credit facility are being amortized over the life of the respective agreements and are included in other noncurrent assets as of December 31, 2003.

In 2001, we repaid (euro)7.6 million ($6.5 million when paid) and (euro)16.4 million ($14.9 million when paid), respectively, of our euro-denominated short-term debt with excess cash flow from operations.

Cash dividends paid during 2001, 2002 and 2003 totaled $30.5 million, $120.1 million and $7.0 million, respectively. In each of the first and second quarters of 2004, we paid a regular quarterly dividend to stockholders of $.25 per share, aggregating $24.5 million. The declaration and payment of future dividends is discretionary, and the amount, if any, will be dependent upon our results of operations, financial condition, contractual restrictions and other factors deemed relevant by our board of directors. Certain of our subsidiaries are parties to credit agreements that, among other things, limited their ability to pay dividends. See note 8 to our consolidated financial statements.`

Cash flows related to capital contributions and other transactions with affiliates aggregated net cash outflows of $47.5 million and $73.7 million in 2001 and 2002, respectively and a net cash inflow of $19.7 million in 2003. Such amounts related principally to loans that we made to affiliates (such notes receivable from affiliates being reported as reductions to our stockholders' equity, and therefore considered financing cash flows). Additionally, settlement of the above-mentioned notes receivable from affiliates was not then currently contemplated in the foreseeable future. In 2002, we transferred certain such notes receivable from affiliates to NL, and as a result, we no longer report cash flows related to certain such notes receivable from affiliates. Such net cash flows in 2002 also included $9.2 million related to our purchase of EWI RE, Inc. See note 1 to our consolidated financial statements.

Provisions contained in certain of our credit agreements could result in the acceleration of the applicable indebtedness prior to its stated maturity for reasons other than defaults from failing to comply with typical financial covenants. For example, certain credit agreements allow the lender to accelerate the maturity of the indebtedness upon a change of control (as defined) of the borrower. In addition, certain credit agreements could result in the acceleration of all or a portion of the indebtedness following a sale of assets outside the ordinary course of business.

Cash,  cash  equivalents,   restricted  cash  and  restricted   marketable  debt
securities and borrowing availability

At June 30, 2004, we and our subsidiaries had (i) current cash and cash equivalents aggregating $88.4 million ($37.1 million held by non-U.S. subsidiaries), (ii) current restricted cash equivalents of $1.0 million and
(iii) noncurrent restricted marketable debt securities of $2.5 million.

At June 30, 2004, our outstanding debt was comprised of (i) $346.4 million related to KII's senior secured notes and (ii) approximately $.4 million of other indebtedness. In addition, we had a $200 million long-term note payable to NL due in 2010.

At June 30, 2004, KII had approximately $220 million available for payment of dividends and other restricted payments as defined in the notes indenture.

At June 30, 2004, we had complied with all financial covenants governing our debt agreements.

Pricing within the TiO2 industry is cyclical, and changes in industry economic conditions significantly impact our earnings and operating cash flows. Cash flows from operations is considered the primary source of our liquidity. Changes in TiO2 pricing, production volumes and customer demand, among other things, could significantly affect our liquidity.

See note 13 to our consolidated financial statements for certain income tax examinations currently underway with respect to certain of our income tax returns in various U.S. and non-U.S. jurisdictions, and see note 17 to our consolidated financial statements with respect to certain legal proceedings with respect to us.

We have substantial operations located outside the United States for which the functional currency is not the U.S. dollar. As a result, the reported amounts of our assets and liabilities related to our non-U.S. operations, and therefore our consolidated net assets, will fluctuate based upon changes in currency exchange rates.

Based upon our expectations for the TiO2 industry and anticipated demands on our cash resources as discussed herein, we expect to have sufficient liquidity to meet our near-term obligations including operations, capital expenditures, debt service and current dividend policy. To the extent that actual developments differ from our expectations, our liquidity could be adversely affected.

Legal proceedings and environmental matters

See note 17 to our consolidated financial statements for a description of certain legal proceedings and environmental matters with respect to us.

Foreign operations

As discussed above, we have substantial operations located outside the United States for which the functional currency is not the U.S. dollar. As a result, the reported amount of our assets and liabilities related to our non-U.S. operations, and therefore our consolidated net assets, will fluctuate based upon changes in currency exchange rates. As of January 1, 2001, the functional currency of our German, Belgian, Dutch and French operations have been converted to the euro from their respective national currencies. At December 31, 2003, we had substantial net assets denominated in the euro, Canadian dollar, Norwegian kroner and United Kingdom pound sterling.

Off balance sheet arrangements

Other than operating lease commitments disclosed in note 17 to our consolidated financial statements, we are not party to any material off-balance sheet financing arrangements. As of December 31, 2003, the aggregate amount of future minimum payments of such operating leases was $29.4 million.

Other

We periodically evaluate our liquidity requirements, alternative uses of capital, capital needs and availability of resources in view of, among other things, our dividend policy, our debt service and capital expenditure requirements and estimated future operating cash flows. As a result of this process, we in the past have sought, and in the future may seek, to reduce, refinance, repurchase or restructure indebtedness; raise additional capital; issue additional securities; repurchase shares of our common stock; modify our dividend policy; restructure ownership interests; sell interests in subsidiaries or other assets; or take a combination of such steps or other steps to manage our liquidity and capital resources. In the normal course of our business, we may review opportunities for the acquisition, divestiture, joint venture or other business combinations in the chemicals or other industries, as well as the acquisition of interests in related companies. In the event of any acquisition or joint venture transaction, we may consider using available cash, issuing equity securities or increasing our indebtedness to the extent permitted by the agreements governing our existing debt. See note 8 to our consolidated financial statements.

Summary of debt and other contractual commitments

As more fully described in the notes to our consolidated financial statements, we are a party to various debt, lease and other agreements, which contractually and unconditionally commit us to pay certain amounts in the future. See notes 8 and 17 to our consolidated financial statements. The following table summarizes such contractual commitments of us and our consolidated subsidiaries as of December 31, 2003 that are unconditional both in terms of timing and amount by the type and date of payment.

                                                                         Payment due date
                                                -----------------------------------------------------------------
                                                                                           2009 and
Contractual commitment                             2004        2005/2006     2007/2008       after         Total
                                                ----------    -----------   -----------   ------------  -----------
                                                                           (In millions)

Third party indebtedness                       $       .3     $       .3    $      -      $    356.1   $    356.7
Operating leases                                      3.3            3.7           2.5          19.9         29.4
Fixed asset acquisitions                              9.6            -             -             -            9.6
Long term supply contracts for the purchase
   of TiO2 feedstock                                146.1          265.8         135.0           -          546.9
Asset retirement obligations and other                -              -             -             5.8          5.8
                                               ----------     ----------    ----------    ----------   ----------

                                               $    159.3     $    269.8    $    137.5    $    381.8   $    948.4
                                               ==========     ==========    ==========    ==========   ==========

The above table does not reflect any amounts that we might pay to fund our defined benefit pension plans and OPEB plans, as the timing and amount of any such future fundings are unknown and dependent on, among other things, the future performance of defined benefit pension plan assets, interest rate assumptions and actual future retiree medical costs. Such defined benefit pension plans and OPEB plans are discussed above in greater detail.

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

General

We are exposed to market risk from changes in foreign currency exchange rates, interest rates and equity security prices. In the past, we have periodically entered into interest rate swaps or other types of contracts in order to manage a portion of our interest rate market risk. Otherwise, we do not generally enter into forward or option contracts to manage such market risks, nor do we enter into any such contract or other type of derivative instrument for trading or speculative purposes. Other than as described below, we were not a party to any material forward or derivative option contract related to foreign exchange rates, interest rates or equity security prices at December 31, 2002 and 2003 and June 30, 2004. See notes 1 and 18 to our consolidated financial statements.

Interest rates

We are exposed to market risk from changes in interest rates, primarily related to indebtedness. At December 31, 2003, substantially all of our aggregate indebtedness was comprised of fixed-rate instruments (2002 - 92% of fixed-rate instruments and 8% of variable rate borrowings). The large percentage of fixed-rate debt instruments minimizes earnings volatility that would result from changes in interest rates. The following table presents principal amounts and weighted average interest rates for our aggregate outstanding indebtedness at December 31, 2003. At December 31, 2002 and 2003, all outstanding fixed-rate indebtedness was denominated in U.S. dollars or the euro, and the outstanding variable rate borrowings were denominated in U.S. dollars, the euro or the Norwegian kroner. Information shown below for such foreign currency denominated indebtedness is presented in its U.S. dollar equivalent at December 31, 2003 using exchange rates of 1.25 U.S. dollars per euro. Certain Norwegian kroner denominated capital leases totaling $700,000 in 2003 have been excluded from the table below.

                                                                   Amount
                                                        -----------------------------
                                                        Carrying value  Fair value  Interest rate  Maturity date
                                                        --------------  ----------  -------------  -------------
                                                               (In millions)

Fixed rate indebtedness:
   Euro denominated KII senior secured notes            $    356.1      $    356.1       8.9%            2009
                                                        ==========      ==========

At December 31, 2002, fixed rate indebtedness aggregated $296.9 million (fair value - $299.9 million) with a weighted-average interest rate of 8.9%; and variable rate indebtedness at such date aggregated $27.1 million, which approximates fair value, with a weighted-average interest rate of 6.5%. All of such fixed rate indebtedness was denominated in euros. Such variable rate indebtedness was denominated in the euro (58% of the total) or the Norwegian kroner (42%).

Foreign currency exchange rates

We are exposed to market risk arising from changes in foreign currency exchange rates as a result of manufacturing and selling our products worldwide. Earnings are primarily affected by fluctuations in the value of the U.S. dollar relative to the euro, the Canadian dollar, the Norwegian kroner and the United Kingdom pound sterling.

As described above, at December 31, 2003, we had the equivalent of $356.1 million of outstanding euro-denominated indebtedness (2002 - the equivalent of $312.5 million of euro-denominated indebtedness and $11.5 million of Norwegian kroner-denominated indebtedness). The potential increase in the U.S. dollar equivalent of the principal amount outstanding resulting from a hypothetical 10% adverse change in exchange rates at such date would be approximately $35.6 million at December 31, 2003 (2002 - $32.4 million).

At December 31, 2003, we had entered into a short-term currency forward contract maturing on January 2, 2004 to exchange an aggregate of (euro)40 million into U.S. dollars at an exchange rate of U.S. $1.25 per euro. Such contract was entered into in conjunction with the January 2004 payment of an intercompany dividend from one of our European subsidiaries. At December 31, 2003, the actual exchange rate was U.S. $1.25 per euro. The estimated fair value of such foreign currency forward contract was not material at December 31, 2003.

Other

We believe there may be a certain amount of incompleteness in the sensitivity analyses presented above. For example, the hypothetical effect of changes in exchange rates discussed above ignores the potential effect on other variables which affect our results of operations and cash flows, such as demand for our products, sales volumes and selling prices and operating expenses. Accordingly, the amounts presented above are not necessarily an accurate reflection of the potential losses we would incur assuming the hypothetical changes in exchange rates were actually to occur.

The above discussion and estimated sensitivity analysis amounts include forward-looking statements of market risk, which assume hypothetical changes in currency exchange rates. Actual future market conditions will likely differ materially from such assumptions. Accordingly, such forward-looking statements should not be considered to be projections by us of future events, gains or losses.

NON-GAAP FINANCIAL MEASURES

In an effort to provide investors with additional information regarding our results of operations as determined by GAAP, we have disclosed certain non-GAAP information that we believe provides useful information to investors.

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We disclose  percentage  changes in our average TiO2  selling  prices in billing currencies, which excludes the effects of foreign currency translation. We believe that disclosure of such percentage changes allows investors to analyze such changes without the impact of changes in foreign currency exchange rates, thereby facilitating period-to-period comparisons of the relative changes in average selling prices in the actual various billing currencies. Generally, when the U.S. dollar either strengthens or weakens against other currencies, the percentage change in average selling prices in billing currencies will be higher or lower, respectively, than such percentage changes would be using actual exchange rates prevailing during the respective periods.

We exclude nonoperating interest income, insurance recoveries, net and currency transaction gain from our definition of adjusted EBITDA because they are not related to our TiO2 operations and we believe including such items in our adjusted EBITDA would not be representative of our ongoing operations. We have included adjusted EBITDA in this prospectus because our management considers it an important supplemental measure of our performance and believes that it is frequently used by securities analysts, investors and other interested parties in the evaluation of companies in our industry. Management believes adjusted EBITDA is a useful tool for measuring our ability to meet our future debt service, capital expenditures and working capital requirements. In addition, we utilize adjusted EBITDA in evaluating acquisition targets. Adjusted EBITDA is not a substitute for the GAAP measures of net income (a performance measure) or cash flows from operating activities (a liquidity measure), and it is not necessarily a measure of our ability to fund our cash needs. In addition, it should be noted that companies calculate adjusted EBITDA differently and, therefore, adjusted EBITDA as presented in this prospectus may not be comparable to adjusted EBITDA reported by other companies. Adjusted EBITDA has material limitations as a performance measure because it excludes, among other things, interest expense, depreciation and amortization expense and income tax expense, each of which are a necessary element of our costs and operations. Adjusted EBITDA has material limitations as a liquidity measure because it excludes, among other things, changes in assets and liabilities that are included in the calculation of cash flows from operating activities. Therefore, you should not consider adjusted EBITDA in isolation, or as a substitute of our financial performance or liquidity as calculated in accordance with GAAP. We compensate for these limitations by relying primarily on our GAAP results and by using adjusted EBITDA only supplementally.

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Industry overview

TITANIUM DIOXIDE OVERVIEW

Titanium dioxide, or TiO2, an inorganic chemical, is the largest commercially used whitening pigment by volume. Titanium dioxide derives its value from its whitening properties and opacifying ability, commonly referred to as hiding power. As a result of titanium dioxide's high refractive index rating, it can provide more hiding power than any other white pigment. In addition, TiO2 pigments demonstrate excellent resistance to chemical attack, good thermal stability and resistance to ultraviolet degradation. TiO2 is supplied to end-users in either a powder or slurry form.

The global market for TiO2 in 2003 was estimated to be in excess of $8 billion. Mature industries in the developed world are the primary consumers of TiO2 products. These industries include coatings (approximately 58% of industry sales volume), plastics (approximately 23%) and paper (approximately 11%). Demand for TiO2 has generally been driven by worldwide gross domestic product and has generally increased with rising standards of living in various regions of the world. According to industry estimates, TiO2 consumption has grown at a compound annual growth rate of approximately 2.7% since 1990.

Per capita consumption of TiO2 in the United States and Western Europe far exceeds that in other areas of the world, and these regions are expected to continue to be the largest consumers of TiO2. In 2003, North America and Western Europe accounted for approximately 31% and 27% of global TiO2 consumption, respectively. Significant markets for TiO2 could emerge in Eastern Europe, the Far East and China as economies in these regions develop and quality-of-life products, including TiO2, experience greater demand.

Pricing within the global TiO2 industry is cyclical and can be significantly impacted by changes in economic conditions, especially in industrialized nations. For example, over the past ten years, prices declined from 1994 to 1997, increased from 1997 to 2000, decreased from 2000 until mid-2002, increased from mid-2002 until early 2003, remained flat or declined from early 2003 until mid-2004 and began to rise late in the second quarter of 2004.

We, along with the other top four worldwide producers of TiO2, currently account for approximately 76% of total worldwide capacity. The following charts show our estimates of European and North American industry production capacity in 2003:

[Two pie charts. The first pie chart shows our estimate of 2003 production capacity in Europe, consisting of Huntsman (27%), Kronos (20%), Millennium (17%), Kerr-McGee (11%) and Other (25%). The second pie chart shows our estimate of 2003 production capacity in North America, consisting of DuPont (53%), Kerr-McGee (19%), Millennium (15%), Kronos (9%) and Huntsman (4%).]

We believe that there are no effective substitutes for TiO2. Extenders such as kaolin clays, calcium carbonate and polymeric opacifiers are used in a number of end-use markets as white pigments, however, the opacity in these products is not able to duplicate the performance characteristics of TiO2 and we believe these products are unlikely to replace TiO2.

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RECENT TiO2 INDUSTRY DEVELOPMENTS

We believe that TiO2 industry dynamics are improving due to strong demand and higher selling prices. Several titanium dioxide manufacturers, including Kronos, have announced further worldwide price increases that are targeted to be implemented in the fourth quarter of 2004 and the first quarter of 2005. Limited new capacity, higher demand and improving pricing should result in improved operating rates and product margins for TiO2 producers.

In recent years, global production capacity for TiO2 has grown modestly due primarily to debottlenecking existing chloride production facilities. During this time, sulfate process production capacity has remained relatively stable. However, in the past year, Huntsman, Millennium Chemicals, Inc. ("Millennium") and Kerr McGee Corporation ("Kerr McGee") have announced the idling or shut down of an aggregate of approximately 135,000 metric tons of sulfate production capacity by early 2005.

MANUFACTURING PROCESS

The two commercial processes used to produce TiO2 pigments are the chloride process and the sulfate process. The chloride process utilizes a newer technology and currently accounts for substantially all of the operating capacity in North America and approximately two-thirds of all of the capacity worldwide. The vast majority of the TiO2 production capacity built since the late 1980s has utilized the chloride process. The sulfate process is an older technology and until the 1990s accounted for most of the TiO2 capacity in the world.

We believe that the chloride process has several advantages over the sulfate process. It recycles chlorine back to the production process, it produces significantly less waste than the sulfate process, which produces as much as ten times the waste per ton of product as does the chloride process, and is less energy and labor intensive. Chloride pigments are preferred to sulfate-based pigments in a wide variety of products due to technical and commercial considerations. However, certain end-use applications prefer sulfate process TiO2, and the anatase form of TiO2 can only be produced through the sulfate process.

Chloride Process. The feedstocks that are used in this process include titanium slag, synthetic rutile, natural rutile, or ilmenite ores. The chloride process is a continuous process, whereby the feedstock is chlorinated in the presence of carbon to produce titanium tetrachloride (TiCl4) in a fluid-bed reactor. The TiCl4 is extracted from other chlorinated products and purified by distillation. It is then oxidized in the vapor phase to produce both recyclable chlorine and TiO2 for finishing treatment. The technology used in the chloride manufacturing process is closely held by the major global TiO2 manufacturers.

Sulfate Process. The feedstocks that are used in this process include ilmenite ore or titanium slag. The sulfate process is a batch process, whereby the ilmenite or slag is digested with sulfuric acid to form a mixture of soluble sulfates. After filtration and concentration, the soluble sulfate is hydrolyzed to an insoluble hydrous TiO2 that precipitates out after seeding crystals are added to the solution. The precipitate is collected, filtered, bleached, washed and calcined to yield a TiO2 ready for finishing treatment.

Crystal Forms. Two basic crystal forms of TiO2 are produced commercially - rutile and anatase. Both the chloride and sulfate production processes produce rutile TiO2. Chloride process rutile is preferred for the majority of the customer applications. From a technical standpoint, chloride process rutile TiO2 has a bluer undertone and higher durability than sulfate process rutile TiO2. Although many end-use applications can use either form of rutile TiO2, chloride process rutile TiO2 is the preferred form for use in coatings and plastic, the two largest end-use applications. Anatase TiO2, which is produced only through the sulfate production process, represents a much smaller percentage of annual global TiO2 production (approximately 10%) and is preferred for use in selected paper, ceramics, rubber tires, man-made fibers, food and cosmetics.

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


Business overview

We are one of the leading global producers and marketers of value-added TiO2 pigments. Our TiO2 products are sold under the widely recognized Kronos(R) brand name and are utilized in a diverse range of customer applications and end-use markets, including coatings, plastics, paper and other industrial and consumer markets. Our broad range of over 40 TiO2 pigment products are "quality-of-life" products that significantly enhance the key characteristics of our customers' end-products by imparting whiteness, brightness and opacity to the end-products. We and our predecessors have produced and marketed TiO2 products for over 80 years, and we are the only leading TiO2 producer committed to producing TiO2 pigments and related products as our sole business. Our focused management team and business strategy have enabled us to develop considerable expertise and efficiency in the manufacture, sale and service of our products.

We serve over 4,000 customers located in over 100 countries. We estimate our global market share based on 2003 sales volume at 12%. In Europe and North America, our primary markets, we estimate our market share based on 2003 sales volume at 18% and 15%, respectively. We believe that our strong competitive position is the result of our industry experience, reputation for high quality products, outstanding process technology, highly recognized brand name and experienced management team. In addition, our high level of technical service and ability to satisfy our customers' specific technical needs allow us to maintain strong relationships with our customers.

We conduct our operations through six strategically located manufacturing facilities, four in Europe and two in North America, which includes our 50% interest in a joint venture in the United States. We believe our production processes are among the most efficient in the industry, which results from our high operating rates, proprietary chloride process technology, technical expertise, ongoing debottlenecking programs and co-product business. In addition, we believe that we have a significant competitive advantage by operating the only ilmenite ore mine in Western Europe, which supplies the key raw material for all of our European sulfate operations and also produces ore for sale to third party customers.

Our consolidated results for the year ended December 31, 2003 included net sales of $1,008.2 million, net income of $87.5 million and adjusted EBITDA of $171.9 million. Our consolidated results for the six months ended June 30, 2004 included net sales of $559.1 million, net income of $277.3 million and adjusted EBITDA of $86.5 million, compared with net sales of $519.6 million, net income of $58.5 million and adjusted EBITDA of $87.0 million for the six months ended June 30, 2003. Please see "Selected historical consolidated financial and operating data" for a reconciliation of adjusted EBITDA to GAAP financial measure. In 2003, we had record TiO2 production of 476,000 metric tons, resulting in almost full production capacity utilization. For the six months ended June 30, 2004, our record TiO2 production totaled 240,000 metric tons, as compared to 237,000 metric tons in the six months ended June 30, 2003.

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


The following charts show the approximate percentages of our 2003 sales volume by geographic region and end use:

[Two pie charts. The first pie chart shows 2003 Sales Volume Percentages by Geographic Region, consisting of Europe (50%), North America (40%) and Other (10%). The second pie chart shows 2003 Sales Volume Percentages by End Use, consisting of Coatings (49%), Plastics (36%), Paper (6%) and Other (9%).]

OUR COMPETITIVE STRENGTHS

Leading market positions with singular focus on TiO2. Based on production capacity, we are the second and fourth largest producer of TiO2 in Europe and North America, respectively. We believe that we have leading market positions based on sales volumes in the German, Scandinavian, Benelux, Austrian, Swiss and Canadian markets. The production and sale of TiO2 is our core business, a business our predecessors and we have been operating for over 80 years. We believe this singular focus combined with our long history and experience in the industry, has helped to make our operations among the most highly regarded and efficient in the industry, which is reflected in our strong operating results relative to most of our major competitors.

Strong customer relationships across diverse end-use markets. We sell our products to over 4,000 customers across a diverse range of end-use markets and market segments in over 100 countries worldwide. Our top ten customers represented approximately 25% of net sales in 2003, with our largest customer accounting for less than 10% of our 2003 net sales. We have strong sales penetration in the two largest TiO2 end-use markets, coatings and plastics, in addition to sales into a diverse range of smaller end-use markets and market segments. We sell the majority of our products through a direct sales force that we believe has helped build customer loyalty and strengthen our competitive position. Our business is also geographically diversified, with manufacturing operations in North America and Western Europe, and has a worldwide distribution, sales and technical support network. We believe this diversification minimizes the potential impact of volatility from any one customer, industry or geographic region.

Broad product offering, with favorable product mix. We believe we have one of the broadest product offerings in the TiO2 industry. We offer over 40 different TiO2 grades, including rutile, anatase and non-pigmentary grades. We manufacture several key grades that we believe possess superior performance characteristics relative to the products of most of our competitors. For example, we have a significant share of the European PVC profile market, where we supply a TiO2 product grade that has more than 30 years of proven performance. Other TiO2 applications that we believe provide us with an advantage over many of our competitors include chloride grades for engineering plastics and paper laminate applications and sulfate grades for food, pharmaceutical, cosmetics, textile fiber and dry cell battery applications. In addition, in 2003, we generated 36% of our Ti02 sales volumes from the faster-growing plastics end-use market from which we realize higher margins then the coatings end-use market.

High manufacturing efficiency enhanced by complementary businesses. We believe that our manufacturing facilities are among the most efficient in the industry.

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

All of our manufacturing facilities are ISO 9001 or 9002 certified and our chloride production facilities share essentially the same proprietary technology, equipment and process controls systems. We have achieved operating efficiencies through the standardization of equipment across our manufacturing facilities, aggressive training of employees, innovative technology changes, and processing by-products to sell as co-products into the marketplace. Due in part to ongoing debottlenecking programs, our production capacity has increased by approximately 30% over the past ten years with only moderate capital investment. In addition, our research and development and process technology efforts focus on improving production processes and yields and product grades and quality.

We operate three additional businesses that are related to our TiO2 business and further enhance our operational efficiencies. We operate an ilmenite mine in Norway that supplies all of the feedstock for our European sulfate operations, which reduces our production costs at these plants, and also sells ilmenite to third parties. We also manufacture and sell iron-based co-product chemicals in Europe, which are by-products and processed by-products of the TiO2 pigment production process. By efficiently utilizing by-products, our co-products business provides important cost savings to our production process. We also manufacture and sell titanium chemicals. This business absorbs costs that would otherwise be incurred by our TiO2 operations and contributes to our overall profitability. Our ilmenite mine, chemicals co-product and titanium chemical businesses represented approximately 10% of our 2003 net sales.

History of positive cash flow generation through industry cycles. Through the recent economic cycle and through periods of challenging industry fundamentals, we have generated positive cash flow from operating activities for 11 consecutive years, including years in which we had a significantly higher level of outstanding indebtedness than we currently have. Through ongoing process improvements we have reduced labor and other manufacturing costs and have added production capacity with moderate capital investment, resulting in a reduction in fixed costs and a significant improvement in margins. We continue to focus on increasing manufacturing efficiencies through selected capital projects, process improvements and best practices in order to lower unit costs and improve margins. We also seek to increase margins by focusing our sales efforts on those end-use and geographic markets where we believe we can realize relatively higher selling prices than in alternate markets. We maintain rigorous financial discipline in investing capital in our core business.

Significant barriers to entry. Chloride process technologies, including our proprietary chloride technology, are held by a small number of principal TiO2 producers. The closely held nature of this technology poses a significant barrier to entry for new entrants into the TiO2 industry because the chloride process is the primary TiO2 production process in the industry, representing approximately two-thirds of all TiO2 produced annually and approximately 72% of our TiO2 production in 2003. In addition, adding new TiO2 production capacity by constructing greenfield plants requires significant capital expenditures and generally requires lead times of between three to five years before initial production, which pose significant barriers to entry in the industry.

Experienced operating management team. We are managed by an experienced and motivated group of senior operating management, each of whom has over 15 years of experience in the chemical industry and an average of over 15 years of experience with us. Our senior operating management team is responsible for developing and executing our strategy, which has generated a track record of production growth, high operating rates, cost reductions, steady sales volume growth, strong customer relationships and significant cash flows. In addition to our strong senior operating management team, we have an experienced group of employees who work to maintain our market position by developing and maintaining customer relationships, expanding our product offerings and implementing innovative technological enhancements.

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

OUR BUSINESS STRATEGY

Leverage our global leadership position. We plan to capitalize on our strong market position and drive profitable growth by enhancing existing customer relationships, providing high quality products and offering technical expertise to our customers. We also intend to improve our competitive position by developing new products and applications to increase sales volumes and drive higher margins. As an example, we are currently developing a new universal coatings grade that will have improved performance in certain coatings applications, from interior water-based house paints to high gloss solvent-based industrial/OEM applications. We are also developing a new paper laminate grade that will provide greater adhesion to the paper fiber resulting in improved opacity and efficiency. We believe these developments will help to maintain or improve our market position.

Pursue attractive market opportunities. Our broad product offering allows us to participate in a variety of end-use markets, and pursue those market segments that have attractive growth prospects and profit margins. Our operations in Germany position us to participate in markets in Eastern Europe, which we expect to provide attractive growth opportunities as they develop. We also seek to increase margins by focusing our sales efforts on those end-use and geographic markets where we believe we can realize relatively higher selling prices than in alternate markets.

Continue to enhance our operating efficiencies and improve our margins. We are continually evaluating our business to identify opportunities to increase operational efficiency. We intend to continue focusing on increasing manufacturing efficiencies through selected capital projects, process improvements and best practices in order to lower unit costs and improve our margins. In addition, we intend to continue to pursue debottlenecking activities at our manufacturing facilities in order to achieve incremental increases in production capacity.

Pursue a disciplined acquisition strategy. We plan to evaluate and pursue new opportunities that represent a logical fit with our existing business platform and to seek acquisition opportunities that enhance our product portfolio, expand our market presence or provide operational synergies and cost savings.

PRODUCTS AND END-USE MARKETS

Our titanium dioxide pigments are used for imparting whiteness, brightness and opacity to a wide range of end-use products, including paints, plastics, paper, ink, textiles, ceramics, food and cosmetics. We offer our customers a broad portfolio of products that includes over 40 different TiO2 pigment grades.

Sales of our core TiO2 pigments represented over 90% of our net sales in 2003. We and our agents and distributors primarily sell and provide technical services for our products in three major end-use markets: coatings, plastics and paper. In 2003, our sales volumes in each of these three end-use markets were 49%, 36% and 6%, respectively.

Some of the principal applications for our products include the following:

TiO2 for coatings. Our TiO2 is used to provide opacity, durability, tinting strength and brightness in industrial coatings, as well as for coatings for home interiors and exteriors, automobiles, aircraft, machines, appliances, traffic paint and other special purpose coatings. The amount of TiO2 used in coatings varies widely depending on the opacity, color and quality desired. Generally, the higher the opacity requirement of the coating, the greater the TiO2 content.

TiO2 for plastics. We produce TiO2 pigments that improve the optical and physical properties in plastics, including whiteness and opacity. TiO2 is used to provide opacity in items such as containers and packaging materials, and vinyl products such as windows, door profiles and siding. TiO2 also generally

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


provides hiding power, neutral undertone, brightness and surface durability for housewares, appliances, toys, computer cases and food packages. TiO2's high brightness, along with its opacity, is used in some engineering plastics to help mask their undesirable natural color. TiO2 is also used in masterbatch, which is a concentrate of TiO2 and other additives and is one of the largest uses for TiO2 in the plastics end-use market. The TiO2 is dispersed at high concentrations into a plastic resin and is then used by manufacturers of plastic containers, bottles and packaging and agricultural films.

TiO2 for paper. Our TiO2 is used in the production of several types of paper, including laminate (decorative) paper, filled paper and coated paper, to provide whiteness, brightness, opacity and color stability. Although we sell our TiO2 to all segments of the paper end-use market, our primary focus is on the TiO2 grades used in paper laminates, where several layers of paper are laminated together using melamine resin under high temperature and pressure. The top layer of paper contains as much as 50% TiO2 and is the layer that is printed with decorative patterns. Paper laminates are used to replace materials such as wood and tile for such applications as counter tops, furniture and wallboard. TiO2 is beneficial in these applications because it assists in preventing the material from fading or changing color after prolonged exposure to sunlight and other weathering agents.

TiO2 for other applications. We produce TiO2 to improve the opacity and hiding power of printing inks. TiO2 allows inks to achieve very high print quality while not interfering with the technical requirements of printing machinery, including low abrasion, high printing speed and high temperatures. Our TiO2 is also used in textile applications. TiO2 functions as an opacifying and delustering agent. In man-made fibers such as rayon and polyester, TiO2 corrects an otherwise undesirable glossy and translucent appearance. Without the presence of TiO2, these materials would be unsuitable for use in many textile applications.

We produce high purity sulfate process anatase TiO2 used to provide opacity, whiteness and brightness in a variety of cosmetic and personal care products, such as skin cream, lipstick, eye shadow and toothpaste. Our TiO2 is also found in food products, such as candy and confectionaries, and in pet foods where it is used to obtain uniformity of color and appearance. In pharmaceuticals, our TiO2 is used commonly as a colorant in pill and capsule coatings as well as in liquid medicines to provide uniformity of color and appearance. Kronos purified anatase grades meet the applicable requirements of the CTFA (Cosmetics, Toiletries and Fragrances Association), USP and BP (United States Pharmacopoeia and British Pharmacopoeia) and the FDA (United States Food and Drug Administration).

Related Businesses. Our TiO2 business is enhanced by the following three complementary businesses, which comprised approximately 10% of our net sales in 2003:

>> We operate an ilmenite mine in Norway pursuant to a governmental concession with an unlimited term. Ilmenite is a raw material used directly as a feedstock by some sulfate-process TiO2 plants, including all of our European sulfate-process plants. The mine has estimated ilmenite reserves that are expected to last at least 20 years. Approximately 5% of our net sales in 2003 represented ilmenite sales to third-party customers.

>> We manufacture and sell iron-based chemicals, which are by-products and processed by-products of the TiO2 pigment production process. Our co-product chemicals are marketed through our Ecochem division, and are used primarily as treatment and conditioning agents for industrial effluents and municipal wastewater as well as in the manufacture of iron pigments, cement and agricultural products. Sales of co-product chemicals were approximately 3% of our net sales in 2003. We believe the emerging use of co-products in Europe in cement, driven by European Union regulations, may increase demand for these products in the future. While sales of co-products represent a relatively small percentage of our overall net sales, they provide important cost savings to our production process by efficiently utilizing by-products that would otherwise result in our incurring disposal costs.

>>   Titanium chemical products,  titanium  oxychloride and titanyl sulfate, are
     side-stream   products  from  the  production  of  titanium   dioxide.   We
     manufacture and sell these specialty products in Europe and North America.

     Titanium oxychloride is used in specialty applications in the formulation of pearlescent pigments, production of electroceramic capacitors for cell phones and other electronic devices. Titanyl sulfate products are used primarily in pearlescent pigments.

     We produce titanium oxychloride at our Belgium plant and are building a new 7,000 metric ton plant in Canada that will double our oxychloride capacity when operations commence, which we currently expect to occur in December 2004. We also produce titanyl sulfate at our Canadian plant. Both titanium oxychloride and sulfate solutions are considered specialty chemicals. This business absorbs costs that would otherwise be incurred by our TiO2 operations and contributes to our overall profitability. Sales of these products represented approximately 2% of our net sales in 2003.

MANUFACTURING PROCESS, OPERATIONS AND PROPERTIES

We manufacture TiO2 using both the chloride process and the sulfate process. Approximately 72% of our current production capacity is based on the chloride process. The chloride process is a continuous process in which chlorine is used to extract rutile TiO2. The chloride process typically has lower manufacturing costs than the sulfate process due to higher yield and production of less waste and lower energy requirements and labor costs. Because much of the chlorine is recycled and feedstock containing a higher titanium content is used, the chloride process produces less waste than the sulfate process. The sulfate process is a batch chemical process that uses sulfuric acid to extract TiO2. Sulfate technology can produce either anatase or rutile pigment. Once an intermediate TiO2 pigment has been produced by either the chloride or sulfate process, it is "finished" into products with specific performance characteristics for particular end-use applications through proprietary processes involving various chemical surface treatments and intensive milling and micronizing.

We currently operate four TiO2 plants in Europe (one in each of Leverkusen, Germany; Nordenham, Germany; Langerbrugge, Belgium; and Fredrikstad, Norway). In North America, we have a TiO2 plant in Varennes, Quebec, Canada and, through the manufacturing joint venture described below, a 50% interest in a TiO2 plant in Lake Charles, Louisiana. We operate an ilmenite mine in Hauge i Dalane, Norway pursuant to a governmental concession and also own a TiO2 slurry plant in Lake Charles, Louisiana.

Our production capacity in 2003 was 480,000 metric tons, approximately 72% of which was with the chloride production process. The following table presents the division of our 2003 manufacturing capacity by plant location and type of manufacturing process:

                                                          Percent of Capacity by Manufacturing Process
                                                      ------------------------------------------------------
Facility                                                     Chloride                      Sulfate
                                                      -----------------------      -------------------------
Leverkusen, Germany                                               41%                          21%
Nordenham, Germany                                                 -                           44
Langerbrugge, Belgium                                             20                            -
Fredrikstad, Norway                                                -                           22
Varennes, Canada                                                  19                           13
Lake Charles, Louisiana                                           20                            -
                                                               -----                       ------
                                                                 100%                         100%
                                                               =====                       ======

Our production capacity has increased by approximately 30% over the past ten years due to debottlenecking programs, with only moderate capital investment. We produced a new record of 476,000 metric tons of TiO2 in 2003, compared to the prior record of 442,000 metric tons produced in 2002. We produced a new six-month production record of 240,000 metric tons of TiO2 in the first six months of 2004. Our production capacity is estimated to increase to approximately 490,000 metric tons per year by year-end 2004 and to approximately 500,000 metric tons in 2005. Due to improved sales, our production capacity utilization in 2003 and the first six months of 2004 was near full capacity, up from 96% in 2002.

We own the land underlying all of our principle production facilities except for Fredrikstadt, Norway and Leverkusen, Germany. The Fredrikstadt plant is located on public land and is leased until 2013 with an option to extend the lease for an additional 50 years. Our principal German operating subsidiary leases the land under its Leverkusen TiO2 production facility pursuant to a lease expiring in 2050. The Leverkusen facility, which accounts for approximately one-third of our current TiO2 production capacity, is located within an extensive manufacturing complex owned by Bayer AG. Rent for the Leverkusen facility is periodically established by agreement with Bayer AG for periods of at least two years at a time. Under a separate supplies and services agreement expiring in 2011, Bayer provides some raw materials, including chlorine and certain amounts of sulfuric acid, auxiliary and operating materials and utilities services necessary to operate the Leverkusen facility. The lease and the supplies and services agreement have certain restrictions regarding our ability to transfer ownership or use of the Leverkusen facility.

We also operate an ilmenite mine in Norway pursuant to a governmental concession with an unlimited term. Our co-products are produced at our Norwegian, Belgian and German plants, and our titanium chemicals are produced at our Belgian and Canadian plants. In addition, we operate a rutile slurry manufacturing plant in Lake Charles, Louisiana, which converts dry pigment manufactured at the Lake Charles TiO2 facilities into a slurry form that is then shipped to customers.

We have various corporate and administrative offices located in the U.S., Germany and Norway and various sales offices located in the U.S., Canada, Belgium, France, the Netherlands, Denmark and the U.K.

TiO2 MANUFACTURING JOINT VENTURE

Kronos Louisiana, Inc., one of our subsidiaries, and Huntsman each own a 50%-interest in a manufacturing joint venture, Louisiana Pigment Company, L.P., or LPC. LPC owns and operates a chloride-process TiO2 plant located in Lake Charles, Louisiana. We and Huntsman share production from the plant equally pursuant to separate offtake agreements.

A supervisory committee, composed of four members, two of whom are appointed by each partner, directs the business and affairs of LPC, including production and output decisions. Two general managers, one appointed and compensated by each partner, manage the operations of the joint venture acting under the direction of the supervisory committee.

The manufacturing joint venture operates on a break-even basis and, accordingly, we report no equity in earnings of the joint venture. With the exception of raw material costs for the pigment grades produced, we and our joint venture partner share all costs and capital expenditures equally. Our share of net costs of the joint venture is reported as cost of sales as the TiO2 acquired from the joint venture is sold. See note 6 to our consolidated financial statements.

RAW MATERIALS

The primary raw materials used in the chloride production process for TiO2 are titanium-containing feedstock, chlorine and coke. These feedstocks may be in the form of titanium slag derived from ilmenite, natural rutile or synthetic rutile. Chlorine and coke are available from a number of suppliers. Titanium-containing feedstock suitable for use in the chloride process is available from a limited but increasing number of suppliers around the world, principally located in Australia, South Africa, Canada, India and the United States. We purchased approximately 390,000 metric tons of chloride feedstock in 2003, of which the vast majority was slag.

We purchased slag in 2003 from two subsidiaries of Rio Tinto plc UK - Richards Bay Iron and Titanium Limited South Africa and Q.I.T. Fer et Titane Inc. Canada ("Q.I.T.") under long-term supply contracts that expire at the end of 2007 and 2006, respectively. Natural rutile ore is purchased primarily from Iluka

Resources, Limited (Australia) under a long-term supply contract that expires at the end of 2005. We do not expect to encounter difficulties obtaining long-term extensions to existing supply contracts prior to the expiration of the contracts. Raw materials purchased under these contracts and extensions thereof are expected to meet our feedstock requirements over the next several years.

The primary raw materials used in the sulfate production process for TiO2 are titanium-containing feedstock, derived primarily from rock and beach sand ilmenite, and sulfuric acid. Sulfuric acid is available from a number of suppliers. Titanium-containing feedstock suitable for use in the sulfate process is available from a limited number of suppliers around the world. Currently, the principal active sources are located in Norway, Canada, Australia, India and South Africa. As one of the few vertically integrated producers of sulfate-process pigments, we operate a rock ilmenite mine in Norway, which provided all of the feedstock for our European sulfate-process pigment plants in 2003. We produced approximately 850,000 metric tons of ilmenite in 2003 of which approximately 300,000 metric tons were used internally with the remainder sold to third parties. For our Canadian sulfate-process plant, we also purchase sulfate grade slag primarily from Q.I.T., and purchased approximately 25,000 metric tons in 2003. Raw materials purchased under these contracts and extensions thereof are expected to meet our feedstock requirements over the next several years.

Please see "Risk factors--We have a limited number of suppliers for some of our raw materials, which could negatively affect us."

SALES AND MARKETING

Our marketing strategy is aimed at developing and maintaining strong customer relationships with new and existing accounts. Because TiO2 is a significant raw material cost for our customers, the purchasing decisions are often made by our customers' senior management. We work to maintain close relationships with the key decision makers, through in-depth frequent calling on these accounts. We endeavor to extend these commercial and technical relationships to multiple levels within our customers' organization using our direct sales force and technical service group to accomplish this objective. We believe that this has helped build customer loyalty to Kronos and strengthen our competitive position. Close cooperation and strong relationships with our customers enables us to stay closely attuned to trends in our customers' businesses. Where appropriate, we work in conjunction with our customers to solve formulation or application problems by modifying specific product properties or developing new pigment grades. We also focus our sales and marketing efforts on those geographic and end-use market segments where we believe we can realize higher selling prices. This focus includes continuously reviewing and optimizing our customer and product portfolios.

Our marketing strategy is also aimed at working directly with customers to monitor the success of our products in their end-use applications, evaluate the need for improvements in product and process technology and identify opportunities to develop new product solutions for our customers. Our marketing staff closely coordinates with our sales force and technical specialists to ensure that all of the needs of our customers are met, and helps develop and commercialize new grades where appropriate.

We sell a majority of our products through our direct sales force comprised of over 40 persons operating from eight sales offices in Europe and four sales offices in North America. We also utilize sales agents and distributors who are authorized to sell our products in specific geographic areas. In Europe, our sales are made primarily through our direct sales force and our sales agents. Our agents do not sell any TiO2 products other than Kronos brand products. In North America, our sales are made primarily through our direct sales force and supported by a network of distributors. In addition to our direct sales force and sales agents, many of our sales agents also act as distributors to service our smaller customers in all regions. We offer our customers who purchase our products through distributors the same high level of customer and technical service as we offer to our larger customers.

NEW PRODUCT DEVELOPMENT

We have approximately 80 scientists, chemists, process engineers and technicians engaged in research and development, process technology and quality assurance activities in Leverkusen, Germany. They have the responsibility for improving chloride and sulfate production processes, improving product quality and strengthening our competitive position by developing new or improved TiO2 grades. Our expenditures for these activities were approximately $6 million in each of 2001 and 2002, and $7 million in 2003.

We continually seek to improve the quality of our grades and have been successful at developing new grades for existing and new applications to meet the needs of our customers and increase product life cycles. For example, we have enhanced our product consistency, and over the past five years have added ten new grades for plastics, coatings, fiber and paper laminate applications. Specifically, in plastics applications, one grade targeted for the growing engineering plastic segment provides excellent masking of the natural yellowness of engineering plastics at high temperatures. Two other plastic grades were designed for use in a range of polyolefin plastic resin applications, as they impart a desirable blue undertone to these resins. We have also developed a new paper laminate grade that we recently introduced designed to deliver higher opacity in this fast growing market segment and are currently working on further improvements.

COMPETITION

The TiO2 industry is highly competitive. We compete primarily on the basis of price, product quality, technical service and the availability of high performance pigment grades. Although certain TiO2 grades are considered specialty pigments, the majority of our grades are considered commodity pigments with price generally being the most significant competitive factor. During 2003, we had an estimated 12% share of worldwide TiO2 sales volume, and based on sales volumes, we believe that we are the leading seller of TiO2 in the German, Scandinavian, Benelux, Austrian, Swiss and Canadian markets.

Our principal competitors are E.I. du Pont de Nemours & Co., Millennium, Huntsman, Kerr McGee and Ishihara Sangyo Kaisha, Ltd. We estimate that our five largest competitors have individual shares of TiO2 production capacity ranging from approximately 24% to 5%, and an estimated aggregate 70% share of worldwide TiO2 production volume.

Capacity additions that are the result of construction of greenfield plants in the worldwide TiO2 market require significant capital and substantial lead time, typically three to five years. As no new plants are currently under construction in North America or Europe, additional greenfield capacity is not expected to come on-stream in the next three to five years, but industry capacity can be expected to increase as we and our competitors continue to debottleneck existing plants. In addition to potential capacity additions through debottlenecking, certain competitors have either idled or shut down facilities. In the past year, Huntsman, Millennium and Kerr McGee have announced the idling or shut down of an aggregate of approximately 135,000 metric tons of sulfate production capacity by early 2005.

PATENTS, TRADEMARKS AND OTHER INTELLECTUAL PROPERTY RIGHTS

Patents held for products and production processes are believed to be important to our competitive position. We seek patent protection for our technical developments, principally in the United States, Canada and Europe, and from time to time enter into licensing arrangements with third parties.

Our major trademarks, including Kronos(R), are protected by registration in the United States and elsewhere with respect to those products we manufacture and sell. We also rely upon unpatented proprietary know-how and continuing technological innovation and other trade secrets to develop and maintain our competitive position. Our proprietary chloride production process is an important part of our technology. Should we fail to maintain confidentiality of our trade secrets used in this technology, our business could be harmed.

Please see "Risk factors-- If our patents are declared invalid or our trade secrets become known to competitors, our ability to compete may be adversely affected."

FOREIGN OPERATIONS

Our chemical businesses have operated in non-U.S. markets since the 1920s. Most of our current production capacity is located in Europe and Canada with non-U.S. net property and equipment aggregating approximately $435 million at December 31, 2003. Net property and equipment in the U.S., including 50% of the property and equipment of LPC, was approximately $116 million at December 31, 2003. Our European operations include production facilities in Germany, Belgium and Norway. Approximately $711 million of our 2003 consolidated sales were to non-U.S. customers, including $91 million to customers in areas other than Europe and Canada. Sales to customers in the U.S. aggregated $297 million in 2003. Foreign operations are subject to, among other things, currency exchange rate fluctuations and our results of operations have, in the past, been both favorably and unfavorably affected by fluctuations in currency exchange rates. Effects of fluctuations in currency exchange rates on our results of operations are discussed in "Risk Factors--Our business may be adversely affected by international operations and fluctuations in currency exchange rates" and "Management's discussion and analysis of financial condition and results of operations."

EMPLOYEES

As of June 30, 2004, we employed approximately 2,370 persons, excluding LPC employees, with approximately 1,900 employees in Europe and 470 in North America. Certain of our employees are highly trained and highly educated. We have approximately 25 employees with Ph.D. or equivalent degrees. Our key plant managers possess an average of over 15 years of experience with us.

The employees at each of our production facilities are organized by labor unions. In Europe, our union employees are covered by master collective bargaining agreements for the chemical industry that are renewed annually. In Canada, our union employees are covered by a collective bargaining agreement that expires in June 2007. We believe that our labor relations are good.

REGULATORY AND ENVIRONMENTAL MATTERS

Our operations are governed by various environmental laws and regulations. Certain of our businesses are, or have been engaged in the handling, manufacture or use of substances or compounds that may be considered toxic or hazardous within the meaning of applicable environmental laws. As with other companies engaged in similar businesses, certain of our past and current operations and products have the potential to cause environmental or other damage. We have implemented and continue to implement various policies and programs in an effort to minimize these risks. Our policy is to comply with applicable environmental laws and regulations at all our facilities and to strive to improve our environmental performance. It is possible that future developments, such as stricter requirements in environmental laws and enforcement policies thereunder, could adversely affect our production, handling, use, storage, transportation, sale or disposal of such substances as well as our consolidated financial position, results of operations or liquidity.

Our U.S. manufacturing operations are governed by federal environmental and worker health and safety laws and regulations, principally the Resource Conservation and Recovery Act ("RCRA"), the Occupational Safety and Health Act, the Clean Air Act, the Clean Water Act, the Safe Drinking Water Act, the Toxic Substances Control Act and the Comprehensive Environmental Response, Compensation and Liability Act, as amended by the Superfund Amendments and Reauthorization Act ("CERCLA"), as well as the state counterparts of these statutes. We believe the TiO2 plant owned by the LPC joint venture and a TiO2 slurry facility we own in Lake Charles, Louisiana are in substantial compliance with applicable requirements of these laws or compliance orders issued thereunder. We have no other U.S. plants.

From time to time, our facilities may be subject to environmental regulatory enforcement under U.S. and foreign statutes. Resolution of such matters typically involves the establishment of compliance programs. Occasionally, resolution may result in the payment of penalties, but to date such penalties have not involved amounts having a material adverse effect on our consolidated financial position, results of operations or liquidity.

We believe that all our plants are in substantial compliance with applicable environmental laws.

While the laws regulating operations of industrial facilities in Europe vary from country to country, the European Union (the "EU") provides a common regulatory framework. Germany and Belgium are members of the EU and follow its initiatives. Norway, although not a member, generally patterns its environmental regulatory actions after the EU. We believe that we have obtained all required permits and are in substantial compliance with applicable EU requirements.

At our sulfate plant facilities in Germany, we recycle weak sulfuric acid either through contracts with third parties or using our own facilities. At our Fredrikstad, Norway plant, we ship our spent acid to a third party location where it is treated and disposed. Our Canadian subsidiary's sulfate plant neutralizes its spent acid and sells its gypsum by-product to a local wallboard manufacturer. We have a contract with a third party to treat certain by-products of our German sulfate-process plants. Either party may terminate the contract after giving four years advance notice with regard to our Nordenham, Germany plant.

We are also involved in various other environmental, contractual, product liability and other claims and disputes incidental to our business. We currently believe the disposition of such claims and disputes, individually or in the aggregate, should not have a material adverse effect on our consolidated financial condition results of operating or liquidity.

Our capital expenditures related to our ongoing environmental protection and improvement programs in 2003 were approximately $5 million, and are currently expected to be approximately $5 million in 2004.

LEGAL PROCEEDINGS

Our Belgian subsidiary and various Belgian employees are the subject of civil and criminal proceedings related to an accident that resulted in two fatalities in such facility in 2000. In May 2004, the court ruled and, among other things, imposed a fine of (euro)200,000 against us with an aggregate amount of less than
(euro)40,000 against various of our employees, the liability for which we have undertaken. We and the individuals have appealed this ruling.

We are also involved in various other environmental, contractual, product liability and other claims and disputes incidental to our business.

We currently believe the disposition of all claims and disputes, individually or in the aggregate, should not have a material adverse effect on our consolidated financial condition, results of operations or liquidity.

INSURANCE

We have customary levels of insurance for a company of our size in our industry. Our insurance policies are subject to customary deductibles and limits. For a discussion of our insurance program, please see "Certain relationships and related transactions--Insurance Matters." For a discussion of our participation in the Contran control group's insurance program, please see note 16 to our consolidated financial statements.

PRINCIPAL EXECUTIVE OFFICES

Our principal executive offices are located at Three Lincoln Centre, 5430 LBJ Freeway, Suite 1700, Dallas, Texas 75240, and our telephone number is (972) 233-1700.

Management

CONTROLLED COMPANY

Because of the ownership of our common stock by NL, Valhi and Tremont LLC as described above under "Summary--Ownership," we are considered a controlled company under the listing standards of the New York Stock Exchange, and we will continue to be considered a controlled company following the completion of this offering. Pursuant to the listing standards, a controlled company may choose not to have a majority of independent directors, independent compensation, nominating or corporate governance committees or charters for these committees. We have chosen not to have a majority of independent directors or an independent nominating or corporate governance committee. Our board of directors believes that the full board of directors best represents the interests of all of our stockholders and that it is appropriate for all matters that would be considered by a nominating or corporate governance committee to be considered and acted upon by the full board of directors. Applying the requirements of the NYSE listing standards, the board of directors has determined that three of our directors are independent and have no material relationship with us. While the members of our management development and compensation committee (the "MD&C Committee") currently satisfy the independence requirements of the NYSE listing standards, we have chosen not to satisfy all of the NYSE listing standards for a compensation committee.

DIRECTORS AND EXECUTIVE OFFICERS

Set forth below is certain information relating to our current directors and executive officers. Each executive officer serves at the pleasure of the Board of Directors.

                Name                       Age                               Position(s)
------------------------------------     ------  ---------------------------------------
Harold C. Simmons...................       72    Chairman of the Board and Chief Executive Officer
Steven L. Watson....................       53    Vice Chairman of the Board
Cecil H. Moore, Jr..................       65    Director
George E. Poston....................       68    Director
Glenn R. Simmons....................       76    Director
Dr. R. Gerald Turner................       58    Director
Dr. Ulfert Fiand....................       56    President, Manufacturing and Technology
H. Joseph Maas......................       52    President, Sales and Marketing
Douglas C. Weaver...................       62    Senior Vice President, Development
Gregory M. Swalwell.................       47    Vice President, Finance and Chief Financial Officer
Robert D. Graham....................       49    Vice President, General Counsel and Secretary
James W. Brown......................       47    Vice President and Controller
John A. St. Wrba....................       48    Vice President and Treasurer
Kelly D. Luttmer....................       41    Vice President and Tax Director

Harold C. Simmons has served as our chairman of the board and chief executive officer since August 2003. Mr. Simmons has served as chief executive officer of NL since July 2003, chairman of the board of NL since 1987 and as a director of NL since 1986. Mr. Simmons has been chairman of the board of Valhi and Contran since prior to 1999 and was chief executive officer of Valhi from prior to 1999 to 2002. Mr. Simmons has also been a director and vice chairman of the board of Titanium Metals Corporation ("TIMET"), an integrated producer of titanium metals products that is related to Valhi, since August 2004. Mr. Simmons has been an executive officer or director of various companies related to Valhi and Contran since 1961. Mr. Simmons is a brother of Glenn R. Simmons.

Steven L. Watson has served as vice chairman of the board since October 2004 and has been a director since August 2003. Mr. Watson has been president and a director of Valhi and Contran since 1998 and chief executive officer of Valhi since 2002. Mr. Watson is also a director of CompX, Keystone, NL and TIMET. Mr. Watson has served as an executive officer or director of various companies related to Valhi and Contran since 1980.

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


Cecil H. Moore, Jr. has been our director since December 2003. Mr. Moore is currently a private investor and retired from KPMG LLP in 2000 after 37 years in which he served in various capacities with the firm. Among other positions, he served as managing partner of the firm's Dallas, Texas business unit from 1990 to 1999. Prior to 1990, Mr. Moore was partner-in-charge of the audit and accounting practice of the firm's Dallas, Texas business unit for 12 years. He is chairman of our audit committee and on the board of directors and audit committee of NL. Mr. Moore is also a director of Perot Systems Corporation.

George E. Poston has been our director since December 2003. From 2002 to December 2003, he served as a director of NL. He has been president of Poston Real Estate Co., a privately held commercial real estate investment company, and president of Poston Capital Co., a privately held investment company, since 1970. Mr. Poston is a member of our audit committee and MD&C Committee.

Glenn R. Simmons has been our director since August 2003. Mr. Simmons has been vice chairman of the board of Valhi and Contran since prior to 1999. Mr. Simmons is also a director of NL. Mr. Simmons is chairman of the board of Keystone Consolidated Industries, Inc., a steel fabricated wire products, industrial wire and carbon steel rod company that is related to Contran ("Keystone"), and CompX International Inc., a manufacturer of ergonomic computer support systems, precision ball bearing slides and security products that is related to Valhi ("CompX"). Mr. Simmons is also a director of TIMET. In February 2004, Keystone filed a voluntary petition for reorganization under federal bankruptcy laws. Mr. Simmons has been an executive officer or director of various companies related to Valhi and Contran since 1969. He is a brother of Harold C. Simmons.

Dr. R. Gerald Turner has been our director since December 2003. From May 2003 to December 2003, he was a director of NL. He has served since 1995 as president of Southern Methodist University in Dallas, Texas. He held previous executive and administrative positions at the University of Mississippi, the University of Oklahoma and Pepperdine University. He serves on the board of directors of J.C. Penney Corporation, Inc., American AAdvantage Funds and First Broadcasting Investment Partners, LLC. Dr. Turner is a member of our audit committee and chairman of our MD&C Committee.

Dr. Ulfert Fiand has served as our president, manufacturing and technology since October 2004 and previously served as senior vice president, manufacturing and technology since August 2003. Since 2001, he has served as president of manufacturing and technology of KII. Dr. Fiand joined KII in 1988, and previously served as group leader and director of chloride process technology, director of process technology and vice president of production & process technology.

H. Joseph Maas has served as our president, sales and marketing since October 2004 and previously served as senior vice president, sales and marketing since August 2003. Mr. Maas served as vice president of marketing for Kronos since 1997. Prior to this he served as director of marketing for Kronos from 1990 to 1996. Mr. Maas has also held several positions in commercial development, marketing and planning for various divisions of NL (Rheox and Spencer Kellogg) since 1978.

Douglas C. Weaver has served as our senior vice president, development since August 2003. Mr. Weaver served as our vice president, development since January 1998. Prior to that, Mr. Weaver served in various manufacturing, engineering and planning capacities with NL since joining NL in 1973.

Gregory M. Swalwell has served as our chief financial officer since May 2004 and vice president, finance since August 2003, vice president, finance of NL since July 2003 and vice president and controller of Valhi and Contran since prior to 1999. Mr. Swalwell has served in accounting positions with various companies related to Valhi and Contran since 1988.

Robert D. Graham has served as our vice president, general counsel and secretary since August 2003, vice president, general counsel and secretary of NL since July 2003 and as vice president of Valhi and Contran since 2002. From 1997 to 2002, Mr. Graham served as an executive officer, and most recently as executive vice president and general counsel, of Software Spectrum, Inc. ("SSI"). SSI is a global business-to-business software services provider that is a wholly owned subsidiary of Level 3 Communications, Inc. From 1991 to 2002, SSI was a publicly held corporation. From 1985 to 1997, Mr. Graham was a partner in the law firm of Locke Purnell Rain Harrell (A Professional Corporation), a predecessor to Locke Liddell and Sapp LLP.

James W. Brown has served as our and NL's vice president and controller since December 2003. From 1998 to 2002, he served as vice president and chief financial officer of SSI. From 1994 to 1998, Mr. Brown served as vice president, corporate accounting of Affiliated Computer Services, Inc.

John A. St. Wrba has served as our vice president since May 2004 and treasurer since August 2003 and vice president and treasurer of NL since February 2003. He was NL's assistant treasurer from 2002 to 2003. He served as NL's assistant treasurer from prior to 1998 until 2000. From 2000 until 2002, he was assistant treasurer of Kaiser Aluminum & Chemical Corporation.

Kelly D. Luttmer has served as our vice president and tax director since October 2004 and our tax director since August 2003, tax director of NL since July 2003 and tax director of CompX, Valhi and Contran since 1998. Ms. Luttmer has served in tax accounting positions with various companies related to Valhi and Contran since 1989.

Consultant

Dr. Lawrence A. Wigdor has performed services to us as our Chief Operations Management Consultant since August 2003. Prior to that, Dr. Wigdor served as our president and chief executive officer since 1990. Dr. Wigdor also served as chairman of the board, president and chief executive officer of Rheox, Inc., a wholly owned chemicals subsidiary of NL until it was sold in 1998. From 1989 to 1990, Dr. Wigdor was chairman of the board of MEMC Electronic Materials, Inc., a producer of silicon wafers for the semiconductor industry. From 1986 to 1990, he served as president and chief executive officer of Huls America, Inc., a worldwide producer of chemicals.

COMMITTEES OF THE BOARD OF DIRECTORS

Our board of directors has established and delegated authority to the following two standing committees.

Audit committee

The audit committee assists the board of directors' oversight responsibilities relating to our financial accounting and reporting processes and auditing processes. The responsibilities of the audit committee are more specifically set forth in the audit committee charter available on our website. See "Where you can find more information." Applying the requirements of the NYSE listing standards and SEC regulations, as applicable, the board of directors has determined that

>> each member of the audit committee is financially literate and independent and has no material relationship with us; and

>>   Mr. Cecil H. Moore, Jr. is the "audit committee financial expert."

No member of the audit committee serves on more than three public company audit committees. The current members of the audit committee are Cecil H. Moore, Jr. (chairman), George E. Poston and R. Gerald Turner.

Management development and compensation committee

The principal responsibilities of the MD&C Committee are to review and approve certain matters involving executive compensation; to take action or to review and approve certain matters regarding our employee benefit plans or programs; to administer and grant awards under the Kronos Worldwide, Inc. 2003 Long-Term Incentive Plan; to approve certain annual incentive compensation awards; and to review and administer such other compensation matters as the board of directors may direct from time to time. The board of directors has determined that each member of the MD&C Committee is independent by applying the requirements of the NYSE listing standards. The current members of the MD&C Committee are R. Gerald Turner (chairman) and George E. Poston.

BOARD COMPENSATION

In 2004, directors are expected to receive an annual retainer of $20,000, paid in quarterly installments, plus a fee of $1,000 per day for attendance at meetings and at a daily rate ($125 per hour) for other services rendered on behalf of the board of directors or its committees. In addition, directors will receive an annual retainer of $2,000, paid in quarterly installments, for each committee on which they serve. If any director dies while serving on the board of directors, his or her designated beneficiary or estate will be entitled to receive a death benefit equal to the annual retainer then in effect. We reimburse our directors for reasonable expenses incurred in attending meetings and in the performance of other services rendered on behalf of the board of directors or its committees.

On the day of each annual meeting of stockholders, each director is expected to receive a grant of shares of our common stock as determined by the following formula based on the closing price of a share of our common stock on the date of such meeting.

       Range of Closing Price Per                    Shares of Common
      Share on the Date of Grant                    Stock to Be Granted
   ---------------------------------                -------------------

         Under $5.00                                       2,000
         $5.00 to $9.99                                    1,500
         $10.00 to $20.00                                  1,000
         Over $20.00                                         500

In accordance with this formula, each director received a grant of 500 shares of our common stock on May 20, 2004, the date of our 2004 annual meeting of stockholders.

CORPORATE GOVERNANCE MATTERS

We have adopted a code of business conduct and ethics that applies to all of our directors, officers and employees, including our principal executive officer, principal financial officer, principal accounting officer and controller. Only the board of directors may amend the code, and only our audit committee or other committee of the board of directors with specific delegated authority may grant a waiver of the code. We will disclose amendments to, or waivers of, the code as required by law and the applicable rules of the NYSE. We have also adopted corporate governance guidelines that comply with the NYSE listing standards. The code of business conduct and ethics, the corporate governance guidelines and our audit committee charter are available on our website at www.kronostio2.com in accordance with NYSE listing standards. See "Where you can find more information."

EXECUTIVE COMPENSATION

Summary of cash and certain other compensation of executive officers

The Summary Compensation Table set forth below provides information concerning annual and long-term compensation paid or accrued by us and our subsidiaries for services rendered to us and our subsidiaries during 2003, 2002 and 2001 by our chief executive officer, one other executive officer whose total salary and bonus in 2003 exceeded $100,000 and our former chief executive officer (each, a "named executive officer").

                         SUMMARY COMPENSATION TABLE (1)

                                                                                            Long-Term
                                                                                         Compensation(2)
                                                                                             Awards
                                                                                         ---------------
                                           Annual Compensation                               Shares
          Name and                                                    Other Annual         Underlying         All Other
    Principal Position         Year       Salary          Bonus     Compensation (3)       Options (#)      Compensation
--------------------------    ------ -------------- -------------- -----------------   ------------------  -------------

Harold C. Simmons (4).....     2003  $  190,000 (4) $        0 (4) $        0                     0        $       0
Chairman of the Board and
   Chief Executive Officer

Dr. Ulfert Fiand..........     2003     173,786 (5)    121,650 (5)          0                     0                0
Senior Vice President          2002     128,827 (5)     89,388 (5)          0                     0                0
   Manufacturing and           2001     119,071 (5)    184,514 (5)          0                 6,000 (6)            0
   Technology

Dr. Lawrence A. Wigdor (7)     2003     915,833 (7)    922,000 (7)        532 (9)                 0          114,375 (10)
Former Chief Executive         2002     750,000        750,000 (8)         68 (9)                 0          186,848 (10)
   Officer                     2001     750,000      1,350,000 (8)      2,729 (9)           100,000 (6)      351,658 (10)

----------------

(1) Other than Drs. Fiand and Wigdor, our executive officers provided their services to us during 2003 pursuant to a Services Agreement between NL, us and KII dated as of January 1, 1995 and amended as of April 1, 2002 (the "NL ISA"). Other than Mr. Simmons, the charges for such executive officers' services under the NL ISA for 2003 to us were not specifically identifiable to a particular executive officer or did not exceed $100,000.

(2) No shares of restricted stock were granted to the named executive officers nor payouts made to the named executive officers pursuant to long-term incentive plans during the last three years. Therefore, the columns for such compensation have been omitted.

(3) Other annual compensation for each of the named executive officers represents perquisites to the extent such amounts are required to be reported pursuant to SEC rules.

(4) For all of 2003, Harold C. Simmons was an employee of Contran. He became one of our executive officers as of August 6, 2003. The amount shown in the table as salary for him in 2003 represents the portion of the fees we and our subsidiaries paid to NL pursuant to the NL ISA that relates to services he rendered to us and our subsidiaries in 2003.

(5) Dr. Fiand receives his cash compensation in euros. We report these amounts in the table above in U.S. dollars based on the average exchange rate for each of 2003, 2002 and 2001 of $1.1212, $0.9360 and $0.8957 per (euro)1.00, respectively.

(6) Represents options to purchase shares of NL common stock. Upon exercise, NL will bill us the difference between the fair market value of the shares issued upon exercise and the aggregate exercise price for such shares.

(7) In July 2003, Dr. Wigdor resigned as our chief executive officer and elected to receive early retirement benefits. Prior to his resignation, Dr. Wigdor was an executive officer of NL and us and devoted all of his business time to us. Accordingly, prior to his resignation, we paid, accrued or were charged for all of Dr. Wigdor's compensation. Dr. Wigdor currently serves as a consultant to us with ongoing management involvement in our TiO2 operations. Of the amount shown in the table as the 2003 salary for Dr. Wigdor, $495,833 represents the salary we paid him for his 2003 services while he was an employee and $420,000 represents the amount we paid him for his 2003 services while he was a consultant. The amount shown in the table as the 2003 bonus for Dr. Wigdor represents amounts we paid him for his 2003 services while he was a consultant that are comparable to 2003 bonus payments. See "-- Wigdor compensatory arrangement."

(8) Amounts we paid Dr. Wigdor pursuant to NL's variable compensation plan, including, in certain instances, discretionary bonus amounts.

(9) These amounts represent accruals on Dr. Wigdor's deferred compensation that exceeded 120% of the applicable federal long-term interest rate.

(10) As shown below, all other compensation for 2003, 2002, and 2001 for Dr. Wigdor consisted of (i) matching contributions we made or accrued pursuant to the savings feature of the NL savings plan, (ii) retirement contributions we made or accrued pursuant to the NL savings plan, (iii) life insurance premiums we paid and (iv) amounts we paid under the NL Supplemental Executive Retirement Plan (the "SERP").

                                                              NL Savings
                                                                Plan          Life
                                              NL Savings     Retirement     Insurance        SERP
           Named Executive Officer    Year    Plan Match    Contributions   Premiums       Payments        Total
       ----------------------------   ----  -------------  --------------- -----------  --------------   ---------

         Lawrence A. Wigdor......     2003     $  8,000      $  16,600      $  6,109       $  83,666   $  114,375
                                      2002        8,000         16,600        10,248         152,000      186,848
                                      2001        6,800         14,110        10,248         320,500      351,658

     In 2001, the SERP was amended to provide for the distribution of the accrued balance in each SERP participant's account and the payment of future SERP benefits to participants as accrued, thus reducing our interest costs. In connection with the amendment, in 2001, we paid $1,761,661 to Dr. Wigdor, which represented the accrued vested balance in his SERP account with interest. These accrued amounts were previously reported as compensation in the years accrued. The SERP was terminated in 2004.

No grants of stock options or stock appreciation rights

Neither we nor any of our parent or subsidiary corporations granted any stock options or stock appreciation rights ("SARs") to the named executive officers during 2003.

Stock option holdings

The following table provides information concerning the value of unexercised stock options the named executive officers held as of December 31, 2003. The stock options described in the following table are options to purchase shares of NL common stock pursuant to NL's stock option plans and were granted prior to the effective date of the Distribution. We expect that any future grants will be made under our long-term incentive plan and will consist of options to purchase Kronos common stock. Neither we nor any of our parent or subsidiary corporations has granted any SARs.

                         DECEMBER 31, 2003 OPTION VALUES


                                                        Number of Shares Underlying        Value of Unexercised
                                                          Unexercised Options at           In-the-Money Options
                       Name                                December 31, 2003 (#)        at December 31, 2003 (1)
                                                        -----------------------------  ------------------------------
                                                        Exercisable   Unexercisable    Exercisable     Unexercisable
                                                        -----------   ---------------  ------------   ---------------

Harold C. Simmons.................................            8,000                0  $     40,330   $              0
Dr. Ulfert Fiand..................................            7,400            6,600         36,828            21,968
Dr. Lawrence A. Wigdor............................          154,000          159,600        181,772           640,245

----------

(1) The value is based on the difference between the exercise price of the individual stock options and the closing sales price per share of NL common stock on December 31, 2003 of $11.70.

Pension plans

Our U.S. employees participate in NL's retirement program for its U.S. employees (the "Pension Plan"). The Pension Plan provides lifetime retirement benefits to eligible employees. In 1996, all future accruals under the salaried component of the Pension Plan were suspended. Following his resignation in July 2003, Dr. Wigdor elected to receive his retirement benefits at an early retirement age. He began receiving a monthly payment amount of $2,428 in August 2003, which will continue for the remainder of his life.

Dr. Fiand is eligible to receive his pension through Kronos Germany through the Bayer Pensionskasse and the Supplemental Pension Promise. All of KII's employees in Germany (including wage earners) who have contributed for five years and are less than 55 years of age are covered by the Bayer Pensionskasse. Each employee contributes 2% of eligible earnings excluding bonus, up to the social security contribution ceiling (currently (euro)61,200) and the Bayer Pensionskasse provides a benefit of 44% of such employee's accumulated contributions (with a minimum benefit of approximately (euro)13 per month). The Supplemental Pension Promise also covers all of KII's employees in Germany who have completed ten years of service. Kronos Germany accrues 11.25% of participants' eligible annual earnings excluding bonus in excess of the social security contribution ceiling, up to a maximum of (euro)106,900. The Supplemental Pension Promise provides an annual retirement benefit of 20% of all accruals made by Kronos Germany. Benefits for both plans are payable upon retirement and the attainment of ages specified in the plans. No amounts were paid or distributed under these plans to Dr. Fiand in 2003. The estimated accrued annual benefit payable upon normal retirement at normal retirement age for Dr. Fiand is (euro)25,991.

Wigdor compensatory arrangement

Concurrently with his resignation as our chief executive officer in July 2003, Dr. Wigdor entered into a consultancy arrangement with us pursuant to which Dr. Wigdor provides ongoing operations management involvement in our TiO2 operations. Dr. Wigdor received $461,000 on August 1, 2003 and monthly payments of $84,000 beginning on August 1, 2003. On February 1, 2004, Dr. Wigdor received a payment under the arrangement of $461,000 based on our having achieved 2003 segment profit (as we define that term internally) of in excess of $130 million. Beginning in 2004, Dr. Wigdor will receive annual discretionary bonuses that are no less than the average bonus paid to the three executives of NL and us combined receiving the highest paid bonuses for 2004 and 2005, respectively, excluding NL's chief executive officer. Under the consultancy arrangement, as amended in February 2004, if we terminate the consultancy arrangement prior to December 31, 2006, Dr. Wigdor will receive twelve months compensation and medical and dental coverage through December 31, 2006 and, if terminated in 2004 or after, a pro-rata portion of his discretionary bonus for the year in which the termination occurs. The arrangement provides Dr. Wigdor various other benefits, such as medical and dental benefits and office and secretarial support at our New Jersey office.

                      EQUITY COMPENSATION PLAN INFORMATION

The following table provides summary information as of December 31, 2003 with respect to our equity compensation plans under which our equity securities may be issued to employees or nonemployees (such as directors, consultants, advisers, vendors, customers, suppliers and lenders) in exchange for consideration in the form of goods or services. Our long-term incentive plan, which was approved by our sole stockholder prior to the distribution, is our only such equity compensation plan.

                                        Column (A)                   Column (B)                   Column (C)
                               ---------------------------   --------------------------  ----------------------------
                                                                                            Number of Securities
                                                                                           Remaining Available for
                                                                                            Future Issuance Under
                               Number of Securities to be        Weighted-Average         Equity Compensation Plans
                                 Issued Upon Exercise of        Exercise Price of            (Excluding Securities
                                   Outstanding Options,        Outstanding Options,              Reflected in
    Plan Category                   Warrants and Rights        Warrants and Rights                Column (A))
----------------------------   ---------------------------  -------------------------    ----------------------------

Equity compensation plans
approved by security
holders...................                     0                      $    0                       150,000

Equity compensation plans
not approved by security
holders...................                     0                           0                             0

   Total..................                     0                           0                       150,000

Principal stockholders and ownership of management

OWNERSHIP OF OUR COMMON STOCK

The following table and footnotes set forth as of October 1, 2004 the beneficial ownership, as defined by regulations of the SEC, of our common stock held and, as adjusted to reflect the sale of common stock in this offering, by each person or group of persons known to us to own beneficially more than 5% of our outstanding shares of common stock, each named executive officer and all current directors and executive officers as a group. See footnote (4) below for information concerning individuals and entities that may be deemed to own indirectly and beneficially those shares of our common stock that NL, Valhi or Tremont directly hold. All information is taken from or based upon ownership filings made by such persons with the SEC or upon information provided by such persons.

                                                                 Shares Beneficially
                                                                 Owned Prior to this             Percent Owned After this
                                                                    Offering (1)(2)                    Offering (1)
                                                              ----------------------------   --------------------------------
                                                                                            Before Exercise    After Exercise
                                                                                                   of                of
                                                                                             Over-Allotment    Over-Allotment
Name of Beneficial Owner                                          Number         Percent         Option            Option
-----------------------------------------------------         ---------------  -----------  ----------------  ---------------

Harold C. Simmons (3)..................................            3,984 (4)        *              *                 *
   NL Industries, Inc. (3).............................       24,081,128 (4)      49.2%          42.7%             42.1%
   Valhi, Inc. (3).....................................       16,584,370 (4)      33.9%          29.4%             29.0%
   Tremont LLC (3).....................................        5,311,899 (4)      10.9%           9.4%              9.3%
   TIMET Finance Management Company (4)................            2,850            *              *                 *
   Spouse (3)..........................................           35,622 (4)        *              *                 *
                                                              46,019,853 (4)      94.0%          81.5%             80.5%

Cecil H. Moore, Jr.....................................              512 (4)        *              *                 *
George E. Poston.......................................            1,518            *              *                 *
Glenn R. Simmons.......................................            2,648 (4)        *              *                 *
Dr. R. Gerald Turner...................................            1,026            *              *                 *
Steven L. Watson.......................................            4,151 (4)        *              *                 *
Dr. Ulfert Fiand.......................................                0            0              0                 0
Dr. Lawrence A. Wigdor.................................              107            *              *                 *
All current directors and executive officers
   as a group (14 persons).............................       46,029,708 (4)      94.0%          81.5%             80.5%

--------------------

*    Less than 1%.

(1) Except as otherwise noted, the listed entities, individuals and group have sole investment power and sole voting power as to all shares of common stock set forth opposite their names. The number of shares and percentage of ownership of common stock for each person or group assumes the exercise by such person or group (exclusive of the exercise by others) of stock options that such person or group may exercise within 60 days subsequent to October 1, 2004.

(2) The percentages are based on 48,946,049 shares of our common stock outstanding as of October 1, 2004.

(3) The business address of NL, Valhi, Tremont and Harold C. Simmons is Three Lincoln Centre, 5430 LBJ Freeway, Suite 1700, Dallas, Texas 75240-2697.

(4) Valhi, Tremont and TIMET Finance Management Company ("TFMC") are the direct holders of approximately 62.2%, 21.1% and 0.5%, respectively, of the outstanding shares of NL common stock. TIMET directly holds 100% of the outstanding common stock of TFMC. Tremont, Harold C. Simmons' spouse, The Combined Master Retirement Trust (the "CMRT") and Valhi are the direct holders of approximately 39.6%, 14.4%, 11.8% and 1.3%, respectively, of the outstanding shares of TIMET common stock. The ownership of Mr. Simmons' spouse is based on the 1,600,000 shares of TIMET's 6 3/4% Series A Convertible Preferred Stock ("TIMET Series A Preferred Stock") that she holds directly and that are convertible into 2,666,666 shares of TIMET common stock, or approximately 14.4% of the outstanding shares of TIMET common stock. The ownership of Valhi includes 24,500 shares of TIMET common stock, or approximately 0.2% of the outstanding shares of TIMET common stock, that Valhi has the right to acquire upon conversion of the 14,700 shares of TIMET Series A Preferred Stock that Valhi directly holds. The percentage ownership of TIMET common stock held by Mr. Simmons' spouse and Valhi assumes the full conversion of only the shares of TIMET Series A Preferred Stock owned by Mr. Simmons' spouse and Valhi, respectively. Valhi is the direct holder of 100% of the membership interests of Tremont. Valhi Group, Inc. ("VGI"), National City Lines, Inc. ("National"), Contran, the Harold Simmons Foundation, Inc. (the "Foundation"), the Contran Deferred Compensation Trust No. 2 (the "CDCT No. 2") and the CMRT are the direct holders of approximately 77.6%, 9.1%, 3.4%, 0.9%, 0.4% and 0.1%, respectively, of the outstanding shares of Valhi common stock. National, NOA, Inc. ("NOA") and Dixie Holding Company ("Dixie Holding") are the direct holders of approximately 73.3%, 11.4% and 15.3%, respectively, of the outstanding common stock of VGI. Contran and NOA are the direct holders of approximately 85.7% and 14.3%, respectively, of the outstanding common stock of National. Contran and Southwest Louisiana Land Company, Inc. ("Southwest") are the direct holders of approximately 49.9% and 50.1%, respectively, of the outstanding common stock of NOA. Dixie Rice Agricultural Corporation, Inc. ("Dixie Rice") is the direct holder of 100% of the outstanding common stock of Dixie Holding. Contran is the holder of 100% of the outstanding common stock of Dixie Rice and approximately 88.9% of the outstanding common stock of Southwest.

     Substantially all of Contran's outstanding voting stock is held by trusts established for the benefit of certain children and grandchildren of Harold
     C. Simmons (the "Trusts"), of which Mr. Simmons is the sole trustee, or held by Mr. Simmons or persons or other entities related to Mr. Simmons. As sole trustee of the Trusts, Mr. Simmons has the power to vote and direct the disposition of the shares of Contran stock held by the Trusts. Mr. Simmons, however, disclaims beneficial ownership of any Contran shares the Trusts hold.

     Harold C. Simmons is the chairman of the board and chief executive officer of each of us and NL, vice chairman of the board of TIMET, and the chairman of the board of each of Tremont, Valhi, VGI, National, NOA, Dixie Holding, Dixie Rice, Southwest and Contran.

     The Foundation directly holds approximately 0.9% of the outstanding shares of Valhi common stock. The Foundation is a tax-exempt foundation organized for charitable purposes. Harold C. Simmons is the chairman of the board of the Foundation.

     The CDCT No. 2 directly holds approximately 0.4% of the outstanding shares of Valhi common stock. U.S. Bank National Association serves as the trustee of the CDCT No. 2. Contran established the CDCT No. 2 as an irrevocable "rabbi trust" to assist Contran in meeting certain deferred compensation obligations that it owes to Harold C. Simmons. If the CDCT No. 2 assets are insufficient to satisfy such obligations, Contran must satisfy the balance of such obligations. Pursuant to the terms of the CDCT No. 2, Contran retains the power to vote the shares held by the CDCT No. 2, retains dispositive power over such shares and may be deemed the indirect beneficial owner of such shares.

     The CMRT directly holds approximately 0.1% of the outstanding shares of Valhi common stock. Valhi established the CMRT to permit the collective investment by master trusts that maintain the assets of certain employee benefit plans Valhi and related companies adopt. Harold C. Simmons is the sole trustee of the CMRT and a member of the trust investment committee for the CMRT. Valhi's board of directors selects the trustee and members of the trust investment committee for the CMRT. Harold C. Simmons, Glenn R. Simmons, Steven L. Watson, Lawrence A. Wigdor and certain other of our executive officers are participants in one or more of the employee benefit plans that invest through the CMRT. Each of such persons disclaims beneficial ownership of all of the shares held by the CMRT, except to the extent of his or her individual vested beneficial interest, if any, in the assets the CMRT holds.

     By virtue of the holding of the offices, the stock ownership and his services as trustee, all as described above, (a) Harold C. Simmons may be deemed to control such entities and (b) Mr. Simmons and certain of such entities may be deemed to possess indirect beneficial ownership of shares directly held by certain of such other entities. However, Mr. Simmons disclaims such beneficial ownership of the shares beneficially owned directly or indirectly by any of such entities, except to the extent of his vested beneficial interest, if any, in shares held by the CMRT and his interest as a beneficiary of the CDCT No. 2. Mr. Harold Simmons disclaims beneficial ownership of all shares of our common stock that NL, Valhi, Tremont or TFMC directly holds.

     All of our directors or executive officers who are also directors or executive officers of NL, Valhi or Tremont disclaim beneficial ownership of the shares of our common stock that NL, Valhi, Tremont or TFMC directly hold.

     Harold C. Simmons' spouse is the direct owner of 35,622 shares of our common stock, 69,475 shares of NL common stock, 43,400 shares of Valhi common stock and 1,600,000 shares of TIMET Series A Preferred Stock, which are convertible into 2,666,666 shares of TIMET common stock. Mr. Simmons may be deemed to share indirect beneficial ownership of such shares. Mr. Simmons disclaims all such beneficial ownership.

     Harold C. Simmons directly holds 3,984 shares of our common stock, 30,800 shares of NL common stock (including stock options exercisable for 6,000 shares) and 3,383 shares of Valhi common stock.

     Valmont Insurance Company ("Valmont"), NL and a subsidiary of NL directly hold 1,000,000, 3,522,967 and 1,186,200 shares of Valhi common stock, respectively. Valhi is the direct holder of 100% of the outstanding common stock of Valmont. NL is a majority owned subsidiary of Valhi. Pursuant to Delaware law, Valhi treats the shares of Valhi common stock that Valmont, NL and NL's subsidiary directly hold as treasury stock for voting purposes, and for purposes of calculating the percentage ownership of the outstanding shares of Valhi common stock, such shares are not deemed outstanding.

     The business address of Valhi, Tremont, TFMC, VGI, National, NOA, Dixie Holding, the Foundation, the CMRT and Contran is Three Lincoln Centre, 5430 LBJ Freeway, Suite 1700, Dallas, Texas 75240-2697. The business address of Dixie Rice is 600 Pasquiere Street, Gueydan, Louisiana 70542. The business address of Southwest is 402 Canal Street, Houma, Louisiana 70360.

We understand that Contran and related entities may acquire or dispose of shares of our common stock through open-market or privately negotiated transactions, depending upon future developments, including, but not limited to, the availability and alternative uses of funds, the performance of our common stock in the market, an assessment of our business and prospects, financial and stock market conditions and other factors deemed relevant by such entities. We may similarly consider acquisitions of shares of our common stock and acquisitions or dispositions of securities issued by related entities.

OWNERSHIP OF NL AND VALHI COMMON STOCK

Our directors and executive officers own equity securities of certain companies related to us. The following table and footnotes set forth the beneficial ownership, as of October 1, 2004, of the shares of NL and Valhi common stock held by each of our directors, each named executive officer and all of our current directors and executive officers as a group. All information is taken from or based upon ownership filings made by such persons with the SEC or upon information provided by such persons.

                                               NL Common Stock                           Valhi Common Stock
                                      ------------------------------------    -------------------------------------------
                                                               Percent
                                       Amount and Nature          of               Amount and Nature          Percent of
                                         of Beneficial           Class               of Beneficial               Class
Name of Beneficial Owner                 Ownership (1)           (1)(2)              Ownership (1)              (1)(3)
-----------------------------------    -------------------  -------------     -------------------------  ----------------

Harold C. Simmons.................           30,800  (4)(5)          *                  3,383  (4)                 *
 Valhi Group, Inc.................                0  (4)             0             92,739,554  (4)                 77.6%
 National City Lines, Inc.........                0  (4)             0             10,891,009  (4)                  9.1%
 Contran Corporation..............                0  (4)             0              4,493,100  (4)(6)               3.8%
 Valhi, Inc.......................       30,135,390  (4)          62.2%                   n/a                     n/a
 Tremont LLC......................       10,215,541  (4)          21.1%                     0  (4)                   0
 TIMET Finance Management Company.
                                            222,100  (4)             *                      0  (4)                   0
 Other............................           69,475  (4)             *              1,242,600  (4)                  1.0%
                                       ------------                              ------------
                                         40,673,306  (4)          84.0%           109,369,646  (4)                 91.5%

Cecil H. Moore, Jr................            1,000                  *                      0                      0
George E. Poston..................            2,000                  *                      0                      0
Glenn R. Simmons..................            8,000  (4)(5)          *                  9,247  (4)(7)              *
Dr. R. Gerald Turner..............            1,000                  *                      0                      0
Steven L. Watson..................           12,000  (4)(5)          *                117,246  (4)(5)              *
Dr. Ulfert Fiand..................            3,600  (5)             *                      0                      0
Dr. Lawrence A. Wigdor............           89,800  (5)             *                      0                      0
All current directors and
   executive officers as a
   group (14 persons).............       40,700,906  (4)(5)       84.0%           109,654,905  (4)(5)(6)(7)        91.6%

--------------------
*        Less than 1%.

(1) Except as otherwise noted, the listed individuals and group have sole investment power and sole voting power as to all shares set forth opposite their names. The number of shares and percentage of ownership for each person or group assumes the exercise by such person or group (exclusive of others) of stock options that such person or group may exercise within 60 days subsequent to October 1, 2004.

(2) The percentages are based on 48,419,884 shares of NL common stock outstanding as of October 1, 2004.

(3) The percentages are based on 119,475,878 shares of Valhi common sock outstanding as of October 1, 2004. For purposes of calculating the outstanding shares of Valhi common stock as of October 1, 2004, 1,000,000, 3,522,967 and 1,186,200 shares of Valhi common stock held by Valmont, NL and a subsidiary of NL, respectively, are excluded from the amount of Valhi common stock outstanding. Pursuant to Delaware law, Valhi treats these excluded shares held by these majority owned subsidiaries as treasury stock for voting purposes.

(4) Excludes certain shares that such individual, entity or group may be deemed to indirectly and beneficially own and as to which each such individual disclaims beneficial ownership. See footnote (4) to the "Ownership of our Common Stock" table.

(5) The shares of NL common stock or Valhi common stock shown as beneficially owned by such person or group include the following number of shares such person or group has the right to acquire upon the exercise of stock options granted pursuant to NL or Valhi stock option plans that such person or group may exercise within 60 days subsequent to October 1, 2004:


                                                       Shares of NL Common Stock      Shares of Valhi Common Stock
                                                     Issuable Upon the Exercise of    Issuable Upon the Exercise of
                                                      Stock Options On or Before           Stock Options On or
                  Name of Beneficial Owner                 November 30, 2004            Before November 30, 2004
         ------------------------------------------        -----------------            ------------------------

         Glenn R. Simmons.........................               2,000                                 0
         Harold C. Simmons........................               6,000                                 0
         Steven L. Watson.........................               4,000                           100,000
         Dr. Ulfert Fiand.........................               3,600                                 0
         Dr. Lawrence A. Wigdor...................              89,800                                 0
         All current directors and executive
           officers as a group (14 persons).......              15,600                           257,600

(6) Includes 439,400 shares of Valhi common stock the CDCT No. 2 directly holds.

(7) The shares of Valhi common stock shown as beneficially owned by Glenn R. Simmons include 800 shares his wife holds in her retirement account, with respect to which shares he disclaims beneficial ownership.

We understand that Valhi has pledged approximately 62.0% of the outstanding shares of NL common stock to secure Valhi's bank borrowings. Foreclosure by the lender on this pledge in the event of Valhi's default on the loan, which Valhi has advised us is unlikely, may at a subsequent date result in a change in control of NL.

Certain relationships and related transactions

RELATIONSHIPS WITH RELATED PARTIES

As set forth under "Principal  stockholders and ownership of management," Harold
C. Simmons, through Contran, may be deemed to control us, and will continue to be deemed to control us following the completion of this offering. We and other entities that may be deemed to be controlled by or affiliated with Mr. Simmons sometimes engage in the following:

>> intercorporate transactions such as guarantees, management and expense sharing arrangements, shared fee arrangements, tax sharing agreements, joint ventures, partnerships, loans, options, advances of funds on open account and sales, leases and exchanges of assets, including securities issued by both related and unrelated parties; and

>> common investment and acquisition strategies, business combinations, reorganizations, recapitalizations, securities repurchases and purchases and sales (and other acquisitions and dispositions) of subsidiaries, divisions or other business units, which transactions have involved both related and unrelated parties and have included transactions that resulted in the acquisition by one related party of a publicly held equity interest in another related party.

We consider, review and evaluate and understand that Contran and related entities consider, review and evaluate transactions of the type described above. Depending upon the business, tax and other objectives then relevant and restrictions under the indentures and other agreements, it is possible that we might be a party to one or more of such transactions in the future. In connection with these activities, we may consider issuing additional equity securities or incurring additional indebtedness. Our acquisition activities may in the future include participation in acquisition or restructuring activities conducted by other companies that may be deemed to be controlled by Mr. Simmons. It is our policy to engage in transactions with related parties on terms, in our opinion, no less favorable to us than could be obtained from unrelated parties.

Certain directors or executive officers of Contran, CompX, Keystone, NL, TIMET or Valhi also serve as our directors or executive officers. Such relationships may lead to possible conflicts of interest. These possible conflicts of interest may arise from the duties of loyalty owed by persons acting as corporate fiduciaries to two or more companies under circumstances in which such companies may have adverse interests. No specific procedures are in place that govern the treatment of transactions among us and our related entities, although such entities may implement specific procedures as appropriate for particular transactions. In addition, under applicable principles of law, in the absence of stockholder ratification or approval by directors who may be deemed disinterested, transactions involving contracts among companies under common control must be fair to all companies involved. Furthermore, directors owe fiduciary duties of good faith and fair dealing to all stockholders of the companies for which they serve.

INTERCORPORATE SERVICES AGREEMENTS

We are a party to intercorporate services agreements ("ISAs") with various related parties discussed below. Under the ISAs, employees of one company will provide certain services, including executive officer services, to the other company on a fee basis. Such charges are based upon estimates of the time devoted by employees (or in certain instances, groups of employees) of the provider of the services to the affairs of the recipient, and the compensation of such persons.

Under the NL ISA, NL provided certain management, financial and administrative services to us and our subsidiaries on a fee basis. Our intercorporate services fee expense related to the NL ISA was $3.5 million in 2001 and $3.7 million in each of 2002 and 2003. Starting in 2004, the NL ISA was replaced by a similar agreement with Contran, as discussed below.

Effective November 6, 2003, we entered into an ISA with Contran (the "Contran ISA"), which ISA was amended as of January 1, 2004. Under the Contran ISA, Contran provides executive, management, financial, internal audit, accounting, tax, legal, insurance, risk management, treasury, aviation, human resources, technical, consulting, administrative and other services as required from time to time in the ordinary course of our business. These services include the services of certain of our executive officers. For a list of these executive officers and the services provided, see "Management--Directors and Executive Officers." The Contran ISA has an initial term that expires on December 31, 2004 and thereafter automatically extends on a quarter-to-quarter basis, generally subject to the termination by either party pursuant to a written notice delivered 30 days prior to the start of the next quarter. In 2004, we expect to pay Contran $4.4 million for its services under the Contran ISA. We also pay director fees and expenses directly to Messrs. Glenn and Harold Simmons and Mr. Watson.

LOANS BETWEEN RELATED PARTIES

At December 31, 2002, we had loaned $44.6 million to NL under the terms of a $55 million revolving credit facility entered into with NL during 2002. The loan bore interest at U.S. LIBOR plus 1.75% (3.1% at December 31, 2002), with interest payable quarterly, and all principal was due on December 31, 2005. During the first six months of 2003, NL repaid a net $19.7 million to us. In June 2003, we distributed to NL the remaining $24.9 million of notes receivable from NL in the form of a noncash dividend. The revolving credit agreement with NL was terminated on June 30, 2003.

At December 31, 2002, we had borrowed $44.6 million from NL Environmental Management Services, Inc., a majority owned subsidiary of NL ("NL EMS"), under the terms of a $55 million revolving credit facility entered into with NL EMS in 2002. The loan bore interest at U.S. LIBOR plus 1.75% (3.1% at December 31,
2002), with interest payable quarterly, and all principal was due on December 31, 2005. During the first six months of 2003, we repaid this outstanding balance in full, and the revolving credit agreement with NL EMS was terminated on June 30, 2003.

On December 8, 2003, immediately prior to NL's distribution of our common stock, we distributed a $200 million dividend to NL in the form of an unsecured long-term note payable that bears interest at 9% per annum, with interest payable quarterly and all principal due in 2010. On September 24, 2004, NL transferred $168.6 million of such $200 million note to Valhi and a wholly-owned subsidiary of Valhi in connection with a transaction involving these three companies.

From time to time, other loans and advances are made between us and various related parties pursuant to term and demand notes. These loans and advances are entered into principally for cash management purposes. When we loan funds to related parties, the lender is generally able to earn a higher rate of return on the loan than the lender would earn if the funds were invested in other instruments. While certain of such loans may be of a lesser credit quality than cash equivalent instruments otherwise available to us, we believe that we have evaluated the credit risks involved, and that those risks are reasonable and reflected in the terms of the applicable loans. When we borrow from related parties, we are generally able to pay a lower rate of interest than we would pay if we borrowed from other parties. Interest income on all such cash management and other loans to related parties, including our loan to NL discussed above, was $0.7 million in 2003 and nil in the six months ended June 30, 2004. Interest expense on all such cash management and other loans from related parties, including our borrowings from NL EMS and our $200 million notes payable to affiliates discussed above, was $1.9 million in 2003 and $9.0 million in the six months ended June 30, 2004.

INSURANCE MATTERS

We and Contran participate in a combined risk management program. Pursuant to the program, Contran and certain of its subsidiaries and affiliates, including us and certain of our subsidiaries and affiliates, purchase certain of their insurance policies as a group, with the costs of the jointly owned policies being apportioned among the participating companies. Tall Pines Insurance Company ("Tall Pines"), Valmont and EWI RE, Inc. ("EWI") provide for or broker these insurance policies. Tall Pines and Valmont are captive insurance companies wholly owned by Valhi, and EWI is a reinsurance brokerage firm wholly owned by NL. A son-in-law of Harold C. Simmons serves as EWI's chairman of the board and chief marketing officer and is compensated as an employee of EWI. Consistent with insurance industry practices, Tall Pines, Valmont and EWI receive commissions from insurance and reinsurance underwriters for the policies that they provide or broker.

With respect to certain of such jointly owned insurance policies, it is possible that unusually large losses incurred by one or more insureds during a given policy period could leave the other participating companies without adequate coverage under that policy for the balance of the policy period. As a result, Contran and certain of its subsidiaries or affiliates, including us and certain of our subsidiaries or affiliates, have entered into a loss sharing agreement under which any uninsured loss is shared by those entities who have submitted claims under the relevant policy. We believe the benefits in the form of reduced premiums and broader coverage associated with the group coverage for such policies justify the risks associated with the potential for any uninsured loss.

During 2003, Contran and its related parties paid premiums of approximately $16.7 million for policies Tall Pines or Valmont provided or EWI brokered, including approximately $7.2 million paid by us and LPC, a partnership of which we and Huntsman each own 50%. During the six months ended June 30, 2004, Contran and its related parties paid premiums of approximately $3.4 million for policies Tall Pines or Valmont provided or EWI brokered, including approximately $1.1 million paid by us and LPC. These amounts principally included payments for reinsurance and insurance premiums paid to unrelated third parties, but also included commissions paid to Tall Pines, Valmont and EWI. In our opinion, the amounts that we and LPC paid for these insurance policies and the allocation among us and our affiliates of relative insurance premiums are reasonable and at least as favorable to those we could have obtained through unrelated insurance companies or brokers.

TAX SHARING AGREEMENTS

Prior to December 8, 2003, we and our qualifying subsidiaries were members of NL's consolidated U.S. federal income tax group (the "NL Tax Group"). As a member of the NL Tax Group, we were a party to a tax sharing agreement (the "NL Tax Agreement"). The NL Tax Group, including us, was included in the consolidated U.S. federal tax return of Contran (the "Contran Tax Group"). As a member of the Contran Tax Group, NL is a party to a separate tax sharing agreement (the "Contran Tax Agreement"). The Contran Tax Agreement provides that NL and its qualifying subsidiaries, including us, compute provisions for U.S. income taxes on a separate-company basis using the tax elections made by Contran. Pursuant to the NL Tax Sharing Agreement and using the tax elections made by Contran, we made payments to or received payments from NL in amounts we would have paid to or received from the U.S. Internal Revenue Service had we not been a member of NL's consolidated tax group but instead were a separate taxpayer. Refunds are limited to amounts previously paid under the NL Tax Sharing Agreement.

Effective on December 8, 2003, we and our qualifying subsidiaries ceased being members of the NL Tax Group, but we and our qualifying subsidiaries remained as members of the Contran Tax Group. We entered into a new tax sharing agreement with Valhi and Contran (the "Valhi Tax Agreement"), which contains similar terms to the NL Tax Agreement.

Pursuant to the NL Tax Agreement, we paid NL $10.7 million in 2003 and we received $1.2 million from NL in the six months ended June 30, 2004. We did not pay or receive any amounts from Valhi pursuant to the Valhi Tax Agreement in 2003 or the six months ended June 30, 2004.

OTHER

During 2003 and the six months ended June 30, 2004, Dr. Wigdor's sister-in-law was employed by us and was paid $42,302 and $22,156, respectively, and received customary employee benefits, including medical insurance. During 2003 and the six months ended June 30, 2004, Dr. Wigdor's son was employed by us and was paid $61,275 and $38,700, respectively, but did not receive any customary employee benefits. Both individuals continue to be employed by us.

Description of capital stock

Our authorized capital stock consists of 60 million shares of common stock, par value $.01 per share, and 100,000 shares of preferred stock, par value $.01 per share. Currently, 48,946,049 shares of our common stock are outstanding held by approximately 5,300 holders of record.

The following description of our capital stock is intended as a summary and is qualified in its entirety by reference to the First Amended and Restated Certificate of Incorporation (the "Certificate of Incorporation") and the Amended and Restated Bylaws (the "Bylaws") and to Delaware corporate law.

COMMON STOCK

Voting rights

The holders of our common stock are entitled to one vote per share on all matters to be voted on by stockholders. Holders of our common stock are not entitled to cumulate their votes in the election of directors. Generally, at a meeting at which a quorum is present, all matters on which stockholders vote must be approved by a majority of the votes entitled to be cast by all shares of common stock present in person or represented by proxy, subject to any voting rights granted to holders of any preferred stock. Except as otherwise provided by law, and subject to any voting rights granted to holders of any outstanding preferred stock, amendments to the Certificate of Incorporation must be approved by holders of a majority of all outstanding shares of common stock.

Dividends

Holders of common stock will share ratably in any dividend declared by our board of directors, subject to any preferential rights of any outstanding preferred stock.

Other rights

In the event of any merger or consolidation of us with or into another company in connection with which shares of common stock are converted into or exchangeable for shares of stock, other securities or property (including cash), all holders of common stock will be entitled to receive the same kind and amount of shares of stock and other securities and property (including cash).

If we are liquidated, dissolved or wound up after payment to creditors, we will pay the full amounts required to be paid to holders of shares of any outstanding preferred stock before we make any payments to holders of shares of our common stock. All holders of shares of our common stock are entitled to share ratably in any assets available for distribution to these holders, after all of our other creditors and preferred stockholders have been satisfied.

No shares of our common stock may be redeemed. Holders of shares of our common stock do not have any preemptive rights to purchase additional shares of our common stock.

PREFERRED STOCK

We may issue up to 100,000 shares of preferred stock in one or more classes or series and with the terms of each class or series stated in the board of director's resolutions providing for the designation and issuance of that class or series. The Certificate of Incorporation authorizes our board of directors to determine the designations, preferences and relative, participating, optional or other special rights, and such qualifications, limitations or restrictions pertaining to each class or series of preferred stock that we issue.

We believe that the ability of our board of directors to issue one or more series of preferred stock will provide us with flexibility in structuring possible future financings and acquisitions, and in meeting other corporate needs which might arise. The authorized shares of our preferred stock, as well as authorized shares of our common stock, are available for issuance without further action by our stockholders, unless such action is required by applicable law or the rules of any stock exchange or automated quotation system on which our securities may be listed or traded. The New York Stock Exchange currently requires shareholder approval in several instances, including where the present or potential issuance of shares could result in an increase in the number of shares of common stock, or in the amount of voting securities, outstanding of at least 20%. If stockholder approval is not required for the issuance of shares of preferred or common stock, our board of directors may determine not to seek stockholder approval.

PROVISIONS THAT MAY HAVE AN ANTI-TAKEOVER EFFECT

Some provisions of the Certificate of Incorporation and the Bylaws summarized below may be deemed to have an anti-takeover effect and may delay, deter or prevent a tender offer or takeover attempt that some, or a majority, of our stockholders might believe to be in their best interests or in which stockholders might receive a premium for their stock over the then-current market price of such stock.

Board of directors

The Bylaws provide that, subject to any rights of holders of preferred stock to elect additional directors under specified circumstances, the number of directors will be fixed from time to time by resolution adopted by the affirmative vote of a majority of the board of directors or pursuant to the action of the stockholders. In addition, the Certificate of Incorporation and the Bylaws provide that newly created directorships resulting from any increase in the authorized number of directors or any vacancies in the board of directors resulting from death, resignation, disqualification or removal may be filled only by a majority vote of the directors then in office.

Amendments to the Certificate of Incorporation and Bylaws

The Certificate of Incorporation generally provides that the Bylaws and certain provisions of the Certificate of Incorporation may be altered, amended or repealed by the affirmative vote of the holders of at least a majority of our securities entitled to vote in the election of directors. The Bylaws may be altered, amended or repealed by a majority vote of our board of directors or our stockholders.

Preferred stock

Our board of directors could issue a series of preferred stock that could, depending on the terms of such series, delay, defer or prevent a change in control of us. Our board of directors will make any determination to issue such shares based on its judgment as to the best interests of us and our stockholders. Our board of directors, in so acting, could issue preferred stock having terms that could discourage an acquisition attempt through which an acquiror may be able to change the composition of our board of directors, including a tender offer or other transaction that some, or a majority, of our stockholders might believe to be in their best interests or in which stockholders might receive a premium for their stock over the then-current market price of such stock.

Advance notice provisions for stockholder proposals or director nominations

For stockholder proposals or director nominations to be brought before an annual meeting of stockholders, the Bylaws require that the proposal or nomination must be delivered or mailed to our principal executive offices no later than 45 days prior to the earlier of the date (as if in the current year) on which notice of the date of the last annual meeting was mailed or public disclosure of the date the meeting was made. If we did not mail or publicly disclose the date of the last annual meeting or we have moved the date of the annual meeting by 30 days from the date of the last annual meeting (as if in the current year), the stockholder proposal or nomination must be delivered or mailed to our principal executive offices no later than 120 days prior to the meeting. With respect to an election of directors to be held at a special meeting of stockholders, stockholder director nominations must be delivered or mailed to our principal executive offices no later than the tenth day following the date on which notice of such meeting is first given to stockholders.

LIABILITY AND INDEMNIFICATION OF DIRECTORS AND OFFICERS

Delaware  General  Corporation  Law, the  Certificate of  Incorporation  and the
Bylaws  contain   provisions   relating  to  the  limitation  of  liability  and
indemnification of our directors and officers.

The Certificate of Incorporation provides that our directors are not personally liable to us or our stockholders for monetary damages for breach of their fiduciary duties as directors, except for such liability as is expressly not subject to limitation under Delaware corporate law, as the same exists or may be amended to further limit or eliminate such liability. Existing Delaware law permits the elimination or limitation of directors' personal liability to us or our stockholders for monetary damages for breach of their fiduciary duties as directors, except liability for:

>>   any breach of a director's duty of loyalty to us or our stockholders;

>> acts or omissions not in good faith or involving intentional misconduct or a knowing violation of law;

>>   any transaction from which a director derived improper personal benefit;

>>   the unlawful payment of dividends; and

>>   unlawful stock repurchases or redemptions.

Because of these exculpation provisions, stockholders may be unable to recover monetary damages against directors for actions taken by them that constitute negligence or that otherwise violate their fiduciary duties as directors, although it may be possible to obtain injunctive or other equitable relief with respect to such actions. If equitable remedies are not available to stockholders, stockholders may not have an effective remedy against a director in connection with the director's conduct.

The Certificate of Incorporation provides as follows:

>> we must, to the fullest extent permitted by law, indemnify any and all of our officers and directors;

>> we may, to the fullest extent permitted by law or to such lesser extent as is determined in the discretion of the board of directors, indemnify all other persons; and

>> we may advance expenses to all persons to whom we have the power to indemnify.

The Bylaws provide as follows:

>> we must indemnify our directors and officers to the fullest extent permitted under Delaware law;

>> we must advance reasonable expenses (including attorneys' fees) of a director or officer for an indemnifiable claim upon receipt of a written affirmation by the director or officer of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification and a written undertaking by or on behalf of the director or officer to repay such amount if it is ultimately determined that he or she is not entitled to be indemnified by us as authorized in the Bylaws;

>> if we receive a claim for indemnification of expenses of an indemnifiable claim and do not pay the claim within 30 days of its receipt, the claimant may bring suit to recover the unpaid amount and, if successful in whole or in part, the claimant will also be entitled to be paid the expenses of prosecuting such claim; and

>> we may grant rights of indemnification and advancement of expenses to any person who is not at the time our current director or officer.

Additionally, we have in effect directors and officers liability insurance.

STOCKHOLDER APPROVAL OF CERTAIN BUSINESS COMBINATIONS

In the Certificate of Incorporation, we have expressly elected not to be governed by Section 203 of the Delaware General Corporation Law. Section 203 prohibits a Delaware corporation from engaging in certain business combinations with an "interested stockholder" for three years following the date that such person becomes an interested stockholder. With certain exceptions, an interested stockholder is a person or entity who or which owns 15% or more of a corporation's outstanding voting stock or is an affiliate or associate of the corporation and was the owner of 15% or more of such voting stock at any time within the previous three years. Because we have elected not to be governed by
Section 203, Section 203 will not apply to us.

TRANSFER AGENT

The transfer agent and registrar for our common stock is EquiServe Trust Co., N.A.

Underwriting

We are offering the shares of our common stock described in this prospectus through the underwriters named below. UBS Securities LLC is the representative of the underwriters.

We have entered into an underwriting agreement with the representative. Subject to the terms and conditions of the underwriting agreement, the underwriters have severally agreed to purchase, the number of shares of common stock listed next to its name in the following table:

Underwriters                                                                                        Number of shares
--------------------------------------------------------------------------------------------------- -----------------
UBS Securities LLC..............................................................................

                                                                                                    -----------------
     Total......................................................................................        7,500,000
                                                                                                    =================

The underwriting agreement provides that the underwriters must buy all of the shares if they buy any of them. However, the underwriters are not required to take or pay for the shares covered by the underwriters' over-allotment option described below.

Our common stock is offered subject to a number of conditions, including:

>>   receipt and acceptance of our common stock by the underwriters, and

>>   the underwriters' right to reject orders in whole or in part.

In connection with this offering, certain of the underwriters or securities dealers may distribute prospectuses electronically.

OVER-ALLOTMENT OPTION

We have granted the underwriters an option to buy up to 750,000 additional shares of our common stock. The underwriters may exercise this option solely for the purpose of covering over-allotments, if any, made in connection with this offering. The underwriters have 30 days from the date of this prospectus to exercise this option. If the underwriters exercise this option, they will each purchase additional shares approximately in proportion to the amounts specified in the table above.

COMMISSIONS AND DISCOUNTS

Shares sold by the underwriters to the public will initially be offered at the initial offering price set forth on the cover of this prospectus. Any shares sold by the underwriters to securities dealers may be sold at a discount of up to $ per share from the initial public offering price. Any of these securities dealers may resell any shares purchased from the underwriters to other brokers or dealers at a discount of up to $ per share from the initial public offering price. If all the shares are not sold at the initial public offering price, the representatives may change the offering price and the other selling terms. Sales of shares made outside of the United States may be made by affiliates of the underwriters. Upon execution of the underwriting agreement, the underwriters will be obligated to purchase the shares at the prices and upon the terms stated therein, and, as a result, will thereafter bear any risk associated with changing the offering price to the public or other selling terms.

The following table shows the per share and total underwriting discounts and commissions we will pay to the underwriters assuming both no exercise and full exercise of the underwriters' option to purchase up to an additional 750,000 shares.

                                                    No exercise              Full exercise
                                                   -------------            ---------------
                Per share..................
                    Total..................

We estimate that the total expenses of this offering payable by us, not including the underwriting discounts and commissions, will be approximately $1.0 million.

NO SALES OF SIMILAR SECURITIES

We, Valhi, NL and certain other persons and entities related to Harold C. Simmons and our executive officers and directors have entered into lock-up agreements with the underwriters. Under these agreements and subject to certain exceptions, we and each of these persons or entities may not, without the prior written approval of UBS Securities LLC, offer, sell, contract to sell or otherwise dispose of or hedge our common stock or securities convertible into or exchangeable for our common stock. These restrictions will be in effect for a period of 120 days after the date of this prospectus.

At any time and without public notice, UBS Securities LLC may, in its sole discretion and without notice, release all or some of the securities from these lock-up agreements.

INDEMNIFICATION

We have agreed to indemnify the underwriters against certain liabilities, including certain liabilities under the Securities Act. If we are unable to provide this indemnification, we will contribute to payments the underwriters may be required to make in respect of those liabilities.

NEW YORK STOCK EXCHANGE LISTING

Our  common  stock is listed on the New York  Stock  Exchange  under the  symbol
"KRO."

PRICE STABILIZATION, SHORT POSITIONS

In connection with this offering, the underwriters may engage in activities that stabilize, maintain or otherwise affect the price of our common stock including:

>>   stabilizing transactions;

>>   short sales;

>>   purchases to cover positions created by short sales;

>>   imposition of penalty bids; and

>>   syndicate covering transactions.

Stabilizing transactions consist of bids or purchases made for the purpose of preventing or retarding a decline in the market price of our common stock while this offering is in progress. These transactions may also include making short sales of our common stock, which involves the sale by the underwriters of a greater number of shares of common stock than they are required to purchase in this offering, and purchasing shares of common stock on the open market to cover positions created by short sales. Short sales may be "covered" shorts, which are short positions in an amount not greater than the underwriters' over allotment option referred to above, or may be "naked" shorts, which are short positions in excess of that amount.

The underwriters may close out any covered short position by either exercising their over allotment option, in whole or in part, or by purchasing shares in the open market. In making this determination, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase shares through the over-allotment option.

Naked short sales are in excess of the over-allotment option. The underwriters must close out any naked short position, by purchasing shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the common stock in the open market that could adversely affect investors who purchased in this offering.

The underwriters also may impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the representatives have repurchased shares sold by or for the account of that underwriter in stabilizing or short covering transactions.

As a result of these activities, the price of our common stock may be higher than the price that otherwise might exist in the open market. If these activities are commenced, they may be discontinued by the underwriters at any time. The underwriters may carry out these transactions on the New York Stock Exchange, in the over-the-counter market or otherwise.

Legal matters

The validity of the shares of common stock issued in this offering will be passed upon for us by Locke Liddell & Sapp LLP, Dallas, Texas. Certain legal matters in connection with this offering will be passed upon for the underwriters by Baker Botts L.L.P., Dallas, Texas.

From time to time, Baker Botts L.L.P. represents Contran, Valhi and certain of their affiliates, other than NL and Kronos, on general business, regulatory and litigation matters.

Experts

The consolidated financial statements as of December 31, 2002 and 2003 and for each of the three years in the period ended December 31, 2003 included in this prospectus have been so included in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

Where you can find more information

We have filed with the SEC, under the Securities Act, a registration statement on Form S-1, including the exhibits and schedules thereto under the Securities Act of 1933, as amended, with respect to the common stock offered by this prospectus. This prospectus, which constitutes part of the registration statement, does not contain all the information set forth in the registration statement or the exhibits and schedules which are part of the registration statement, portions of which are omitted as permitted by the rules and regulations of the SEC. Statements made in this prospectus regarding the contents of any contract or other documents are summaries of the material terms of the contract or document. With respect to each contract or document filed as an exhibit to the registration statement, reference is made to the corresponding exhibit. For further information pertaining to us and to the common stock offered by this prospectus, reference is made to the registration statement, including the exhibits and schedules thereto, copies of which may be inspected without charge at the public reference facilities of the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549. Copies of all or any portion of the registration statement may be obtained from the SEC at prescribed rates. Information on the public reference facilities may be obtained by calling the SEC at 1-800-SEC-0330. In addition, the SEC maintains a web site that contains reports, proxy and information statements and other information that is filed electronically with the SEC. The web site can be accessed at www.sec.gov.

We are required to comply with the informational requirements of the Securities Exchange Act of 1934 and, accordingly, file current reports on Form 8-K, quarterly reports on Form 10-Q, annual reports on Form 10-K, proxy statements and other information with the SEC. Those reports, proxy statements and other information are available for inspection and copying at the Public Reference Room and internet site of the SEC referred to above. We intend to furnish our shareholders with annual reports containing consolidated financial statements certified by an independent public accounting firm.

We maintain a website on the Internet with the address of www.kronostio2.com. Copies of our Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q and any Current Reports on Form 8-K, and any amendments thereto, are or will be available free of charge at such website as soon as reasonably practical after they are filed with the SEC. Additional information regarding us, including our audit committee charter, our code of business conduct and ethics and our corporate governance guidelines, can also be found at this website as required. Information contained on our website is not part of this prospectus.

                             KRONOS WORLDWIDE, INC.
                          INDEX OF FINANCIAL STATEMENTS

                                                                                                      Page

     Kronos Worldwide, Inc. Unaudited Pro Forma Condensed Consolidated Financial Statements
     --------------------------------------------------------------------------------------
     Summary..........................................................................................FA-1
     Unaudited Pro Forma Condensed Consolidated Balance Sheet -
       June 30, 2004..................................................................................FA-2
     Unaudited Pro Forma Condensed Consolidated Statement of Operations -
       Year ended December 31, 2003 and Six months ended June 30, 2004.............................F-3/F-4
     Notes to Unaudited Pro Forma Condensed Consolidated Financial Statements......................F-5/F-6


     Kronos Worldwide, Inc. Consolidated Financial Statements
     Report of Independent Registered Public Accounting Firm..........................................FB-1
     Consolidated Balance Sheets - December 31, 2002 and 2003; June 30, 2004 (unaudited)..............FB-2
     Consolidated Statements of Income -
       Years ended December 31, 2001, 2002 and 2003; Six months ended June 30,
       2003 and June 30, 2004 (unaudited) FB-3/FB-4
     Consolidated Statements of Comprehensive Income -
       Years ended December 31, 2001, 2002 and 2003; Six months ended June 30,
       2003 and June 30, 2004 (unaudited) FB-5
     Consolidated Statements of Stockholders' Equity -
       Years ended December 31, 2001, 2002 and 2003; Six months ended June 30,
     2004 (unaudited).......FB-6 Consolidated Statements of Cash Flows -
       Years ended December 31, 2001, 2002 and 2003; Six months ended June 30,
       2003 and June 30, 2004 (unaudited) FB-7/FB-8
     Notes to Consolidated Financial Statements.................................................FB-9/FB-35

        KRONOS WORLDWIDE, INC. UNAUDITED PRO FORMA CONDENSED CONSOLIDATED
                              FINANCIAL STATEMENTS



     The Unaudited Pro Forma Condensed Consolidated Balance Sheet as of June 30, 2004 gives effect to the offering and the application of the proceeds thereof as if such transactions had occurred on June 30, 2004. The Unaudited Pro Forma Condensed Consolidated Statement of Income for the year ended December 31, 2003 and the six months ended June 30, 2004 gives effect to such transactions as if they had occurred as of January 1, 2003. You should read this information in conjunction with:

     o The accompanying Notes to Pro Forma Condensed Consolidated Financial Statements; and

     o Our audited consolidated financial statements as of and for the year ended December 31, 2003 and our unaudited consolidated financial statements as of and for the six months ended June 30, 2004, which are included in this prospectus.

     The Unaudited Pro Forma Condensed Consolidated Financial Statements are presented to aid you in your analysis of the financial aspects of the offering. The Unaudited Pro Forma Condensed Consolidated Financial Statements have been derived from our historical consolidated financial statements. The pro forma adjustments, as described in the notes that follow, are based upon available information and upon certain assumptions that we believe to be reasonable and factually supportable. The Unaudited Pro Forma Condensed Consolidated Financial Statements are not necessarily indicative of what our financial position or results of operations actually would have been had we completed these transactions at the dates indicated. In addition, the Unaudited Pro Forma Condensed Consolidated Financial Statements do not purport to project our future financial position or results of operations following completion of the offering.

                     KRONOS WORLDWIDE, INC. AND SUBSIDIARIES

            UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET

                                  June 30, 2004

                                  (In millions)

                                                                        Pro forma adjustments
                                                                  ---------------------------------
                                                     Kronos        Issue common          Repay             Kronos
                                                   historical          stock         indebtedness        pro forma
                                                ---------------   --------------   ----------------    -------------
Current assets:
   Cash and cash equivalents                    $        88.4     $        288.4   $        (200.0)    $       176.8
   Other current assets                                 420.0                -                 -               420.0
                                                -------------     --------------   ---------------     -------------

     Total current assets                               508.4              288.4            (200.0)            596.8

Property and equipment, net                             413.2                -                 -               413.2
Investment in TiO2 joint venture                        120.7                -                 -               120.7
Deferred income taxes                                   179.6                -                 -               179.6
Other assets                                             29.5                -                 -                29.5
                                                -------------     --------------   ---------------     -------------

     Total assets                               $     1,251.4     $        288.4   $        (200.0)    $     1,339.8
                                                =============     ==============   ===============     =============

Current liabilities                             $       156.7     $       -        $        -          $       156.7
                                                -------------     --------------   ---------------     -------------

Noncurrent liabilities:
   Long-term debt                                       346.7                -                 -               346.7
   Note payable to NL                                   200.0                -              (200.0)              -
   Other noncurrent liabilities                         141.0                -                 -               141.0
                                                -------------     --------------   ---------------     -------------

     Total noncurrent liabilities                       687.7                -              (200.0)            487.7
                                                -------------     --------------   ---------------     -------------

Minority interest                                          .5                -                 -                  .5
                                                -------------     --------------   ---------------     -------------

Stockholders' equity:
   Preferred stock                                        -                  -                 -                 -
   Common stock                                            .5                 .1               -                  .6
   Additional paid-in capital                         1,060.2              288.3               -             1,348.5
   Retained deficit                                    (476.4)               -                 -              (476.4)
   Accumulated other comprehensive income              (177.8)               -                 -              (177.8)
                                                -------------     --------------   ---------------     -------------

     Total stockholders' equity                         406.5              288.4               -               694.9
                                                -------------     --------------   ---------------     -------------

                                                $     1,251.4     $        288.4   $        (200.0)    $     1,339.8
                                                =============     ==============   ===============     =============

                     KRONOS WORLDWIDE, INC. AND SUBSIDIARIES

       UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

                          Year ended December 31, 2003

                     (In millions, except per share amounts)

                                                                                 Pro forma
                                                                                adjustment -
                                                              Kronos                repay               Kronos
                                                            historical          indebtedness          pro forma
                                                          --------------      ---------------       -------------

Net sales                                                 $     1,008.2       $           -         $     1,008.2
Cost of sales                                                     739.2                   -                 739.2
                                                          -------------       ---------------       -------------

     Gross margin                                                 269.0                   -                 269.0

Selling, general and administrative expenses                      124.4                   -                 124.4
Other expenses, net                                                12.1                   -                  12.1
                                                          -------------       ---------------       -------------

     Income from operation                                        132.5                   -                 132.5

Interest expense                                                   34.9                  (1.1)               33.8
Other nonoperating income, net                                      1.7                   -                   1.7
                                                          -------------       ---------------       -------------

     Income before income taxes and minority interest              99.3                   1.1               100.4

Provision for income taxes                                         11.7                    .4                12.1

Minority interest                                                    .1                   -                    .1
                                                          -------------       ---------------       -------------

     Net income                                           $        87.5       $            .7       $        88.2
                                                          =============       ===============       =============

Net income per share                                      $        1.79                             $        1.79
                                                          =============                             =============

Common shares used in calculation of per share amounts             48.9                                      49.3
                                                          =============                             =============

                     KRONOS WORLDWIDE, INC. AND SUBSIDIARIES

       UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

                         Six months ended June 30, 2004

                     (In millions except per share amounts)

                                                                                  Pro forma
                                                                                adjustment -
                                                              Kronos                repay               Kronos
                                                            historical          indebtedness          pro forma
                                                          --------------      ----------------      -------------

Net sales                                                 $       559.1       $           -         $       559.1
Cost of sales                                                     429.8                   -                 429.8
                                                          -------------       ----------------      -------------

     Gross margin                                                 129.3                   -                 129.3

Selling, general and administrative expenses                       70.2                   -                  70.2
Other income, net                                                   5.6                   -                   5.6
                                                          -------------       ----------------      -------------

     Income from operation                                         64.7                   -                  64.7

Interest expense                                                   26.8                  (9.0)               17.8
Other nonoperating income, net                                       .8                   -                    .8
                                                          -------------       ----------------      -------------

     Income before income taxes and minority interest              38.7                   9.0                47.7

Provision for income taxes (benefit)                             (238.6)                  3.6              (235.0)
                                                          -------------       ----------------      -------------

     Net income                                           $       277.3       $           5.4       $       282.7
                                                          =============       ===============       =============

Net income per share                                      $         5.67                            $        5.24
                                                          =============                             =============

Common shares used in calculation of per share amounts             48.9                                      53.9
                                                          =============                             =============

                     KRONOS WORLDWIDE, INC. AND SUBSIDIARIES
               NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED
                              FINANCIAL STATEMENTS


Note 1 - Basis of presentation:

     The Unaudited Pro Forma Condensed Consolidated Balance Sheet as of June 30, 2004 gives effect to the following transactions as if they had occurred on June 30, 2004. The Unaudited Pro Forma Condensed Consolidated Statements of Income
for the year ended December 31, 2003 and the six months ended June 30, 2004 gives effect to such transactions as if they had occurred as of January 1, 2003.

     o The issuance of 7.5 million shares of our common stock in the offering (assuming no exercise of the underwriters' over-allotment option) at a price of $40.20 per share, the estimated price to the public, with net proceeds to the Company after deducting the underwriting discount and expenses of the offering.

     o The repayment of our 9% long-term notes payable to affiliates in the aggregate principal amount of $200.0 million using a portion of the net proceeds of the offering.

     The pro forma adjustments are explained in more detail below.

Note 2 - Pro forma adjustments - Unaudited Condensed Consolidated Balance Sheet:

The Offering

     The issuance of 7.5 million shares of our common stock (excluding the issuance of shares under the underwriters' over-allotment option), with net proceeds as shown in the table below:

                                                                  Amount
                                                              ----------------
                                                              ($ in millions,
                                                               except price
                                                                 amounts)

Number of shares of our common stock issued in the offering           7.5

Price to the public                                             $   40.20
                                                                ---------

Gross proceeds                                                  $   301.5

Less estimated:
    Underwriting discount (4%)                                       12.1
    Expenses of the offering                                          1.0
                                                                ---------

       Net proceeds                                             $   288.4
                                                                =========

     If the underwriters' over allotment option is exercised in full, we would issue 8.25 million shares for net proceeds of $317.4 million, and the pro forma cash and cash equivalents, total assets and stockholders' equity at June 30, 2004 would be $205.8 million, $1,368.8 million and $723.9 million, respectively.

Repay indebtedness

     Upon completion of the offering, we will use a portion of the net proceeds of the offering to repay our 9% long-term notes payable to affiliates in the aggregate principal amount of $200.0 million. The remaining net proceeds will be available for our general corporate purposes.

Note 3- Pro forma adjustments - Unaudited  Condensed  Consolidated  Statement of
Operations:

     Upon completion of the offering, we will use a portion of the net proceeds of the offering to repay our 9% long-term notes payable to affiliates in the aggregate principal amount of $200.0 million. The remaining net proceeds will be available for our general corporate purposes. The pro forma adjustment related to interest expense represents the elimination of interest expense on such $200 million of indebtedness, net of the incremental income tax effect using the estimated combined U.S. federal and state effective income tax rate of 40%.

     Our $200 million long-term note payable to affiliates was issued to NL on December 8, 2003 (subsequently, on September 24, 2004, NL transferred $168.6 million of such $200.0 million note to Valhi and a wholly-owned subsidiary of Valhi in connection with a transaction involving those three companies). The $1.1 million pro forma adjustment to interest expense for the year ended December 31, 2003 represents the interest expense on such indebtedness included in our historical results of operations from the date of issuance, and is computed as 23/365ths of the annual interest expense of $18 million ($200 million, at 9% annual interest rate). The $9 million pro forma adjustment to interest expense for the six months ended June 30, 2004 represents the interest expense on such indebtedness included in our historical results of operations for such period, and is computed as one-half of the annual interest expense of $18 million.

     In accordance with guidance of the SEC staff, the accompanying pro forma condensed consolidated statements of income do not reflect any adjustment related to any earnings which might be generated on the portion of the net proceeds assumed to be used for our general corporate purposes.

Per share amounts

     As required by guidance of the SEC staff, the pro forma net income per share is based upon the 48.9 million weighted average number of shares of our common stock actually outstanding during the year ended December 31, 2003 and six months ended June 30, 2004, as increased for the number of our common shares that would be issued in the offering which, at the issue price to the public of $40.20 per share, would generate proceeds sufficient to repay our $200 million long-term notes payable to affiliates (5.0 million shares, or $200 million divided by $40.20). For the year ended December 31, 2003, such additional shares would be weighted from the December 8, 2003 issuance of the $200 million note payable to NL (equivalent to 23/365th of 5.0 million, or .4 million shares).

             REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM



To the Stockholders and Board of Directors of Kronos Worldwide, Inc.:

     In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of income, comprehensive income, stockholders' equity and cash flows present fairly, in all material respects, the financial position of Kronos Worldwide, Inc. and Subsidiaries as of December 31, 2002 and 2003, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2003, in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these financial statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.




                                                    PricewaterhouseCoopers LLP

Dallas, Texas
March 5, 2004

                     KRONOS WORLDWIDE, INC. AND SUBSIDIARIES

                           CONSOLIDATED BALANCE SHEETS

                      (In thousands, except per share data)


                                                                     December 31,
                                                          ---------------------------------
 ASSETS                                                         2002               2003          June 30, 2004
                                                          ------------      ---------------     ---------------
                                                                                                   (Unaudited)
 Current assets:
    Cash and cash equivalents                             $    40,685       $      55,876       $     88,434
    Restricted cash                                             1,226               1,313              1,047
    Accounts and other receivables, net                       134,243             156,212            200,845
    Receivable from affiliates                                  1,032               1,209                  -
    Refundable income taxes                                     1,777              35,336              1,332
    Inventories                                               209,882             266,020            209,816
    Prepaid expenses                                            5,164               4,456              4,151
    Deferred income taxes                                       4,404               2,755              2,814
                                                          -----------        ------------        -----------

          Total current assets                                398,413             523,177            508,439
                                                          -----------        ------------        -----------

 Other assets:
    Notes receivable from NL Industries, Inc.                  44,600                   -                  -
    Investment in TiO2 manufacturing joint venture            130,009             129,011            120,711
    Prepaid pension cost                                       17,572                   -                  -
    Deferred income taxes                                       1,934               6,682            179,588
    Other                                                      20,259              28,040             29,517
                                                          -----------        ------------        -----------

          Total other assets                                  214,374             163,733            329,816
                                                          -----------        ------------        -----------

 Property and equipment:
    Land                                                       26,568              32,339             31,530
    Buildings                                                 148,701             179,472            174,946
    Equipment                                                 636,336             765,231            752,919
    Mining properties                                          65,296              63,701             62,542
    Construction in progress                                    8,702               9,666             11,589
                                                          -----------        ------------        -----------
                                                              885,603           1,050,409          1,033,526

    Less accumulated depreciation and amortization            509,845             615,442            620,355
                                                          -----------        ------------        -----------

          Net property and equipment                          375,758             434,967            413,171
                                                          -----------        ------------        -----------

                                                          $   988,545       $   1,121,877        $ 1,251,426
                                                          ===========       =============        ===========

                     KRONOS WORLDWIDE, INC. AND SUBSIDIARIES

                      (In thousands, except per share data)


                                                                           December 31,
                                                                -----------------------------------
 LIABILITIES AND STOCKHOLDERS' EQUITY                                 2002              2003          June 30, 2004
                                                                ---------------   -----------------   -------------
                                                                                                       (Unaudited)
 Current liabilities:
    Current maturities of long-term debt                        $       1,298     $         288     $          148
    Accounts payable and accrued liabilities                          148,257           166,664            140,478
    Payable to affiliates                                               7,933             8,919              9,266
    Income taxes                                                        6,193            12,354              6,809
    Deferred income taxes                                               3,219             3,436               -
                                                                -------------     -------------     --------------

          Total current liabilities                                   166,900           191,661            156,701
                                                                -------------     -------------     --------------

 Noncurrent liabilities:
    Long-term debt                                                    324,608           356,451            346,682
    Deferred income taxes                                              79,234           119,825             50,730
    Notes payable to affiliates                                        44,600           200,000            200,000
    Accrued pension cost                                               33,098            68,161             66,227
    Accrued postretirement benefits cost                               11,806            11,176             10,677
    Other                                                              13,742            14,727             13,408
                                                                -------------     -------------     --------------

          Total noncurrent liabilities                                507,088           770,340            687,724
                                                                -------------     -------------     --------------

 Minority interest                                                        383               525                505
                                                                -------------     -------------     --------------

 Stockholders' equity:
    Preferred stock, $.01 par value; 100 shares authorized; no shares issued or outstanding
                                                                            -                 -                  -
    Common stock, $.01 par value; 60,000 shares authorized;
      48,943 shares issued                                                489               489                489
    Additional paid-in capital                                      1,060,157         1,060,157          1,060,247
    Retained deficit                                                 (584,909)         (729,260)          (476,442)
    Accumulated other comprehensive loss:
        Currency translation                                         (148,082)         (133,009)          (138,772)
        Pension liabilities                                           (13,481)          (39,026)           (39,026)
                                                                -------------     -------------     --------------

          Total stockholders' equity                                  314,174           159,351            406,496
                                                                -------------     -------------     --------------

                                                                $     988,545     $   1,121,877     $    1,251,426
                                                                =============     =============     ==============



Commitments and contingencies (Notes 13 and 17)







          See accompanying notes to consolidated financial statements.

                     KRONOS WORLDWIDE, INC. AND SUBSIDIARIES

                        CONSOLIDATED STATEMENTS OF INCOME

                      (In thousands, except per share data)


                                                                                              Six months ended
                                                             December 31,                         June 30,
                                               ---------------------------------------  -----------------------------
                                                   2001          2002         2003           2003           2004
                                               ------------- -----------  -----------   -------------   -------------
                                                                                                 (Unaudited)

Net sales                                      $   835,099     $ 875,188   $ 1,008,177     $ 519,604        $ 559,056
Cost of sales                                      578,060       671,830       739,237       386,066          429,736
                                               -----------     ---------   -----------     ---------        ---------

         Gross margin                              257,039       203,358       268,940       133,538          129,320

Selling, general and administrative expense         98,667       107,675       124,446        60,354           70,214
Other operating income (expense):
   Currency transaction gains (losses), net          1,188          (547)       (7,743)       (3,841)             556
   Disposition of property and equipment              (735)         (625)         (480)          (44)              (2)
   Insurance recoveries, net                         7,222             -             -             -                -
   Other income                                        886           459           490           112            6,280
   Corporate expense                                (4,878)       (3,288)       (4,140)       (1,684)          (1,279)
   Other expense                                       (78)         (172)         (128)            -                -
                                               -----------     ---------   -----------     ---------        ---------

         Income from operations                    161,977        91,510       132,493        67,727           64,661

Other income (expense):
   Currency transaction gain                             -         6,271             -            -                -
   Insurance recoveries, net                        17,468             -             -            -                -
   Trade interest income                             2,332         1,709           771          361              412
   Other interest income                               349           702           180           74              373
   Interest expense to affiliates                  (22,969)      (12,290)       (1,887)        (703)          (8,951)
   Interest income from affiliates                  33,379        20,754           723          723                -
   Interest expense                                 (4,305)      (16,837)      (33,002)     (16,350)         (17,809)
                                               -----------     ---------   -----------     ---------        ---------

         Income before income taxes and
           minority interest                       188,231        91,819        99,278        51,832          38,686

Provision for income taxes (benefit)                33,759        25,500        11,657       (6,674)        (238,625)
                                               -----------     ---------   -----------     ---------        ---------

         Income before minority interest           154,472        66,319        87,621        58,506          277,311

Minority interest                                       16            55            72            43               20
                                               -----------     ---------   -----------     ---------        ---------

         Net income                            $   154,456     $  66,264   $    87,549      $ 58,463        $ 277,291
                                               ===========     =========   ===========      ========        =========


Net income per basic and diluted share         $      3.16     $    1.35   $      1.79      $   1.19        $    5.67
                                               ===========     =========   ===========      ========        =========

Basic and diluted weighted average shares used
   in the calculation of net income per share       48,943        48,943         48,943       48,943           48,944
                                               ===========     =========   ===========      ========        =========



          See accompanying notes to consolidated financial statements.
                                      FB-4

                     KRONOS WORLDWIDE, INC. AND SUBSIDIARIES

                 CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME


                                 (In thousands)


                                                                                                         Six months ended
                                                             Years ended December 31,                        June 30,
                                                ------------------------------------------------   ----------------------------
                                                      2001             2002             2003           2003           2004
                                                ---------------  ----------------  -------------   ------------   -------------
                                                                                                           (Unaudited)

Net income                                      $      154,456   $        66,264  $       87,549   $     58,463  $     277,291
                                                --------------   ---------------  --------------   ------------  -------------

Other comprehensive income (loss), net of tax:

   Minimum pension liabilities adjustment               (6,352)           (7,129)        (25,545)             -              -

   Currency translation adjustment                     (15,974)           51,803          15,073         12,712         (5,763)
                                                --------------   ---------------  --------------   ------------  -------------

      Total other comprehensive income (loss)          (22,326)           44,674         (10,472)        12,712         (5,763)
                                                --------------   ---------------  --------------   ------------  -------------

          Comprehensive income                  $      132,130   $       110,938  $       77,077   $     71,175  $     271,528
                                                ==============   ===============  ==============   ============  =============









          See accompanying notes to consolidated financial statements.
                                      FB-5

                     KRONOS WORLDWIDE, INC. AND SUBSIDIARIES
                 CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
                Years ended December 31, 2001, 2002 and 2003 and
                   six months ended June 30, 2003 (Unaudited)

                                 (In thousands)

                                                                                               Accumulated other
                                                                                                 comprehensive
                                                                                  Notes          income (loss)
                                                     Additional    Retained     receivable -------------------------
                                             Common    paid-in     earnings       from      Currency       Pension
                                             stock     capital     (deficit)    affiliates translation   liabilities       Total
                                           ---------  ----------  -----------  ----------- ------------  -------------  -----------

Balance at December 31, 2000                  $489    $  775,604    $  56,092   $(301,695) $  (183,911)   $      -     $  346,579

Net income                                      -            -        154,456        -            -              -        154,456
Other comprehensive loss, net of tax            -            -           -           -         (15,974)      (6,352)      (22,326)
Dividends declared                              -            -        (30,500)       -            -            -          (30,500)
Change in notes receivable from affiliates      -            -           -        (69,678)        -            -          (69,678)
Capital contribution                            -        284,553         -       (284,545)        -            -                8
                                              ----    ----------    ---------   ---------   ----------     --------    ----------

Balance at December 31, 2001                   489     1,060,157      180,048    (655,918)    (199,885)      (6,352)      378,539

Net income                                      -            -         66,264        -             -           -           66,264
Other comprehensive income (loss), net of tax   -            -           -           -           51,803      (7,129)       44,674
Change in notes receivable from affiliates      -            -           -        (55,154)         -           -          (55,154)
Dividends declared:
    Cash                                        -            -       (120,149)       -             -           -         (120,149)
    Noncash                                     -            -       (711,072)    711,072          -           -             -
                                              ----    ----------    ---------   ---------   ----------     --------    ----------

Balance at December 31, 2002                   489     1,060,157     (584,909)       -         (148,082)    (13,481)      314,174

Net income                                      -            -         87,549        -             -           -           87,549
Other comprehensive income (loss), net of tax   -            -           -           -           15,073     (25,545)      (10,472)
Dividends declared:
    Cash                                        -            -         (7,000)       -             -           -           (7,000)
    Noncash                                     -            -       (224,900)       -             -           -         (224,900)
                                              ----    ----------    ---------   ---------   ----------     --------    ----------

Balance at December 31, 2003                   489     1,060,157     (729,260)       -         (133,009)    (39,026)      159,351
                                              ----    ----------    ---------   ---------   ----------     --------    ----------

Unaudited:
  Net income                                    -            -         277,291       -             -           -          277,291
  Dividends                                     -            -         (24,473)      -             -           -          (24,473)
  Issuance of common stock                      -            90           -          -             -           -               90
  Other comprehensive loss                      -            -            -          -          (5,763)       -           (5,763)
                                              ----    ----------    ---------   ---------   ----------     --------    ----------
    Balance at June 30, 2004                  $489    $1,060,247    $(476,442)  $   -      $  (138,772)  $ (39,026)   $   406,496
                                              ====    ==========    =========   ========   ===========   =========    ===========




          See accompanying notes to consolidated financial statements.
                                      FB-6

                     KRONOS WORLDWIDE, INC. AND SUBSIDIARIES

                      CONSOLIDATED STATEMENTS OF CASH FLOWS

                                 (In thousands)


                                                      Years ended December 31,                 Six months ended June 30,
                                            ----------------------------------------------   -----------------------------
                                               2001             2002             2003            2003            2004
                                            ----------     -------------      ------------   -------------    ------------
                                                                                                      (Unaudited)

Cash flows from operating activities:
   Net income                               $    154,456    $     66,264      $    87,549     $    58,463     $   277,291
   Depreciation and amortization                  28,907          32,152           39,421          19,287          21,806
   Noncash interest income from affiliates       (22,201)        (20,629)               -               -               -
   Noncash interest expense                            -             932            2,197           1,102           1,222
   Deferred income taxes                          (4,242)         10,755           36,489           5,852        (245,059)
   Minority interest                                  16              55               72              43              20
   Net loss from disposition of
     property and equipment                          735             625              480              44               2
   Pension cost, net                              (2,332)         (1,866)          (5,792)         (1,410)            227
   Other postretirement benefits, net             (1,236)         (1,250)          (1,032)           (555)           (427)
   Distributions from TiO2 manufacturing
     joint venture, net                           11,313           7,950              875             800           8,300
   Insurance recoveries, net                     (17,468)              -                -               -               -
   Other, net                                        261               -                -               -             949
   Change in assets and liabilities:
     Accounts and other receivable                 2,507           5,547            1,264         (36,570)        (48,004)
     Inventories                                 (32,698)         42,249          (26,041)         25,301          51,362
     Prepaid expenses                               (322)            882            1,494           2,901             414
     Accounts payable and accrued
       liabilities                                26,274         (25,049)          10,494         (27,168)        (26,059)
     Income taxes                                 (4,211)         (2,239)         (38,706)        (24,131)         28,016
     Accounts with affiliates                       (652)         (4,440)           1,920           5,244           1,858
     Other noncurrent assets                      (1,314)             74           (3,919)            337          (3,463)
     Other noncurrent liabilities                 (2,111)           (866)             916            (209)           (998)
                                              ----------        --------      -----------      ----------      ----------

       Net cash provided by operating
         activities                              135,682         111,146          107,681          29,331          67,457
                                              ----------        --------      -----------      ----------      ----------

Cash flows from investing activities:
   Capital expenditures                          (53,656)        (32,571)         (35,245)        (13,766)        (10,828)
   Property damaged by fire:
     Insurance proceeds                           23,361               -                -               -               -
     Other, net                                   (3,205)              -                -               -               -
   Change in restricted cash equivalents
     and restricted marketable debt
     securities, net                                (577)         (2,891)            (554)         (1,005)            273
   Proceeds from disposition of property
     and equipment                                   399             864              381              47              84
                                              ----------        --------      -----------      ----------      ----------

       Net cash used by investing
         activities                              (33,678)        (34,598)         (35,418)        (14,724)        (10,471)
                                              ----------        --------      -----------      ----------      ----------




          See accompanying notes to consolidated financial statements.
                                      FB-7

                     KRONOS WORLDWIDE, INC. AND SUBSIDIARIES

                                 (In thousands)


                                                           Years ended December 31,                 Six months ended June 30,
                                                -----------------------------------------------   -------------------------------
                                                     2001            2002            2003             2003             2004
                                                ---------------  ---------------  -------------   --------------     ------------
                                                                                                           (Unaudited)
Cash flows from financing activities:
   Indebtedness:
     Borrowings                                  $     1,437      $   335,768     $    16,106      $    16,106      $    99,968
     Principal payments                              (22,428)         (84,814)        (46,006)         (11,615)         (99,994)
     Deferred financing fees                               -          (10,706)              -                -                -
   Dividends paid                                    (30,500)        (120,149)         (7,000)          (7,000)         (24,473)
   Loans from affiliates:
     Loans                                                 -           44,600           8,000            8,000                -
     Repayments                                            -         (194,000)        (52,600)         (52,600)               -
   Other capital  transactions with affiliates,
     net                                             (47,477)         (64,600)         19,700           19,700                -
   Other, net                                              3              (11)            (14)               -                -
                                                 -----------       ----------      ----------       ----------       ----------

       Net cash used by financing activities         (98,965)         (93,912)        (61,814)         (27,409)         (24,499)
                                                 -----------       ----------      ----------       ----------       ----------

Cash and cash equivalents - net change from:
   Operating,     investing    and    financing
     activities                                        3,039          (17,364)         10,449          (12,802)          32,487
   Currency translation                               (1,301)           3,332           4,742            1,682               71
                                                 -----------       ----------      ----------       ----------       ----------

                                                       1,738          (14,032)         15,191          (11,120)          32,558

   Balance at beginning of year                       52,979           54,717          40,685           40,685           55,876
                                                 -----------       ----------      ----------       ----------       ----------

   Balance at end of year                        $    54,717      $    40,685     $    55,876      $    29,565      $    88,434
                                                 ===========       ==========     ===========      ===========      ===========

Supplemental disclosures - cash paid for:
     Interest                                    $    27,239      $    33,169     $    30,152      $    17,048      $    25,638
     Income taxes                                     43,422           17,369           1,597            7,534          (22,208)





          See accompanying notes to consolidated financial statements.
                                      FB-8

                     KRONOS WORLDWIDE, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 1 - Summary of significant accounting policies:

     Organization and basis of presentation. Kronos Worldwide, Inc. ("Kronos" or the "Company") (NYSE: KRO) is a 50.5% owned subsidiary of NL Industries, Inc. (NYSE: NL) at June 30, 2004. NL Industries, Inc. (NYSE: NL) conducts its titanium dioxide pigments ("TiO2") operations through Kronos. At June 30, 2004, Valhi, Inc. and a wholly-owned subsidiary of Valhi, held approximately 83% of NL's outstanding common stock, and Contran Corporation and its subsidiaries held approximately 90% of Valhi's outstanding common stock. At June 30, 2004, Valhi and a wholly-owned subsidiary of Valhi held an additional approximate 43.6% of Kronos' outstanding common stock. Substantially all of Contran's outstanding voting stock is held by trusts established for the benefit of certain children and grandchildren of Harold C. Simmons, of which Mr. Simmons is sole trustee, or is held by Mr. Simmons or persons or other entities related to Mr. Simmons. Mr. Simmons, the Chairman of the Board of Valhi, Contran, NL and the Company, may be deemed to control each of such companies.

     Prior to December 2003, Kronos was a wholly-owned subsidiary of NL. On December 8, 2003, NL completed the pro-rata distribution to its stockholders of approximately 48.8% of Kronos' common stock (including Valhi and a wholly-owned subsidiary of Valhi). Stockholders of NL received 1 share of Kronos common stock for every 2 shares of NL held. Immediately prior to NL's distribution of shares of Kronos' common stock, the Company distributed a $200 million dividend to NL in the form of a long-term note payable. See Note 11.

     Information included in the consolidated financial statements and related notes to the consolidated financial statements as of June 30, 2004 and for the six months ended June 30, 2003 and 2004 is unaudited. In the opinion of management, all adjustments, consisting only of normal recurring adjustments, necessary to present fairly the consolidated financial position, results of operations and cash flows for such interim periods have been made. The results of operations for the interim periods are not necessarily indicative of the operating results for a full year or of future operations. Certain information normally included in financial statements prepared in accordance with accounting principles generally accepted in the United States ("GAAP") has been condensed or omitted for such interim periods.

     On September 26, 2003, Kronos amended and restated its articles of incorporation. Under the amended and restated articles of incorporation, among other things, (i) Kronos' authorized capital stock now consists of 60 million shares of common stock and 100,000 shares of preferred stock, each par value $.01 per share, and (ii) the 1,000 shares of Kronos' common stock previously outstanding were reclassified into an aggregate of 48.9 million shares. The accompanying Consolidated Financial Statements have been retroactively reclassified to reflect such changes in Kronos' capital structure for all periods presented. Earnings per share data for all periods presented has been restated to reflect the 48.9 million shares of Kronos' common stock that was outstanding following effectiveness of the amended and restated articles of incorporation.

     In January 2002, the Company acquired all of the stock and limited liability company units of EWI RE, Inc. and EWI RE, Ltd. (collectively "EWI"), respectively, for an aggregate of $9.2 million in cash, including acquisition costs of $.2 million. An entity controlled by one of Harold C. Simmons' daughters owned a majority of EWI, and a wholly-owned subsidiary of Contran owned the remainder of EWI. EWI provides reinsurance brokerage services for insurance policies of the Company, its joint venture and other affiliates of Contran as well as external third-party customers. The purchase was approved by a special committee of NL's Board of Directors consisting of two of its directors unrelated to Contran, and the purchase price was negotiated by the special committee based upon its consideration of relevant factors, including but not limited to due diligence performed by independent consultants and an appraisal of EWI conducted by an independent third party selected by the special committee. In June 2003 the Company distributed its investment in the common stock and limited liability company units in EWI to NL in the form of a noncash dividend. The Company has accounted for the distribution of EWI as a change in accounting entity, and accordingly the Company's consolidated financial statements have been retroactively restated to exclude the assets, liabilities, results of operations and cash flows of EWI for all periods presented since the January 2002 acquisition. The effect of the change in accounting entity on the Company's consolidated net income was immaterial for 2002 and 2003, and the effect of the change in accounting entity on the Company's previously reported stockholder's equity was a reduction of approximately $10 million. The $9.2 million purchase price for EWI is reflected as part of "other capital transactions with affiliates, net" in the accompanying consolidated statements of cash flows.

     Management's estimates. The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amount of revenues and expenses during the reporting period. Actual results may differ from previously-estimated amounts under different assumptions or conditions.

     Principles of consolidation. The consolidated financial statements include the accounts of Kronos and its majority-owned subsidiaries. All material intercompany accounts and balances have been eliminated.

     Translation of foreign currencies. Assets and liabilities of subsidiaries whose functional currency is other than the U.S. dollar are translated at year-end rates of exchange and revenues and expenses are translated at average exchange rates prevailing during the year. Resulting translation adjustments are accumulated in stockholders' equity as part of accumulated other comprehensive income, net of related deferred income taxes and minority interest. Currency transaction gains and losses are recognized in income currently, and in 2002 included a $6.3 million gain related to the extinguishments of certain intercompany indebtedness that is classified as a component of other income (expense) in the accompanying Consolidated Statement of Income.

     Net sales. Sales are recorded when products are shipped and title and other risks and rewards of ownership have passed to the customer, or when services are performed. Shipping terms of products shipped are generally FOB shipping point, although in some instances shipping terms are FOB destination point (for which sales are not recognized until the product is received by the customer). Amounts charged to customers for shipping and handling are included in net sales. Sales are stated net of price, early payment and distributor discounts and volume rebates.

     Inventories and cost of sales. Inventories are stated at the lower of cost (principally average cost) or market, net of allowance for slow-moving inventories. Amounts are removed from inventories at average cost. Cost of sales includes costs for materials, packing and finishing, utilities, salary and benefits, maintenance and depreciation.

     Cash and cash equivalents. Cash equivalents include bank time deposits and U.S. Treasury securities purchased under short-term agreements to resell with original maturities of three months or less.

     Restricted marketable debt securities. Restricted marketable debt securities are primarily invested in corporate debt securities, and include amounts restricted in accordance with applicable Norwegian law regarding certain requirements of the Company's Norwegian defined benefit pension plans ($2.5 million and $2.6 million at December 31, 2002 and 2003, respectively). The restricted marketable debt securities are generally classified as either a current or noncurrent asset depending upon the maturity date of each such debt security and are carried at market which approximates cost.

     Accounts receivable. The Company provides an allowance for doubtful accounts for known and estimated potential losses arising from sales to customers based on a periodic review of these accounts.

     Investment in TiO2 manufacturing joint venture. Investments in a 50%-owned manufacturing joint venture is accounted for by the equity method.

     Property and equipment and depreciation. Property and equipment are stated at cost. The Company has a governmental concession with an unlimited term to operate an ilmenite mine in Norway. Mining properties consist of buildings and equipment used in the Company's Norwegian ilmenite mining operations. The Company does not own the ilmenite reserves associated with the mine. Depreciation of property and equipment for financial reporting purposes (including mining properties) is computed principally by the straight-line method over the estimated useful lives of ten to 40 years for buildings and three to 20 years for equipment. Accelerated depreciation methods are used for income tax purposes, as permitted. Upon sale or retirement of an asset, the related cost and accumulated depreciation are removed from the accounts and any gain or loss is recognized in income currently.

     The Company performs planned major maintenance activities during the year. Repair and maintenance costs estimated to be incurred in connection with planned major maintenance activities are accrued in advance and are included in cost of sales. Accrued repair and maintenance costs, included in current liabilities, was $4.0 million and $6.3 million at December 31, 2002 and 2003, respectively.

     Interest costs related to major long-term capital projects and renewals are capitalized as a component of construction costs. Interest costs capitalized were not significant in 2001, 2002 or 2003.

     When events or changes in circumstances indicate that assets may be impaired, an evaluation is performed to determine if an impairment exists. Such events or changes in circumstances include, among other things, (i) significant current and prior periods or current and projected periods with operating losses, (ii) a significant decrease in the market value of an asset or (iii) a significant change in the extent or manner in which an asset is used. All relevant factors are considered. The test for impairment is performed by comparing the estimated future undiscounted cash flows (exclusive of interest expense) associated with the asset to the asset's net carrying value to determine if a write-down to market value or discounted cash flow value is required. Effective January 1, 2002, the Company commenced assessing impairment of other long-lived assets (such as property and equipment and mining properties) in accordance with SFAS No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets."

     Long-term debt. Amortization of deferred financing costs, included in interest expense, is computed by the interest method over the term of the applicable issue.

     Derivatives and hedging activities. Derivatives are recognized as either assets or liabilities and measured at fair value in accordance with SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities", as amended. The accounting for changes in fair value of derivatives depends upon the intended use of the derivative, and such changes are recognized either in net income or other comprehensive income. As permitted by the transition requirements of SFAS No. 133, the Company has exempted from the scope of SFAS No. 133 all host contracts containing embedded derivatives that were issued or acquired prior to January 1, 1999.

     Income taxes. Prior to December 2003, Kronos and its qualifying subsidiaries were members of NL's consolidated U.S. federal income tax group (the "NL Tax Group"). As a member of the NL Tax Group, the Company was a party to a tax sharing agreement (the "NL Tax Agreement"). Effective January 1, 2001, the NL Tax Group, including Kronos, was included in the consolidated U.S. federal tax return of Contran (the "Contran Tax Group"). As a member of the Contran Tax Group, NL is a party to a separate tax sharing agreement (the
"Contran Tax Agreement"). The Contran Tax Agreement provides that NL and its qualifying subsidiaries, including Kronos, compute provisions for U.S. income taxes on a separate-company basis using the tax elections made by Contran. Pursuant to the NL Tax Sharing Agreement and using the tax elections made by Contran, Kronos made payments to or received payments from NL in amounts it would have paid to or received from the U.S. Internal Revenue Service had it not been a member of NL's consolidated tax group but instead was a separate taxpayer. Refunds are limited to amounts previously paid under the NL Tax Sharing Agreement. See Note 13.

     Effective December 2003, following NL's distribution of 48.8% of the outstanding shares of Kronos common stock to NL stockholders, Kronos and its qualifying subsidiaries ceased being members of the NL Tax Group, but Kronos and its qualifying subsidiaries remained as members of the Contran Tax Group. Kronos entered into a new tax sharing agreement with Valhi and Contran, which contains similar terms to the NL Tax Agreement.

     Deferred income tax assets and liabilities are recognized for the expected future tax consequences of temporary differences between the income tax and financial reporting carrying amounts of assets and liabilities, including investments in the Company's subsidiaries and affiliates who are not members of the Contran Tax Group and including undistributed earnings of foreign subsidiaries  which are not deemed to be  permanently  reinvested.  The  Company periodically evaluates its deferred tax assets in the various taxing jurisdictions in which it operates and adjusts any related valuation allowance based on the estimate of the amount of such deferred tax assets that the Company believes does not meet the "more-likely-than-not" recognition criteria. Earnings of foreign subsidiaries deemed to be permanently reinvested aggregated $261 million at December 31, 2002 and $304 million at December 31, 2003.

     Stock options. The Company has not issued any stock options. However, certain employees of the Company have been granted options by NL to purchase NL common stock. The Company has elected the disclosure alternative prescribed by SFAS No. 123, "Accounting for Stock-Based Compensation," as amended, and to account for its stock-based employee compensation related to stock options in accordance with Accounting Principles Board Opinion ("APBO") No. 25, "Accounting for Stock Issued to Employees," and its various interpretations. Under APBO No. 25, no compensation cost is generally recognized for fixed stock options in which the exercise price is not less than the market price on the grant date. During the fourth quarter of 2002 and following NL's cash settlement of options to purchase NL common stock held by certain individuals, NL and the Company, commenced accounting for its stock options using the variable accounting method because NL could not overcome the presumption that it would not similarly cash settle its remaining stock options. Under the variable accounting method, the intrinsic value of all unexercised stock options (including those with an exercise price at least equal to the market price on the date of grant) are accrued as an expense over their vesting period, with subsequent increases (decreases) in NL's market price resulting in additional compensation expense (income). Upon exercise of such options to purchase NL common stock held by employees of the Company, the Company pays NL an amount equal to the difference between the market price of NL's common stock on the date of exercise and the exercise price of such stock option. Aggregate compensation expense related to NL stock options held by employees of the Company was nil in 2001, $2.3 million in 2002 and $1.0 million in 2003, and aggregate compensation expense was nil in the six months ended June 30, 2003 and $900,000 in the six months ended June 30, 2004.

     The following table presents what the Company's consolidated net income, and related per share amounts, would have been if the Company had applied the fair value-based recognition provisions of SFAS No. 123, for all awards granted subsequent to January 1, 1995.

                                                                                                    Six months ended
                                                                Years ended December 31,                June 30,
                                                         -------------------------------------   ---------------------
                                                             2001         2002         2003         2003        2004
                                                         -----------   ----------   ----------   -----------  --------
                                                                                                       (Unaudited)
                                                                    (In millions, except per share amounts)

Net income as reported                                   $    154.4    $     66.3  $     87.5    $     58.5 $    277.3

Adjustments, net of applicable income tax effects
 and minority interest:
     Stock-based employee compensation expense
       determined under APBO No. 25                              -            1.5          .7        -              .6
     Stock-based employee compensation expense
       determined under SFAS No. 123                           (1.1)          (.7)        (.3)          (.2)       -
                                                         ----------    ----------  ----------    ---------- ----------
Pro forma net income                                     $    153.3    $     67.1  $     87.9    $     58.3 $    277.9
                                                         ==========    ==========  ==========    ========== ==========

Basic and diluted earnings per share:
   As reported                                           $     3.16    $     1.35  $     1.79    $     1.19 $     5.67
   Pro forma                                             $     3.13    $     1.37  $     1.80    $     1.19 $     5.68

     Selling, general and administrative expenses; shipping and handling costs. Selling, general and administrative expenses include costs related to marketing, sales, distribution, shipping and handling, research and development, legal and administrative functions such as accounting, treasury and finance, and includes costs for salaries and benefits, travel and entertainment, promotional materials and professional fees. Shipping and handling costs are included in selling, general and administrative expense and were $49 million in 2001, $51 million in 2002 and $63 million in 2003. Advertising costs are expensed as incurred and were $1 million in each of 2001, 2002 and 2003. Research, development and certain sales technical support costs are expensed as incurred and approximated $6 million in each of 2001 and 2002 and $7 million in 2003.

     Other. Accounting and funding policies for retirement and post retirement benefits other than pensions ("OPEB") plans are described in Note 14.

Note 2 - Geographic information:

     The Company's operations are associated with the production and sale of TiO2. Titanium dioxide pigments are used to impart whiteness, brightness and opacity to a wide variety of products, including paints, plastics, paper, fibers and ceramics. At December 31, 2002 and 2003, the net assets of non-U.S. subsidiaries included in consolidated net assets approximated $159 million and $193 million, respectively.

     For geographic information, net sales are attributed to the place of manufacture (point of origin) and the location of the customer (point of destination); property and equipment are attributed to their physical location.

                                                                            Years ended December 31,
                                                               -------------------------------------------------
                                                                  2001               2002                2003
                                                               -----------        ----------         -----------
                                                                                 (In thousands)
       Geographic areas

Net sales - point of origin:
   Germany                                                     $   398,470        $   404,299        $   510,105
   United States                                                   278,624            291,823            310,694
   Canada                                                          149,412            157,773            173,297
   Belgium                                                         126,782            123,760            150,728
   Norway                                                          102,843            111,811            131,457
   Other                                                            82,320             89,560            110,358
   Eliminations                                                   (303,352)          (303,838)          (378,462)
                                                               -----------        -----------        -----------

                                                               $   835,099        $   875,188        $ 1,008,177
                                                               ===========        ===========        ===========
Net sales - point of destination:
   Europe                                                      $   425,338        $   456,834        $   567,496
   United States                                                   258,347            271,865            296,643
   Canada                                                           47,061             53,371             53,170
   Latin America                                                    25,514             19,970             15,920
   Asia                                                             46,169             47,549             49,020
   Other                                                            32,670             25,599             25,928
                                                               -----------        -----------        -----------
                                                               $   835,099        $   875,188        $ 1,008,177
                                                               ===========        ===========        ===========

                                                                                           December 31,
                                                                                ------------------------------------
                                                                                     2002                2003
                                                                                          (In thousands)
Identifiable assets - net property and equipment:
     Germany                                                                      $   213,170        $   252,411
     Canada                                                                            54,719             63,623
     Belgium                                                                           54,625             64,895
     Norway                                                                            49,737             50,811
     Other                                                                              3,507              3,227
                                                                                  -----------        -----------

                                                                                  $   375,758        $   434,967
                                                                                  ===========        ===========

Note 3 - Accounts and other receivables, net:

                                                                           December 31,                 June 30,
                                                                   ------------------------------         2004
                                                                       2002             2003          -----------
                                                                   -------------   --------------     (Unaudited)
                                                                                   (In thousands)

Trade receivables                                                  $   124,044       $   146,971      $   192,788
Insurance claims                                                           312                58                -
Recoverable VAT and other receivables                                   12,492            12,103           10,906
Allowance for doubtful accounts                                         (2,605)           (2,920)          (2,849)
                                                                   -----------       -----------      -----------

                                                                   $   134,243       $   156,212      $   200,845
                                                                   ===========       ===========      ===========

Note 4 - Inventories:

                                                                           December 31,                 June 30,
                                                                  -------------------------------         2004
                                                                       2002             2003          -----------
                                                                  -------------      ------------     (Unaudited)
                                                                                   (In thousands)

Raw materials                                                      $    54,077       $    61,959      $    35,409
Work in progress                                                        15,936            19,855           17,078
Finished products                                                      109,203           147,270          121,659
Supplies                                                                30,666            36,936           35,670
                                                                   -----------       -----------      -----------

                                                                   $   209,882       $   266,020      $   209,816
                                                                   ===========       ===========      ===========

Note 5 - Other noncurrent assets:

                                                                           December 31,                 June 30,
                                                                  -------------------------------         2004
                                                                       2002             2003          -----------
                                                                  --------------   --------------     (Unaudited)
                                                                                   (In thousands)

Deferred financing costs, net                                      $    10,550       $    10,417      $     9,100
Restricted marketable debt securities                                    2,492             2,586            2,548
Unrecognized net pension obligation                                      5,561            13,747           13,426
Other                                                                    1,656             1,290            4,443
                                                                   -----------       -----------      -----------

                                                                   $    20,259       $    28,040      $    29,517
                                                                   ===========       ===========      ===========

Note 6 - Investment in TiO2 manufacturing joint venture:

     Kronos Louisiana, Inc. ("KLA"), a wholly-owned subsidiary of Kronos, owns a 50% interest in Louisiana Pigment Company, L.P. ("LPC"). LPC is a manufacturing joint venture that is also 50%-owned by Tioxide Americas Inc. ("Tioxide"), a wholly-owned subsidiary of Huntsman International Holdings LLC, a 60%-owned subsidiary of Huntsman LLC. LPC owns and operates a chloride-process TiO2 plant in Lake Charles, Louisiana.

     KLA is required to purchase one-half of the TiO2 produced by LPC. LPC operates on a break-even basis and, accordingly, the Company reports no equity in earnings of LPC. Kronos' cost for its share of the TiO2 produced is equal to its share of LPC's costs. Kronos' share of net costs is reported as cost of sales as the related TiO2 acquired from LPC is sold. Distributions from LPC, which generally relate to excess cash generated by LPC from its non-cash production costs, and contributions to LPC, which generally relate to cash required by LPC when it builds working capital, are reported as part of cash generated by operating activities in the Company's Consolidated Statements of Cash Flows. Such distributions are reported net of any contributions made to LPC during the periods. Net distributions of $11.3 million in 2001, $8.0 million in 2002, and $.9 million in 2003 are stated net of contributions of $6.2 million in 2001, $14.2 million in 2002 and $13.1 million in 2003.

     LPC made net cash distributions of $22.6 million in 2001, $15.9 million in 2002 and $1.8 million in 2003, equally split between the partners.

     Summary balance sheets of LPC are shown below:

                                                                                           December 31,
                                                                                ------------------------------------
                                                                                     2002                2003
                                                                                ---------------    -----------------
                                                                                          (In thousands)
ASSETS

Current assets                                                                    $    56,745        $     57,028
Property and equipment, net                                                           235,739             226,971
                                                                                  -----------        ------------

                                                                                  $   292,484        $    283,999
                                                                                  ===========        ============

Other liabilities, primarily current                                              $    29,716        $     23,229
Partners' equity                                                                      262,768             260,770
                                                                                  -----------        ------------

                                                                                  $   292,484        $    283,999
                                                                                  ===========        ============

Summary income statements of LPC are shown below:

                                                                            Years ended December 31,
                                                             -------------------------------------------------------
                                                                  2001                2002                2003
                                                             ---------------      --------------       -------------
                                                                                 (In thousands)

Revenues and other income:
   Kronos                                                       $   93,393         $     92,428        $   101,293
   Tioxide                                                          94,009               93,833            101,619
   Interest                                                            303                   53                 73
                                                                ----------         ------------        -----------

                                                                   187,705              186,314            202,985
                                                                ----------         ------------        -----------
Cost and expenses:
   Cost of sales                                                   187,295              185,946            201,947
   General and administrative                                          410                  368                398
                                                                ----------         ------------        -----------

                                                                   187,705              186,314            202,345
                                                                ----------         ------------        -----------
Net income from continuing operations                                 -                    -                   640

   Cumulative effect of change in accounting principles               -                    -                  (640)
                                                                ----------         ------------        -----------

     Net income                                                 $     -            $       -           $      -
                                                                ==========         ============        ===========

Note 7 - Accounts payable and accrued liabilities:

                                                                        December 31,                   June 30,
                                                               ---------------------------------     ---------------
                                                                  2002                2003               2004
                                                               --------------    ---------------     ---------------
                                                                                                      (Unaudited)
                                                                                 (In thousands)

 Accounts payable                                              $    89,602         $     97,446       $    65,634
 Employee benefits                                                  27,042               31,732            28,217
 Other                                                              31,613               37,486            46,627
                                                               -----------         ------------       -----------

                                                               $   148,257         $    166,664       $   140,478
                                                               ===========         ============       ===========


Note 8 - Long-term debt:

                                                                        December 31,                   June 30,
                                                               -------------------------------           2004
                                                                    2002               2003          ------------
                                                               ------------        -----------        (Unaudited)
                                                                                  (In thousands)

 Kronos International, Inc. and subsidiaries:
    8.875% Senior Secured Notes                                $   296,942         $    356,136       $   346,446
    Bank credit facility                                            27,077                    -                 -
    Other                                                            1,887                  603               384
                                                               -----------         ------------       -----------

                                                                   325,906              356,739           346,830
    Less current maturities                                          1,298                  288               148
                                                               -----------         ------------       -----------

                                                               $   324,608         $    356,451       $   346,682
                                                               ===========         ============       ===========

     In June 2002, Kronos International, Inc. ("KII"), a wholly-owned subsidiary of the Company which conducts the Company's TiO2 operations in Europe, issued euro 285 million principal amount ($280 million when issued) of its 8.875% Senior Secured Notes (the "Notes") due 2009. The Notes are collateralized by first priority liens on 65% of the common stock or other ownership interests of certain of KII's first-tier operating subsidiaries. In addition, the indenture contains customary cross-default provisions with respect to other debt and obligations of KII or its subsidiaries. The Notes are issued pursuant to an indenture which contains a number of covenants and restrictions which, among other things, restricts the ability of KII and its subsidiaries to incur debt, incur liens, pay dividends or merge or consolidate with, or sell or transfer all or substantially all of their assets to, another entity. The Notes are redeemable, at KII's option, on or after December 30, 2005 at redemption prices ranging from 104.437% of the principal amount, declining to 100% on or after December 30, 2008. In addition, on or before June 30, 2005, KII may redeem up to 35% of the Notes with the net proceeds of a qualified public equity offering at 108.875% of the principal amount. In the event of a change of control of KII, as defined, KII would be required to make an offer to purchase its Notes at 101% of the principal amount. KII would also be required to make an offer to purchase a specified portion of its Notes at par value in the event KII generates a certain amount of net proceeds from the sale of assets outside the ordinary course of business, and such net proceeds are not otherwise used for specified purposes within a specified time period. At December 31, 2003, the quoted market price of the Notes was approximately (euro)1,000 per (euro)1,000 principal amount (2002 -
(euro)1,010 per (euro)1,000 principal amount). The Notes require cash interest payments on June 30 and December 30. KII completed an exchange offer in November 2002 to exchange the Notes for registered publicly traded notes that have substantially identical terms as the Notes.

     Also in June 2002, KII's operating subsidiaries in Germany, Belgium and Norway (collectively, the "Borrowers") entered into a (euro)80 million secured revolving bank credit facility that matures in June 2005 ("European Credit Facility"). Borrowings under this facility were used in part to repay and terminate Kronos' short-term non-U.S. bank credit agreements. Borrowings may be denominated in euros, Norwegian kroners or U.S. dollars, and bear interest at the applicable interbank market rate plus 1.75%. The facility also provides for the issuance of letters of credit up to (euro)5 million. The European Credit Facility is collateralized by the accounts receivable and inventories of the borrowers, plus a limited pledge of all of the other assets of the Belgian borrower. The European Credit Facility contains certain restrictive covenants which, among other things, restricts the ability of the Borrowers to incur debt, incur liens, pay dividends or merge or consolidate with, or sell or transfer all or substantially all of their assets to, another entity. In addition, the European Credit Facility contains customary cross-default provisions with respect to other debt and obligations of the Borrowers, KII and its other subsidiaries. At December 31, 2003, no amounts were outstanding under the European Credit Facility, and the equivalent of $97.5 million was available for additional borrowing by the subsidiaries.

     Under the cross-default provisions of the Notes, the Notes may be accelerated prior to their stated maturity if KII or any of KII's subsidiaries default under any other indebtedness in excess of $20 million due to a failure to pay such other indebtedness at its due date (including any due date that arises prior to the stated maturity as a result of a default under such other indebtedness). Under the cross-default provisions of the European Credit Facility, any outstanding borrowings under the European Credit Facility may be accelerated prior to their stated maturity if the Borrowers or KII default under any other indebtedness in excess of (euro)5 million due to a failure to pay such other indebtedness at its due date (including any due date that arises prior to the stated maturity as a result of a default under such other indebtedness). In the event the cross-default provisions of either the Notes or the European Credit Facility become applicable, and such indebtedness is accelerated, the Company would be required to repay such indebtedness prior to their stated maturity.

     In September 2002, certain of the Company's U.S. subsidiaries entered into a $50 million revolving credit facility (nil outstanding at December 31, 2003) that matures in September 2005 ("U.S. Credit Facility"). The facility is collateralized by the accounts receivable, inventories and certain fixed assets of the borrowers. Borrowings under this facility are limited to the lesser of $45 million or a formula-determined amount based upon the accounts receivable and inventories of the borrowers. Borrowings bear interest at either the prime rate or rates based upon the eurodollar rate. The facility contains certain restrictive covenants which, among other things, restricts the abilities of the borrowers to incur debt, incur liens, pay dividends in certain circumstances, sell assets or enter into mergers. At December 31, 2003, $39 million was available for borrowing under the facility.

     Deferred financing costs of $10.7 million for the KII Senior Notes, the European Credit Facility and the U.S. Credit Facility are being amortized over the life of the respective agreements and are included in other noncurrent assets as of December 31, 2003.

     Unused lines of credit available for borrowing under the Company's non-U.S. credit facilities approximated $99.9 million at December 31, 2003 (including approximately $97.5 million under the European Credit Facility).

     During the first quarter of 2004, certain of KII's operating subsidiaries borrowed a net (euro)40 million ($50 million when borrowed) under the European Credit Facility at an interest rate of 3.8%. Such amounts were repaid in the second quarter of 2004.

     In January 2004, Kronos' Canadian subsidiary entered into a new Cdn. $30 million revolving credit facility that matures in January 2009. The facility is collateralized by the accounts receivable and inventories of the borrower. Borrowings under this facility are limited to the lesser of Cdn. $26 million or a formula-determined amount based upon the accounts receivable and inventories of the borrower. Borrowings bear interest at rates based upon either the Canadian prime rate, the U.S. prime rate or LIBOR. The facility contains certain restrictive covenants which, among other things, restricts the ability of the borrower to incur debt, incur liens, pay dividends in certain circumstances, sell assets or enter into mergers.

     Aggregate maturities of long-term debt at December 31, 2003 are shown in the table below.

   Years ending December 31,                                      Amount
   -------------------------                                ------------------
                                                              (In thousands)

      2004                                                     $       288
      2005                                                             153
      2006                                                             145
      2007                                                              18
      2008                                                             -
      2009 and thereafter                                          356,135
                                                               -----------
                                                               $   356,739
                                                               ===========

Note 9 - Other noncurrent liabilities:

                                                                        December 31,                   June 30,
                                                               --------------------------------          2004
                                                                  2002               2003             -----------
                                                               --------------     -------------       (Unaudited)
                                                                                 (In thousands)

 Insurance claims and expenses                                 $     1,480         $      1,673       $     1,047
 Employee benefits                                                   4,025                4,849             4,622
 Other                                                               8,237                8,205             7,739
                                                               -----------         ------------       -----------

                                                               $    13,742         $     14,727       $    13,408
                                                               ===========         ============       ===========

Note 10 - Other income:


                                                 Years ended December 31,                    Six months ended
                                          -----------------------------------------     ---------------------------
                                            2001           2002             2003          2003             2004
                                          ----------     ---------      -----------     -----------     -----------
                                                                                               (Unaudited)

 Contract dispute settlement              $    -         $    -          $    -         $      -         $   6,289
 Other income (expense)                         886            459             490            112               (9)
                                          ---------      ---------       ---------      ---------        ---------

                                          $     886      $     459       $     490      $     112        $   6,280
                                          =========      =========       =========      =========        =========

     The contract dispute settlement relates to the Company's settlement with a customer. As part of the settlement, the customer agreed to make payments to the Company through 2007 aggregating $7.3 million. The $6.3 million gain recognized represents the present value of the future payments to be paid by the customer to the Company.

Note 11 - Notes receivable from and payable to affiliates:

                                                                        December 31,                   June 30,
                                                                --------------------------------         2004
                                                                   2003                2004           ------------
                                                                -------------      -------------       (Unaudited)
                                                                                 (In thousands)

 Notes receivable from affiliates:

 Variable rate - NL                                             $    44,600        $      -           $      -
                                                                ===========        ===========        ===========

 Notes payable to affiliates:
 Revolving credit facility                                      $    44,600        $      -           $      -
 Note payable to NL                                                    -               200,000            200,000
                                                                -----------        -----------        -----------
                                                                $    44,600        $   200,000        $   200,000
                                                                ===========        ===========        ===========

     Notes receivable from affiliates. At December 31, 2002, the Company had $44.6 million of loans outstanding to NL under the terms of a $55 million revolving credit facility entered into with NL during 2002. The loan bore interest at U.S. LIBOR plus 1.75% (3.1% at December 31, 2002), with interest payable quarterly, and all principal was due on December 31, 2005. This note receivable from NL is included in noncurrent assets at December 31, 2002 (rather than classified as contra-equity), as settlement of the note was currently contemplated within the foreseeable future. During the first six months of 2003, NL repaid a net $19.7 million to the Company. In June 2003 the Company distributed the remaining $24.9 million of notes receivable from affiliate to NL in the form of a noncash dividend. The revolving credit agreement with NL was terminated on June 30, 2003.

     Notes payable to affiliates. In December 2003, immediately prior to NL's distribution of approximately 48.8% of the outstanding shares of Kronos' common stock to NL stockholders, the Company distributed a $200 million dividend to NL in the form of a long-term note payable. The $200 million long-term note payable to NL is unsecured and bears interest at 9% per annum, with interest payable quarterly and all principal due in 2010.

     At December 31, 2002, the Company had $44.6 million outstanding of loans from NL Environmental Management Services, Inc. ("EMS"), a majority-owned subsidiary of NL, under the terms of a $55 million revolving credit facility entered into with EMS in 2002. The loan bore interest at U.S. LIBOR plus 1.75% (3.1% at December 31, 2002), with interest payable quarterly, and all principal was due on December 31, 2005. During the first six months of 2003, the Company repaid this outstanding balance in full, and the revolving credit agreement with EMS was terminated on June 30, 2003.

Note 12 - Common stock and notes receivable from affiliates:

     NL common stock options held by employees of the Company. Certain employees of the Company have been granted nonqualified options to purchase NL common stock under the terms of certain option plans sponsored by NL. Generally, the stock options are granted at a price equal to or greater than 100% of the market price of NL's common stock at the date of grant, vest over a five-year period and expire ten years from the date of grant. Following NL's distribution of approximately 48.8% of the outstanding shares of Kronos' common stock to NL stockholders, the exercise prices for all options to purchase NL common stock were adjusted.

     Changes in outstanding options to purchase NL common stock granted to certain employees of the Company are summarized in the table below.

                                                                                             Weighted-       Weighted-
                                                                               Amount         average      average fair
                                                          Exercise price    payable upon     exercise        value at
                                           Shares           per share         exercise         price           grant
                                         -----------     -----------------  -------------  --------------  -----------------
                                                             (In thousands, except per share amounts)

       Outstanding at December 31, 2000           641   $     5.00-21.97      $    9,619     $    15.01

       Granted                                    216        20.11-20.51           4,344     $    20.11       $  7.52
       Exercised                                   (6)       11.28-14.25             (70)    $    12.43
                                                -----   ----------------      ----------

       Outstanding at December 31, 2001           851         5.00-21.97          13,893     $    16.33

       Exercised                                 (192)        5.00-15.19          (2,715)    $    14.16
                                                -----   ----------------      ----------

       Outstanding at December 31, 2002           659         8.69-21.97          11,178     $    16.96

       Exercised                                  (20)       11.28-11.88            (226)    $    11.55
       Canceled                                   (69)       11.28-20.11          (1,150)    $    16.67
       Adjusted  for  Kronos  common  stock
          distribution                           -            8.69-21.97          (4,913)    $     8.63
                                                -----   ----------------      ----------

       Outstanding at December 31, 2003           570   $     0.06-13.34      $    4,889     $     8.58
                                                =====   ================      ==========

     At December 31, 2001,  2002 and 2003 options to purchase  261,000,  240,400 and 351,900 shares, respectively, were exercisable, and options to purchase 103,200 shares become exercisable in 2004. Of the exercisable options, options to purchase 321,900 shares at December 31, 2003 had exercise prices less than NL's December 31, 2003 quoted market price of $11.70 per share. Outstanding options at December 31, 2003 expire at various dates through 2011.

     The following table summarizes NL's stock options outstanding and held by certain employees of the Company, and those which are exercisable as of December 31, 2003 by price range.

                               Options outstanding                                       Options exercisable
--------------------------------------------------------------------------------  ----------------------------------
                                                     Weighted-
                                                      average         Weighted-                        Weighted-
                                    Outstanding      remaining         average       Exercisable        average
            Range of                   at           contractual       exercise           at            exercise
        exercise prices              12/31/03          life             price         12/31/03           Price
--------------------------------- --------------  ---------------- -------------  ----------------- ----------------

   $     0.06  -   $     3.56           59,500           4.6          $    2.89         44,000         $    2.83
         5.06  -         7.13          180,500           5.5               5.75         98,300              5.83
         8.63  -        11.49          299,600           6.1              10.94        179,600             10.58
             13.34                      30,000           4.1              13.34         30,000             13.34
                                   -----------                                      ----------

                                       569,600           5.8          $    8.58        351,900         $    8.52
                                   ===========                                      ==========

     Notes receivable from affiliates - contra equity. Certain long-term notes receivable from affiliates were included as a component of equity in accordance with GAAP, as settlement of the affiliate notes receivable balances was not currently contemplated within the foreseeable future. In July 2002 the Company distributed its affiliate notes receivable to NL totaling $711.1 million in the form of a noncash dividend.

     The Company periodically converted interest receivable from affiliates to notes receivable from affiliates. For the years ended 2001 and 2002, the interest transferred to notes receivable from affiliates totaled $22.2 million and $20.6 million, respectively and totaled nil in 2003.

     Cash flows related to such loans made to affiliates included in contra equity were reflected in "Other capital transactions with affiliates, net" in the accompanying Consolidated Statements of Cash Flows.

Note 13 - Income taxes:

                                                             Years ended December 31,               Six months ended June30,
                                                   --------------------------------------------  -------------------------------
                                                        2001            2002           2003           2003            2004
                                                   --------------   --------------  -----------  ---------------   -------------
                                                                                                          (Unaudited)
                                                                                  (In millions)
Pre-tax income:
   U.S.                                              $      34.2     $     24.3      $      13.2    $       9.1     $     2.5
   Non-U.S.                                                154.0           67.5             86.1           42.7          36.2
                                                     -----------     ----------      -----------    -----------     ---------
                                                     $     188.2     $     91.8      $      99.3    $      51.8     $    38.7
                                                     ===========     ==========      ===========    ===========     =========

Expected tax expense, at U.S. federal statutory
   income tax rate of 35%                            $      65.9     $     32.1      $      34.8    $      18.1     $    13.5
Non-U.S. tax rates                                          (7.2)          (6.7)            (1.1)           (.4)           .1
Incremental U.S. tax and rate differences on
   equity in earnings of non-tax group  companies             .5             .5              1.9             .1           -
Change in deferred income tax valuation allowance,
   net                                                     (23.2)          (1.8)            (6.7)           (.1)       (254.3)
Nondeductible expenses                                        .2            2.9              2.8            -             1.6
Nontaxable income                                           (3.2)           -                -              -             -
Change in Belgian income tax law                             -             (2.3)             -              -             -
U.S. state income taxes, net                                  .5            -                -               .2
NL tax contingency reserve adjustment, net                  (3.4)            .2             14.8            -             -
Refund of prior year German income taxes                     -              -              (38.0)         (24.6)         (3.1)
Other, net                                                   3.7             .6              3.2            -             3.6
                                                     -----------     ----------      -----------    -----------     ---------
                                                     $      33.8     $     25.5      $      11.7    $      (6.7)    $  (238.6)
                                                     ===========     ==========      ===========    ===========     =========

Components of income tax expense:
   Currently payable (refundable):
     U.S. federal and state                          $       9.0     $      4.3      $      10.5    $       4.2     $      .2
     Non-U.S.                                               29.0           10.4            (35.3)         (16.7)          6.2
                                                     -----------     ----------      -----------    -----------     ---------
                                                            38.0           14.7            (24.8)         (12.5)          6.4
                                                     -----------     ----------      -----------    -----------     ---------
Deferred income taxes (benefit)
     U.S. federal and state                                  4.0            5.2             (1.0)           (.9)           .8
     Non-U.S.                                               (8.2)           5.6             37.5            6.7        (245.8)
                                                     -----------     ----------      -----------    -----------     ---------
                                                            (4.2)          10.8             36.5            5.8        (245.0)
                                                     -----------     ----------      -----------    -----------     ---------

                                                     $      33.8     $     25.5      $      11.7    $      (6.7)    $  (238.6)

Comprehensive provision for income taxes allocable to:
     Net income                                      $      33.8     $     25.5      $      11.7    $      (6.7)    $  (238.6)
     Other comprehensive income - pension
       liabilities                                          (2.2)          (2.9)           (11.3)           -             -
                                                     -----------     ----------      -----------    -----------     ---------
                                                     $      31.6     $     22.6      $        .4    $      (6.7)    $  (238.6)
                                                     ===========     ==========      ===========    ===========     =========

     The components of the net deferred tax liability at December 31, 2002 and 2003, and changes in the deferred income tax valuation allowance during the past three years, are summarized in the following tables.

                                                                                 December 31,
                                                              -----------------------------------------------------
                                                                       2002                        2003
                                                              --------------------------  -------------------------
                                                               Assets     Liabilities      Assets      Liabilities
                                                              ----------  --------------  ----------  -------------
                                                                                 (In millions)

 Tax effect of temporary differences related to:
    Inventories                                               $    3.4      $    (3.3)    $    1.5       $    (4.1)
    Property and equipment                                        43.9          (59.1)        46.0           (62.7)
    Accrued OPEB costs                                             4.5            -            4.3             -
    Accrued (prepaid) pension cost                                 3.1          (24.8)        15.9           (33.5)
    Other accrued liabilities and deductible differences           9.6            -           19.8             -
    Other taxable differences                                      -            (35.3)         -             (71.3)
 Tax on unremitted earnings of non-U.S. subsidiaries               -             (4.1)         -              (4.3)
 Tax loss and tax credit carryforwards                           139.7            -          137.3             -
 Valuation allowance                                            (153.7)           -         (162.7)            -
                                                              --------       --------    ---------       ---------
    Adjusted gross deferred tax assets (liabilities)              50.5         (126.6)        62.1          (175.9)
 Netting of items by tax jurisdiction                            (44.2)          44.2        (52.7)           52.7
                                                              --------       --------    ---------       ---------
                                                                   6.3          (82.4)         9.4          (123.2)

 Less net current deferred tax asset (liability)                   4.4           (3.2)         2.8            (3.4)
                                                              --------       --------    ---------       ---------

      Net noncurrent deferred tax asset (liability)           $    1.9      $   (79.2)    $    6.6       $  (119.8)
                                                              ========      =========     ========       =========

                                                                              Years ended December 31,
                                                                  --------------------------------------------------
                                                                     2001               2002               2003
                                                                  ------------      -------------      -------------
                                                                                   (In millions)

Increase (decrease) in valuation allowance:
   Recognition of certain deductible tax attributes for which the benefit had not previously been recognized under the
     "more-likely-than-not" recognition criteria                 $    (23.2)          $   (1.8)         $     (6.7)
   Foreign currency translation                                        (7.5)              21.6                28.2
   Offset to the change in gross deferred income tax assets
     due principally to redeterminations of certain tax
     attributes and implementation of certain tax planning
     strategies                                                        (3.2)              12.2               (12.5)
                                                                 ----------           --------           ---------

                                                                 $    (33.9)          $   32.0          $      9.0
                                                                 ==========           ========          ==========

     A reduction in the Belgian income tax rate from 40% to 34% was enacted in December 2002 and became effective in January 2003. This reduction in the Belgian income tax rate resulted in a $2.3 million decrease in the Company's income tax expense in 2002 because the Company had previously recognized a net deferred income tax liability with respect to Belgian temporary differences.

     In 2001, the Company completed a restructuring of its German subsidiaries, and as a result the Company recognized a $17.6 million net income tax benefit. This benefit is comprised of a $23.2 million decrease in the Company's deferred income tax asset valuation allowance due to a change in estimate of the Company's ability to utilize certain German income tax attributes that did not previously meet the "more-likely-than-not" recognition criteria, offset by $5.6 million of incremental U.S. taxes on undistributed earnings of certain foreign subsidiaries.

     In the first quarter of 2003, KII was notified by the German Federal Fiscal Court (the "Court") that the Court had ruled in the Company's favor concerning a claim for refund suit in which the Company sought refunds of prior taxes paid during the periods 1990 through 1997. KII and the Company's German operating subsidiary were required to file amended tax returns with the German tax authorities in order to receive its refunds for such years, and all of such amended returns were filed during 2003. Such amended returns reflected an aggregate refund of taxes and related interest to KII and its German operating subsidiary of (euro)26.9 million ($32.1 million), and the Company recognized the benefit for these net funds in its 2003 results of operations. During the first six months of 2004, the Company recognized a net of (euro)2.5 million ($3.1 million) related to additional net interest which has accrued on the outstanding refund amount. Assessments and refunds will be processed by year as the respective returns are reviewed by the tax authorities. Certain interest components may also be refunded separately. Through June 2004, KII's German operating subsidiary had received net refunds of (euro)24.5 million ($28.4 million when received). KII believes it will receive the remainder of the net refunds of taxes and related interest for the remaining years during the remainder of 2004. In addition to the refunds for the 1990 to 1997 periods, the court ruling also resulted in a refund of 1999 income taxes and interest, and the Company received (euro)21.5 million ($24.6 million) in 2003.

     Certain of the Company's U.S. and non-U.S. tax returns are being examined and tax authorities have or may propose tax deficiencies, including non-income related items and interest. For example:

     o The Company has received a preliminary tax assessment related to 1993 from the Belgian tax authorities proposing tax deficiencies, including interest, of approximately (euro)6 million ($7 million at June 30,
          2004). The Company has filed a protest to this assessment and believes that a significant portion of the assessment is without merit. The Belgian tax authorities have filed a lien on the fixed assets of the Company's Belgian TiO2 operations in connection with this assessment. In April 2003, the Company received a notification from the Belgian tax authorities of their intent to assess a tax deficiency related to 1999 that, including interest, is expected to be approximately
          (euro)13 million ($16 million). The Company believes the proposed assessment is substantially without merit, and the Company has filed a written response. In December 2003, the Belgian tax authorities agreed to a settlement of certain tax assessments separate from the assessments noted previously, for the years 1991 to 1997. Including interest, the proposed (euro)10.1 million tax deficiency ($12.6 million at December 31, 2003) was settled for (euro)5.0 million ($6.3 million).

     o The Norwegian tax authorities have notified NL of their intent to assess tax deficiencies of approximately kroner 12 million ($2 million at June 30, 2004) relating to the years 1998 to 2000. The Company has filed a written protest to this proposed assessment.

     No assurance can be given that these tax matters will be resolved in the Company's favor in view of the inherent uncertainties involved in settlement initiatives, court and tax proceedings. The Company believes that it has provided adequate accruals for additional taxes and related interest expense which may ultimately result from all such examinations and believes that the ultimate disposition of such examinations should not have a material adverse effect on its consolidated financial position, results of operations or liquidity.

     At December 31, 2003, Kronos had a significant amount of net operating loss carryforwards for German corporate and trade tax purposes, all of which have no expiration date. These net operating loss carryforwards were generated by KII principally during the 1990's when KII had a significantly higher level of outstanding indebtedness than is currently outstanding. For financial reporting purposes, however, the benefit of such net operating loss carryforwards had not previously been recognized because Kronos did not believe they met the "more-likely-than-not" recognition criteria, and accordingly Kronos had a deferred income tax asset valuation allowance offsetting the benefit of such net operating loss carryforwards and Kronos' other tax attributes in Germany. Prior to the end of 2003, Kronos believed there was significant uncertainty regarding its ability to utilize such net operating loss carryforwards under German tax law and, principally because of this uncertainty, Kronos had concluded the benefit of the net operating loss carryforwards did not meet the "more-likely-than-not" criteria. By the end of 2003, and primarily as a result of a favorable German court ruling in 2003 and the procedures Kronos had completed during 2003 with respect to the filing of certain amended German tax returns (as discussed below), Kronos had concluded that the significant uncertainty regarding its ability to utilize such net operating loss carryforwards under German tax law had been eliminated. However, at the end of 2003, Kronos believed that it would generate a taxable loss in Germany during 2004. Such expectation was based primarily upon then current levels of prices for TiO2, and the fact that Kronos was experiencing a downward trend in its TiO2 selling prices and Kronos did not have any indication that the downward trend would improve. Accordingly, Kronos continued to conclude at the end of 2003 that the benefit of the German net operating loss carryforwards did not meet the "more-likely-than-not" criteria. The expectation for a taxable loss in Germany continued through the end of the first quarter of 2004. By the end of the second quarter of 2004, however, Kronos' TiO2 selling prices had started to increase, and Kronos believes its selling prices will continue to increase during the second half of 2004 after Kronos and its major competitors announced an additional round of price increases. Consequently, Kronos' revised projections now reflect taxable income for Germany in 2004 as well as 2005. Accordingly, based on all available evidence, Kronos concluded that the benefit of the net operating loss carryforwards and other German tax attributes now meet the "more-likely-than-not" recognition criteria, and Kronos reversed the deferred income tax asset valuation allowance related to Germany. Accordingly, in the first six months of 2004, Kronos recognized a $254.3 million income tax benefit related to the reversal of such deferred income tax asset valuation allowance attributable to Kronos' income tax attributes in Germany (principally the net operating loss carryforwards). Of such $254.3 million, $8.7 million relates primarily to the utilization of the German net operating loss carryforwards during the first six months of 2004, the benefit of which had previously not met the "more-likely-than-not" recognition criteria, and $245.6 million relates to the German deferred income tax asset valuation allowance attributable to the remaining German net operating loss carryforwards and other tax attributes as of June 30, 2004, the benefit of which Kronos has concluded now meet the "more-likely-than-not" recognition criteria. At June 30, 2004, the net operating loss carryforwards for German corporate and trade tax purposes aggregated the equivalent of $594 million and $255 million, respectively, all of which have no expiration date.

     In January 2004, the German federal government enacted new tax law amendments that limit the annual utilization of income tax loss carryforward effective January 1, 2004 to 60% of taxable income after the first (euro)1 million of taxable income. The new law will have a significant affect the Company's cash tax payments in Germany going forward, the extent of which will be dependent on the level of income earned in Germany.

     Note 14 - Employee benefit plans:

     Defined benefit plans. The Company maintains various defined benefit pension plans. Non-U.S. employees are covered by plans in their respective countries and a majority of U.S. employees are eligible to participate in a contributory savings plan. Variances from actuarially assumed rates will result in increases or decreases in accumulated pension obligations, pension expense and funding requirements in future periods. At December 31, 2003, the Company currently expects to contribute the equivalent of approximately $9 million to all of its defined benefit pension plans during 2004.

     The funded status of the Company's defined benefit pension plans, the components of net periodic defined benefit pension cost related to the Company's consolidated business segments and charged to continuing operations and the rates used in determining the actuarial present value of benefit obligations are presented in the tables below. The Company uses a September 30th measurement date for its defined benefit pension plans.

                                                                                    Years ended December 31,
                                                                               -----------------------------------
                                                                                   2002                 2003
                                                                               -------------         -------------
                                                                                         (In thousands)

 Change in projected benefit obligations ("PBO"):
    Benefit obligations at beginning of the year                               $    218,162          $    254,459
    Service cost                                                                      4,278                 5,127
    Interest cost                                                                    13,641                15,373
    Participant contributions                                                         1,056                 1,346
    Plan amendments                                                                    -                    3,200
    Actuarial losses (gains)                                                         (5,178)               21,919
    Change in foreign exchange rates                                                 36,436                42,770
    Benefits paid                                                                   (13,936)              (18,234)
                                                                               ------------          ------------

      Benefit obligations at end of the year                                   $    254,459          $    325,960
                                                                               ============          ============

 Change in plan assets:
    Fair value of plan assets at beginning of the year                         $    168,155          $    189,936
    Actual return on plan assets                                                     (2,054)              (10,249)
    Employer contributions                                                            9,010                13,586
    Participant contributions                                                         1,056                 1,346
    Change in foreign exchange rates                                                 27,705                26,899
    Benefits paid                                                                   (13,936)              (18,234)
                                                                               ------------          ------------

      Fair value of plan assets at end of year                                 $    189,936          $    203,284
                                                                               ============          ============

 Funded status at end of the year:
    Plan assets less than PBO                                                  $    (64,523)         $   (122,676)
    Unrecognized actuarial losses                                                    55,807               115,807
    Unrecognized prior service cost                                                   4,881                 8,566
    Unrecognized net transition obligations                                           5,247                 5,275
                                                                               ------------          ------------

                                                                               $      1,412          $      6,972
                                                                               ============          ============

 Amounts recognized in the balance sheet:
    Prepaid pension costs                                                      $     17,572          $       -
    Unrecognized net pension obligations                                              5,561                13,747
    Accrued pension costs:
      Current                                                                        (6,677)               (7,987)
      Noncurrent                                                                    (33,098)              (68,161)
    Accumulated other comprehensive income                                           18,054                69,373
                                                                               ------------          ------------

                                                                               $      1,412          $      6,972
                                                                               ============          ============

                                                                                            Six months ended
                                                 Years ended December 31,                         June 30,
                                         ------------------------------------------    ---------------------------
                                            2001           2002            2003           2003             2004
                                         -------------   ------------   -----------    ------------      ---------
                                                                                               (Unaudited)
                                                      (In thousands)

 Net periodic pension cost:
    Service cost benefits                 $   3,743      $   4,278       $   5,127      $     2,518      $   3,057
    Interest cost on PBO                     12,751         13,641          15,373            7,528          8,615
    Expected return on plan assets          (12,635)       (12,778)        (14,529)          (7,855)        (7,620)
    Amortization of prior service cost          201            307             354              175            281
    Amortization of net transition
    obligations                                 563            570             793              384            323
    Recognized actuarial losses                 399          1,126           1,245              619          1,488
                                          ---------      ---------       ---------      -----------      ---------

                                          $   5,022      $   7,144       $   8,363      $     3,369      $   6,144
                                          =========      =========       =========      ===========      =========

     The weighted-average rate assumptions used in determining the actuarial present value of benefit obligations as of December 31, 2002 and 2003 are presented in the table below. Such weighted-average rates were determined using the projected benefit obligations at each date.

                                                                                            December 31,
                                                                                -------------------------------------
                                                                                     2002                 2003
                                                                                -------------          --------------

Discount rate                                                                        5.9%                  5.5%
Increase in future compensation levels                                               2.6%                  2.8%

     The weighted-average rate assumptions used in determining the net periodic pension cost for 2001, 2002 and 2003 are presented in the table below. The weighted-average discount rate and the weighted-average increase in future compensation levels were determined using the projected benefit obligations as of the beginning of each year, and the weighted-average long-term return on plan assets was determined using the fair value of plan assets as of the beginning of each year.

                                                                                     December 31,
                                                                  ---------------------------------------------------
                                                                      2001               2002               2003
                                                                  -------------      -------------       ------------

Discount rate                                                         6.5%               6.2%               5.9%
Increase in future compensation levels                                3.0%               2.8%               2.6%
Long-term return on plan assets                                       7.8%               7.5%               7.2%

     As of December 31, 2003, the accumulated benefit obligations for all defined benefit pension plans was approximately $290 million (2002 - $233 million). At December 31, 2003, the projected benefit obligations for all defined benefit pension plans was comprised of $13 million related to U.S. plans and $313 million related to non-U.S. plans (2002 - $11 million and $243 million, respectively).

     At December 31, 2003, the fair value of plan assets for all defined benefit pension plans was comprised of $11 million related to U.S. plans and $192 million related to non-U.S. plans (2002 - $10 million and $180 million, respectively).

     Selected information related to the Company's defined benefit pension plans that have accumulated benefit obligations in excess of fair value of plan assets is presented below. At December 31, 2002 and 2003, 94% and 96%, respectively, of the projected benefit obligations of such plans relate to non-U.S. plans.

                                                                                        December 31,
                                                                          ------------------------------------------
                                                                                 2002                   2003
                                                                          ----------------          ----------------
                                                                                       (In thousands)

 Projected benefit obligation                                                $    204,398           $    325,960
 Accumulated benefit obligation                                                   184,314                290,287
 Fair value of plan assets:
    U.S. plans                                                                     10,385                 10,866
    Non U.S. plans                                                                132,227                192,418

     At December 31, 2003, all of the assets attributable to U.S. plans were invested in the Combined Master Retirement Trust ("CMRT"), a collective investment trust established by Valhi to permit the collective investment by certain master trusts which fund certain employee benefit plans sponsored by Contran and certain of its affiliates.

     At December 31, 2003, the asset mix of the CMRT was 50% in U.S. equity securities, 24% in U.S. fixed income securities, 7% in international equity securities and 19% in cash and other investments. At December 31, 2002, the assets of the U.S. plans were allocated as 39% to equity managers and 61% to fixed asset managers.

     The CMRT's long-term investment objective is to provide a rate of return exceeding a composite of broad market equity and fixed income indices (including the S&P 500 and certain Russell indices) utilizing both third-party investment managers as well as investments directed by Mr. Harold Simmons. Mr. Simmons is the trustee of the CMRT. The trustee of the CMRT, along with the CMRT's investment committee, actively manage the investments of the CMRT. Such parties have in the past, and may in the future, periodically change the asset mix of the CMRT based upon, among other things, advice they receive from third-party advisors and their expectations as to what asset mix will generate the greatest overall return.

     For the year ended December 31, 2003, the assumed long-term rate of return for plan assets invested in the CMRT was 10%. In determining the appropriateness of such long-term rate of return assumption, the Company considered, among other things, the historical rates of return for the CMRT, the current and projected asset mix of the CMRT and the investment objectives of the CMRT's managers. During the 16-year history of the CMRT from its inception in 1987 through December 31, 2003, the average annual rate of return has been 13%.

     Defined contribution plans. The Company maintains various defined contribution pension plans with Company contributions based on matching or other formulas. Defined contribution plan expense approximated $.4 million in 2001, $.4 million in 2002 and $.5 million in 2003.

     Postretirement benefits other than pensions. In addition to providing pension benefits, the Company currently provides certain health care and life insurance benefits for eligible retired employees. Certain of the Company's Canadian employees may become eligible for such postretirement health care and life insurance benefits if they reach retirement age while working for the Company. Based on communications with a certain insurance provider of certain retiree benefits of NL, and consultations with NL's actuaries, NL has been released from certain life insurance retiree benefit obligations as of December 31, 2002 through the use of an equal amount of plan assets. In 1989 the Company began phasing out such benefits for active U.S. employees over a ten-year period and U.S. employees retiring after 1998 are not entitled to any such benefits. The majority of all retirees are required to contribute a portion of the cost of their benefits and certain current and future retirees are eligible for reduced health care benefits at age 65. The Company's policy is to fund medical claims as they are incurred, net of any contributions by the retiree.

     The components of the periodic OPEB cost and accumulated OPEB obligations and the rates used in determining the actuarial present value of benefit obligations are presented in the tables below. Variances from actuarially-assumed rates will result in additional increases or decreases in accumulated OPEB obligations, net periodic OPEB cost and funding requirements in future periods. At December 31, 2003, the expected rate of increase in future healthcare costs is 8% to 10% in 2004, declining to 5.5% in 2009 and thereafter. (In 2002, the expected rate of increase in future healthcare costs ranged from 9% in 2003 declining to 5.5% in 2007 and thereafter.) If the healthcare cost trend rate was increased (decreased) by one percentage point for each year, OPEB expense would have increased by $.1 million (decreased by $.1 million) in 2003, and the actuarial present value of accumulated OPEB obligations at December 31, 2003 would have increased by $1.1 million (decreased by $.9 million).

                                                                                     Years ended December 31,
                                                                               -------------------------------------
                                                                                    2002                 2003
                                                                               -------------          --------------
                                                                                          (In thousands)

 Change in accumulated OPEB obligations:
    Obligations at beginning of the year                                          $    11,407         $    10,533
    Service cost                                                                          103                 152
    Interest cost                                                                         660                 684
    Actuarial losses                                                                      103               1,434
    Release of benefit obligations                                                       (787)               -
    Change in foreign exchange rates                                                       32                 772
    Benefits paid - Company funds                                                        (985)               (914)
                                                                                  -----------         -----------

    Obligations at end of the year                                                $    10,533         $    12,661
                                                                                  ===========         ===========

 Change in plan assets:
    Fair value of plan assets at beginning of the year                            $       787         $      -
    Actual return on plan assets                                                         -                   -
    Employer contributions                                                                985                 914
    Release of benefit obligations                                                       (787)               -
    Benefits paid                                                                        (985)               (914)
                                                                                  -----------         -----------

    Fair value of plan assets at end of the year                                  $      -            $      -
                                                                                  ===========         ===========
 Funded status at end of the year:
    Plan assets less than benefit obligations                                     $   (10,533)        $   (12,661)
    Unrecognized net actuarial (gains) losses                                            (335)              1,356
    Unrecognized prior service credit                                                  (2,225)             (1,170)
                                                                                  -----------         -----------

                                                                                  $   (13,093)        $   (12,475)
                                                                                  ===========         ===========

 Accrued OPEB costs recognized in the balance sheet:
    Current                                                                       $    (1,287)        $    (1,299)
    Noncurrent                                                                        (11,806)            (11,176)
                                                                                  -----------         -----------

                                                                                  $   (13,093)        $   (12,475)
                                                                                  ===========         ===========

                                                                                            Six months ended
                                               Years ended December 31,                           June 30,
                                          ----------------------------------------      ---------------------------
                                            2001           2002            2003           2003             2004
                                          ----------    -----------     ----------      ---------        ----------
                                                                                               (Unaudited)
                                                      (In thousands)

 Net periodic OPEB cost (credit):
    Service cost                          $     94       $    103        $     152      $        73      $     113
    Interest cost                              924            660              684              336            360
    Expected return on plan assets             (66)             -                -          -                    -
    Amortization of prior service credit    (1,055)        (1,055)          (1,055)            (528)          (366)
    Recognized actuarial losses                 27             27               86               42             78
                                          --------       --------        ---------      -----------      ---------

                                          $    (76)      $   (265)       $    (133)     $       (77)     $     185
                                          ========       ========        =========      ===========      =========

     The weighted average discount rate used in determining the actuarial present value of benefit obligations as of December 31, 2003 was 5.9% (2002 - 6.5%). Such weighted average rate was determined using the projected benefit obligation as of such dates. The impact of assumed increases in future compensation levels does not have a material effect on the actuarial present value of the benefit obligation as substantially all of such benefits relate solely to eligible retirees, for which compensation is not applicable.

     The weighted average discount rate used in determining the net periodic OPEB cost for 2003 was 6.5% (2002 - 7.0%; 2001 - 7.3%). Such weighted average rate was determined using the projected benefit obligation as of the beginning of each year. The impact of assumed increases in future compensation levels does not have a material effect on the net periodic OPEB cost as substantially all of such benefits relate solely to eligible retirees, for which compensation is not applicable. The impact of assumed rate of return on plan assets also does not have a material affect on the net periodic OPEB cost as there were no plan assets as of December 31, 2002 or 2003.

     As of December 31, 2003, the accumulated OPEB obligations for all OPEB plans was approximately $12.7 million (2002 - $10.5 million). At December 31, 2003, the accumulated OPEB obligations for all OPEB plans was comprised of $7.1 million related to U.S. plans and $5.6 million related to non-U.S. plans (2002 - $7.3 million and $3.2 million, respectively). The Company uses a September 30th measurement date for their OPEB plans.

     The Medicare Prescription Drug, Improvement and Modernization Act of 2003 (the "Medicare 2003 Act") introduced a prescription drug benefit under Medicare (Medicare Part D) as well as a federal subsidy to sponsors of retiree health care benefit plans that provide a benefit that is at least actuarially equivalent to Medicare Part D. Detailed regulations necessary to implement the Medicare 2003 Act have not been issued, including those that would specify the manner in which actuarial equivalency would be determined, the evidence required to demonstrate actuarial equivalence and the documentation requirements necessary to receive the subsidy. Until such definitive regulations are issued, the Company is unable to determine whether the prescription drug benefit offered under its postretirement benefit plans is at least actuarially equivalent to Medicare Part D. Accordingly, the Company's accumulated postretirement benefit obligation and net periodic postretirement benefit cost, as reflected in the accompanying consolidated financial statements, do not reflect any effect of the federal subsidy. When such definitive regulations are issued or at such other time that the Company can determine whether the prescription drug benefit offered under its postretirement benefit plans is at least actuarially equivalent to Medicare Part D, the Company would account for the effect of the federal subsidy, if any, prospectively from that date, as permitted by and in accordance with FASB Staff Position No. 106-2.

Note 15 - Leverkusen fire and insurance claim:

     In March 2001, the Company suffered a fire at its Leverkusen, Germany TiO2 facility. Production at the facility's chloride-process plant returned to full capacity on April 8, 2001. The facility's sulfate-process plant became approximately 50% operational in September 2001, and became fully operational in late October 2001. The damages to property and the business interruption losses caused by the fire were covered by insurance, but the effect on the financial results of the Company on a quarter-to-quarter basis was impacted by the timing and amount of insurance recoveries. The Company's operating income in 2001 includes $27.3 million of business interruption insurance recoveries related to the Leverkusen fire. Of such business interruption proceeds amount, $20.1 million was recorded as a reduction of cost of sales to offset unallocated period costs that resulted from lost production: and the remaining $7.2 million, representing recovery of lost margin, was recorded as other income. The Company also recognized insurance recoveries of $29.1 million in 2001 for property damage and related cleanup and other extra costs, resulting in an insurance gain of $17.5 million as such recoveries exceeded the carrying value of the property destroyed and the cleanup and other extra expenses incurred.

Note 16 - Related party transactions:

     The Company may be deemed to be controlled  by Harold C. Simmons.  See Note
1. Corporations that may be deemed to be controlled by or affiliated with Mr. Simmons sometimes engage in (a) intercorporate transactions such as guarantees, management and expense sharing arrangements, shared fee arrangements, joint ventures, partnerships, loans, options, advances of funds on open account, and sales, leases and exchanges of assets, including securities issued by both related and unrelated parties and (b) common investment and acquisition strategies, business combinations, reorganizations, recapitalizations, securities repurchases, and purchases and sales (and other acquisitions and dispositions) of subsidiaries, divisions or other business units, which transactions have involved both related and unrelated parties and have included transactions which resulted in the acquisition by one related party of a publicly-held minority equity interest in another related party. While no transactions of the type described above are planned or proposed with respect to the Company other than as set forth in these financial statements, the Company continuously considers, reviews and evaluates, and understands that Contran and related entities consider, review and evaluate such transactions. Depending upon the business, tax and other objectives then relevant, it is possible that the Company might be a party to one or more such transactions in the future.

     It is the policy of the Company to engage in transactions with related parties on terms, in the opinion of the Company, no less favorable to the Company than could be obtained from unrelated parties.

     Current receivables from and payables to affiliates are summarized in the table below.

                                                                   December 31,
                                                         --------------------------------      June 30,
                                                              2002             2003              2004
                                                         --------------    --------------    -------------
                                                                                              (Unaudited)
                                                                           (In thousands)

 Current receivables from affiliates:
      NL - income taxes                                    $       978       $     1,209      $      -
      Other                                                         54              -         $      -
                                                           -----------       -----------      ----------

                                                           $     1,032       $     1,209      $      -
                                                           ===========       ===========      ==========

 Current payables to affiliates:
      NL                                                   $       319       $       359      $      117
      Income taxes payable to Valhi                               -                 -                119
      LPC                                                        7,614             8,560           9,030
                                                           -----------       -----------      ----------

                                                           $     7,933       $     8,919      $    9,266
                                                           ===========       ===========      ==========

 Note payable to affiliate - NL                            $      -          $   200,000      $  200,000
                                                           ===========       ===========      ==========

     Amounts payable to LPC are generally for the purchase of TiO2 (see Note 6) and amounts payable to NL principally relate to accrued interest on affiliate loans. Purchases of TiO2 from LPC were $93.4 million in 2001, $92.4 million in 2002 and $101.3 million in 2003.

     From time to time, loans and advances are made between the Company and various related parties pursuant to term and demand notes. These loans and advances are entered into principally for cash management purposes. When the Company loans funds to related parties, the lender is generally able to earn a higher rate of return on the loan than the lender would earn if the funds were invested in other instruments. While certain of such loans may be of a lesser credit quality than cash equivalent instruments otherwise available to the Company, the Company believes that it has evaluated the credit risks involved, and that those risks are reasonable and reflected in the terms of the applicable loans. When the Company borrows from related parties, the borrower is generally able to pay a lower rate of interest than the borrower would pay if it borrowed from other parties. In addition, certain loans to and from affiliates not made for cash management purposes are discussed in Notes 11 and 12.

     Interest income on all loans to related parties was $33.4 million in 2001, $20.8 million in 2002 and $.7 million in 2003. Interest expense on all loans from related parties was $23.0 million in 2001, $12.3 million in 2002 and $1.9 million in 2003.

     Under the terms of various intercorporate services agreements ("ISAs") entered into between the Company and various related parties, employees of one company will provide certain management, tax planning, financial and administrative services to the other company on a fee basis. Such charges are based upon estimates of the time devoted by the employees of the provider of the services to the affairs of the recipient, and the compensation and associated expenses of such persons. Because of the large number of companies affiliated with NL, the Company believes it benefits from cost savings and economies of scale gained by not having certain management, financial and administrative staffs duplicated at each entity, thus allowing certain individuals to provide services to multiple companies but only be compensated by one entity. These ISA agreements are reviewed and approved by the applicable independent directors of the companies that are parties to the agreements.

     The Company is a party to an intercorporate services agreement with NL ("NL ISA") whereby NL provides certain management services to the Company on a fee basis. Intercorporate services fee expense related to the NL ISA was $3.5 million in 2001 and $3.7 million in each of 2002 and 2003.

     Tall Pines, Valmont Insurance Company and EWI provide for or broker certain insurance policies for Contran and certain of its subsidiaries and affiliates, including the Company. Tall Pines and Valmont are wholly-owned subsidiaries of Valhi, and EWI is currently a wholly-owned subsidiary of NL. Prior to January 2002, EWI was owned by Contran or parties related to Contran. Consistent with insurance industry practices, Tall Pines, Valmont and EWI receive commissions from the insurance and reinsurance underwriters for the policies that they provide or broker. The aggregate premiums paid to Tall Pines, Valmont and EWI by the Company and its joint venture were $9.7 million in 2001, $10.1 million in 2002 and $7.2 million in 2003. These amounts principally included payments for insurance and reinsurance premiums paid to third parties, but also included commissions paid to Tall Pines, Valmont and EWI. In the Company's opinion, the amounts that the Company paid for these insurance policies and the allocation among the Company and its affiliates of relative insurance premiums are reasonable and similar to those they could have obtained through unrelated insurance companies and/or brokers. The Company expects that these relationships with Tall Pines, Valmont and EWI will continue in 2004.

     Contran and certain of its subsidiaries and affiliates, including the Company, purchase certain of their insurance policies as a group, with the costs of the jointly-owned policies being apportioned among the participating companies. With respect to certain of such policies, it is possible that unusually large losses incurred by one or more insureds during a given policy period could leave the other participating companies without adequate coverage under that policy for the balance of the policy period. As a result, Contran and certain of its subsidiaries and affiliates, including the Company, have entered into a loss sharing agreement under which any uninsured loss is shared by those entities who have submitted claims under the relevant policy. The Company believes the benefits in the form of reduced premiums and broader coverage associated with the group coverage for such policies justifies the risk associated with the potential for any uninsured loss.

     During 2002, NL and an officer of both the Company and NL entered into an agreement whereby stock options held by the officer to purchase an aggregate of 160,400 shares of NL's common stock were exercised or canceled for value. On a net basis, NL made aggregate cash payments to the officer of approximately $.7 million, and NL charged the Company an equivalent amount for stock compensation expense. See Note 1.

     Note 17 - Commitments and contingencies:

     Environmental matters. The Company's operations are governed by various federal, state, local and foreign environmental laws and regulations. Certain of the Company's businesses are and have been engaged in the handling, manufacture or use of substances or compounds that may be considered toxic or hazardous within the meaning of applicable environmental laws. As with other companies engaged in similar businesses, certain past and current operations and products of the Company have the potential to cause environmental or other damage. The Company has implemented and continues to implement various policies and programs in an effort to minimize these risks. The Company's policy is to comply with environmental laws and regulations at all of its plants and to continually strive to improve environmental performance in association with applicable industry initiatives. The Company believes that its operations are in substantial compliance with applicable requirements of environmental laws. From time to time, the Company may be subject to environmental regulatory enforcement under various statutes, resolution of which typically involves the establishment of compliance programs. It is possible that future developments, such as stricter requirements of environmental laws and enforcement policies thereunder, could adversely affect the Company's production, handling, use, storage, transportation, sale or disposal of such substances.

     The Company's production facilities operate within an environmental regulatory framework in which governmental authorities typically are granted broad discretionary powers that allow them to issue operating permits under which the plants must operate. The Company believes all of its plants are in substantial compliance with applicable environmental laws. With respect to the Company's plants, neither the Company nor any of its subsidiaries have been notified of any material environmental claim in the United States or any foreign jurisdiction by the U.S. EPA or any applicable foreign authority or any state, provincial or local authority.

     Litigation matters. Our Belgian subsidiary and various Belgian employees are the subject of civil and criminal proceedings related to an accident that resulted in two fatalities in such facility in 2000. In May 2004, the court ruled and, among other things, imposed a fine of euro 200,000 against us with an aggregate amount of less than euro 40,000 against various of our employees, the liability for which we have undertaken. We and the individuals have appealed the ruling

     Kronos is also involved in various other environmental, contractual, product liability and other claims and disputes incidental to its business.

     Kronos currently believes the disposition of all claims and disputes, individually or in the aggregate, should not have a material adverse effect on its consolidated financial condition, results of operations or liquidity.

     Concentrations of credit risk. Sales of TiO2 accounted for more than 90% of net sales from continuing operations during each of the past three years. The remaining sales result from the mining and sale of ilmenite ore (a raw material used in the sulfate pigment production process), and the manufacture and sale of iron-based water treatment chemicals (derived from co-products of the TiO2 production processes). TiO2 is generally sold to the paint, plastics and paper industries. Such markets are generally considered "quality-of-life" markets whose demand for TiO2 is influenced by the relative economic well-being of the various geographic regions. TiO2 is sold to over 4,000 customers, with the top ten customers approximating 25% of net sales in each of the last three years. By volume, approximately one-half of the Company's TiO2 sales by volume were to Europe in each of the past three years and approximately 38% of sales in 2001, 39% in 2002 and 40% in 2003 were attributable to North America.

     At December 31, 2003, consolidated cash, cash equivalents and restricted cash includes $13.7 million invested in U.S. Treasury securities purchased under short-term agreements to resell (2002 - $13.8 million).

     Capital expenditures. At December 31, 2003 the estimated cost to complete capital projects in process approximated $9.6 million.

     Long-term contracts. The Company has long-term supply contracts that provide for the Company's chloride-process TiO2 feedstock requirements through 2007. The agreements require the Company to purchase certain minimum quantities of feedstock with average minimum annual purchase commitments aggregating approximately $165 million.

     Operating leases. Kronos' principal German operating subsidiary leases the land under its Leverkusen TiO2 production facility pursuant to a lease expiring in 2050. The Leverkusen facility, with approximately one-third of Kronos' current TiO2 production capacity, is located within the lessor's extensive manufacturing complex. Rent for the Leverkusen facility is periodically established by agreement with the lessor for periods of at least two years at a time. Under a separate supplies and services agreement expiring in 2011, the lessor provides some raw materials, auxiliary and operating materials and utilities services necessary to operate the Leverkusen facility. Both the lease and the supplies and services agreements restrict the Company's ability to transfer ownership or use of the Leverkusen facility.

     The Company also leases various other manufacturing facilities and equipment. Some of the leases contain purchase and/or various term renewal options at fair market and fair rental values, respectively. In most cases the Company expects that, in the normal course of business, such leases will be renewed or replaced by other leases. Net rent expense approximated $8 million in 2001, $10 million in 2002 and $12 million in 2003. At December 31, 2003, future minimum payments under noncancellable operating leases having an initial or remaining term of more than one year were as follows:



 Years ending December 31,                                     Amount
 -------------------------                            -----------------------
                                                          (In thousands)

     2004                                                   $     3,255
     2005                                                         2,271
     2006                                                         1,468
     2007                                                         1,316
     2008                                                         1,194
     2009 and thereafter                                         19,881
                                                            -----------

                                                            $    29,385
                                                            ===========

     Approximately $19.4 million of the $29.4 million aggregate future minimum rental commitments at December 31, 2003 relates to the Company's Leverkusen facility lease discussed above. The minimum commitment amounts for such lease included in the table above for each year through the 2050 expiration of the lease are based upon the current annual rental rate as of December 31, 2003.

Note 18 - Financial instruments:

     Summarized below is the estimated fair value and related net carrying value of the Company's financial instruments.

                                                               December 31, 2002             December 31, 2003
                                                          ----------------------------- ----------------------------
                                                            Carrying          Fair        Carrying         Fair
                                                             Amount          Value         Amount         Value
                                                          --------------  ------------- -------------  -------------
                                                                                (In millions)
Cash, cash equivalents, restricted cash and noncurrent
   restricted marketable debt securities                    $    44.4       $    44.4     $    59.8      $    59.8

Notes payable and long-term debt:
   Fixed rate with market quotes -
     8.875% Senior Secured Notes                            $   296.9       $   299.9     $   356.1      $   356.1
   Variable rate debt                                       $    29.0       $    29.0     $      .6      $      .6
   Note payable to affiliate                                $    44.6             *       $   200.0            *
Common stockholders' equity                                 $   314.2       $   314.2     $   159.4      $ 1,086.5

------------------------------------

* Due to the related party nature of the Company's long-term note payable to NL, it is not practicable, without incurring substantial cost, to estimate the fair value of such indebtedness.

     Fair value of the Company's restricted marketable debt securities and Notes and the fair value of the Company's common stockholders' equity, are based upon quoted market prices at each balance sheet date.

     At December 31, 2003, the Company had entered into a short-term currency forward contract maturing January 2, 2004 to exchange an aggregate of (euro)40 million for an equivalent amount of U.S. dollars at an exchange rate of U.S. $1.25 per euro. Such contract was entered into in conjunction with the January 2004 payment of an intercompany dividend from one of the Company's European subsidiaries. At December 31, 2003, the actual exchange rate was U.S. $1.25 per euro. The estimated fair value of such foreign currency contract was not material at December 31, 2003. The Company held no other significant derivative financial instruments at December 31, 2002 or 2003. See Note 1.

Note 19 - Accounting principles newly adopted in 2003:

     Asset retirement obligations. The Company adopted SFAS No. 143, Accounting for Asset Retirement Obligations, on January 1, 2003. Under SFAS No. 143, the fair value of a liability for an asset retirement obligation covered under the scope of SFAS No. 143 is recognized in the period in which the liability is incurred, with an offsetting increase in the carrying amount of the related long-lived asset. Over time, the liability would be accreted to its future value, and the capitalized cost is depreciated over the useful life of the related asset. Upon settlement of the liability, an entity either settles the obligation for its recorded amount or incurs a gain or loss upon settlement.

     Under the transition provisions of SFAS No. 143, at the date of adoption on January 1, 2003 the Company recognized (i) an asset retirement cost capitalized as an increase to the carrying value of its property, plant and equipment, (ii) accumulated depreciation on such capitalized cost and (iii) a liability for the asset retirement obligation. Amounts resulting from the initial application of SFAS No. 143 are measured using information, assumptions and interest rates all as of January 1, 2003. The amount recognized as the asset retirement cost is measured as of the date the asset retirement obligation was incurred. Cumulative accretion on the asset retirement obligation, and accumulated depreciation on the asset retirement cost, is recognized for the time period from the date the asset retirement cost and liability would have been recognized had the provisions of SFAS No. 143 been in effect at the date the liability was incurred, through January 1, 2003. The difference, if any, between the amounts to be recognized as described above and any associated amounts recognized in the Company's balance sheet as of December 31, 2002 is recognized as a cumulative effect of a change in accounting principles as of the date of adoption. The effect of adopting SFAS No. 143 as of January 1, 2003 was not material, as summarized in the table below, and is not separately recognized in the accompanying Statement of Income.

                                                                                                 Amount
                                                                                         ---------------------
                                                                                             (in millions)

Increase in carrying value of net property, plant and equipment:
   Cost                                                                                      $        .4
   Accumulated depreciation                                                                          (.1)
Decrease in carrying value of previously-accrued closure and post-closure activities                  .3
Asset retirement obligation recognized                                                               (.6)
                                                                                             -----------
   Net impact                                                                                $        -
                                                                                             ===========

     The increase in the asset retirement obligations from January 1, 2003 ($600,000) to December 31, 2003 ($800,000) is due to accretion expense and the effects of currency translation. Accretion expense, which is reported as a component of cost of sales in the accompanying Statement of Income, approximated $100,000 for the year ended December 31, 2003. If the Company had adopted SFAS No. 143 as of January 1, 2001, the asset retirement obligations would have been approximately $500,000 at December 31, 2001.

     Estimates of the ultimate cost to be incurred to settle the Company's asset retirement obligations require a number of assumptions, are inherently difficult to develop and the ultimate outcome may differ from current estimates. As additional information becomes available, cost estimates will be adjusted as necessary. It is possible that technological, regulatory or enforcement developments, the results of studies or other factors could necessitate the recording of additional liabilities.

     Costs associated with exit or disposal activities. The Company adopted SFAS No. 146, Accounting for Costs Associated with Exit or Disposal Activities, on January 1, 2003 for exit or disposal activities initiated on or after that date. Under SFAS No. 146, costs associated with exit activities, as defined, that are covered by the scope of SFAS No. 146 will be recognized and measured initially at fair value, generally in the period in which the liability is incurred. Costs covered by the scope of SFAS No. 146 include termination benefits provided to employees, costs to consolidate facilities or relocate employees, and costs to terminate contracts (other than a capital lease). Under prior GAAP, a liability for such an exit cost is recognized at the date an exit plan is adopted, which may or may not be the date at which the liability has been incurred. The effect of adopting SFAS No. 146 as of January 1, 2003 was not material as the Company was not involved in any exit or disposal activities covered by the scope of the new standard as of such date.

Note 20 -  Quarterly results of operations (unaudited):

                                                                             Quarter ended
                                                       -----------------------------------------------------------
                                                         March 31        June 30        Sept. 30       Dec. 31
                                                       --------------  -------------  -------------  -------------
                                                                  (In millions, except per share data)
 Year ended December 31, 2002
    Net sales                                          $    202.4      $    226.9     $    234.1     $    211.9
    Cost of sales                                           156.3           176.2          177.5          161.8

      Net income                                       $     17.0      $     23.3     $     16.8     $      9.2

 Basic and diluted earnings per common share           $      .35      $      .48     $      .34     $      .19

 Year ended December 31, 2003
    Net sales                                          $    253.0      $    266.6     $    242.9     $    245.7
    Cost of sales                                           188.4           197.6          177.4          175.8

      Net income                                       $     16.7      $     41.8     $     16.0     $     13.1

 Basic and diluted earnings per common share           $      .34      $      .85     $      .33     $      .27

 Year ended December 31, 2004
    Net sales                                          $    263.3      $    295.8
    Cost of sales                                           202.2           227.5

      Net income                                       $      9.8      $    267.5

 Basic and diluted earnings per common share           $      .20      $     5.47

     The sum of the quarterly per share amounts may not equal the annual per share amounts due to relative changes in the weighted average number of shares used in the per share computations.

Note 21 - Accounting principle newly adopted in 2004 (unaudited):

     The Company complied with the consolidation requirements of FIN No. 46R, "Consolidation of Variable Interest Entities, an interpretation of ARB No. 51," as amended, as of March 31, 2004. The Company does not have any involvement with any variable interest entity (as that term is defined in FIN No. 46R) covered by the scope of FIN No. 46R which had not already been consolidated under prior applicable GAAP, and therefore the impact to the Company of adopting the consolidation requirements of FIN No. 46R was not material.

                                     PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution.

     The following table sets forth the costs and expenses, other than selling or underwriting discounts and commissions, to be incurred by us in connection with the issuance and distribution of the securities being registered hereby. With the exception of the SEC registration fee, NASD filing fee and NYSE listing fee, all fees and expenses set forth below are estimates.


SEC registration fee                             $     42,020
NASD filing fee                                        30,500
NYSE filing fee                                        28,975
Printing and engraving expenses                          *
Blue sky fees and expenses                               *
Transfer agent and registrar fees                        *
Legal fees and expenses                                  *
Accounting fees and expenses                             *
Director's and officer's insurance *                     *
Miscellaneous
    Total                                        $       *
                                                 ===========

-----------

* To be provided by amendment.

Item 14. Indemnification of Directors and Officers.

     Section 102(b)(7) of the Delaware General Corporate Law (the "DGCL") permits a Delaware corporation to limit the personal liability of its directors in accordance with the provisions set forth therein. The Registrant's First Amended and Restated Certificate of Incorporation provides that the personal liability of its directors shall be limited to the fullest extent permitted by applicable law.

     Section 145 of the DGCL contains provisions permitting Delaware corporations to indemnify their directors, officers, employees or agents against expenses, including attorneys' fees, judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that such person was or is a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, provided that (i) such person acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the corporation and (ii) in the case of a criminal action or proceeding, such person had no reasonable cause to believe his or her conduct was unlawful. In the case of actions or suits by or in the right of the corporation, no indemnification shall be made in a case in which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall have determined upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such court shall deem proper. Indemnification as described above shall only be granted in a specific case upon a determination that indemnification is proper in the circumstances because the indemnified person has met the applicable standard of conduct. Such determination shall be made, with respect to a person who is a director or officer at the time of such determination, (a) by a majority vote of the directors who are not parties to such action, suit or proceeding, even though less than a quorum, (b) by a committee of such directors designated by a majority vote of such directors, even though less than a quorum,
(c) if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion or (d) by the stockholders of the corporation. To the extent that a director or officer of the corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections (a) or (b) of Section 145, or in defense of any claim, issue or matter therein, he or she shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by him or her in connection therewith.

     The amended and restated bylaws (the "Bylaws") of the Registrant provide for indemnification of its directors and officers to the fullest extent permitted by the DGCL from and against all expenses (including attorneys' fees), liabilities or other matters arising out of their status as such or their acts, omissions or services rendered by such persons in such capacities or otherwise while serving at the request of the registrant. The Bylaws also provide that the registrant may indemnify any person who is not at the time a current director or officer of the registrant to the fullest extent permitted by the DGCL. As provided in the Bylaws, reasonable expenses (including attorneys' fees) incurred by a director or officer who was, is or is threatened to be made a named defendant or respondent in a proceeding by reason of his or her status as a director or officer of the registrant or services rendered by such persons in such capacities or otherwise at the request of the registrant shall be paid by the registrant in advance of the final disposition of such proceeding upon receipt of a written affirmation by the director or officer of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification and a written undertaking by or on behalf of the director or officer to repay such amount if it shall ultimately be determined that he or she is not entitled to be indemnified by the registrant as authorized in the Bylaws.

Item 15.       Recent Sales of Unregistered Securities.

               None.

Item 16.       Exhibits and Financial Statement Schedules.

               (a) Exhibits.

Exhibit No.    Description

1.1++ Underwriting Agreement dated __________, 2004 between Kronos Worldwide, Inc. and UBS Securities LLC as representative of the several underwriters named therein.

2.1 Form of Distribution Agreement between NL Industries, Inc. and Kronos Worldwide, Inc. - incorporated by reference to Exhibit 2.1 of the Registration Statement on Form 10 of the Registrant (File No. 001-31763).

3.1 First Amended and Restated Certificate of Incorporation of Kronos Worldwide, Inc. - incorporated by reference to Exhibit 3.1 of the Registration Statement on Form 10 of the Registrant (File No. 001-31763).

3.2            Amended  and  Restated  Bylaws  of  Kronos   Worldwide,   Inc.  -
               incorporated by reference to Exhibit 3.2 of the Registration Statement on Form 10 of the Registrant (File No. 001-31763).

4.1            Form of common stock  certificate - incorporated  by reference to
               Exhibit 4.1 of the Registration Statement on Form 10 of the Registrant (File No. 001-31763).

4.2 Indenture governing the 8.875% Senior Secured Notes due 2009, dated as of June 28, 2002, between Kronos International, Inc. and The Bank of New York, as trustee - incorporated by reference to
               Exhibit 4.1 to the Quarterly Report on Form 10-Q of NL Industries, Inc. (File No. 1-640) for the quarter ended June 30, 2002.

4.3 Form of certificate of 8.875% Senior Secured Note due 2009 (included as Exhibit A to Exhibit 4.2) - incorporated by reference to Exhibit 4.2 of the Registration Statement on Form S-4 of Kronos International, Inc. (File No. 333-100047).

4.4 Form of certificate of 8.875% Senior Secured Note due 2009 (included as Exhibit B to Exhibit 4.2) - incorporated by reference to Exhibit 4.3 to of the Registration Statement on Form S-4 of Kronos International, Inc. (File No. 333-100047).

4.5 Purchase Agreement, dated as of June 19, 2002, among Kronos International, Inc., Deutsche Bank AG London, Dresdner Bank AG, London Branch, and Commerzbank Aktiengesellschaft, London Branch
               - incorporated by reference to Exhibit 4.4 to the Quarterly Report on Form 10-Q of NL Industries, Inc. (File No. 1-640) for the quarter ended June 30, 2002.

4.6 Collateral Agency Agreement, dated as of June 28, 2002, among The Bank of New York, U.S. Bank, N.A. and Kronos International, Inc. (filed herewith only with respect to Sections 2, 5, 6 and 8 thereof) - incorporated by reference to Exhibit 4.6 to the Quarterly Report on Form 10-Q of NL Industries, Inc. (File No. 1-640) for the quarter ended June 30, 2002.

4.7 Security Over Shares Agreement (shares of Kronos Limited), dated June 28, 2002, between Kronos International, Inc. and The Bank of New York, U.S., as trustee - incorporated by reference to Exhibit
               4.7 to the Quarterly Report on Form 10-Q of NL Industries, Inc. (File No. 1-640) for the quarter ended June 30, 2002.

4.8 Pledge of Shares (shares of Kronos Denmark ApS), dated June 28, 2002, between Kronos International, Inc. and U.S. Bank, N.A., as collateral agent - incorporated by reference to Exhibit 4.8 to the Quarterly Report on Form 10-Q of NL Industries, Inc. (File No. 1-640) for the quarter ended June 30, 2002.

4.9 Pledge Agreement (pledge of shares of Societe Industrielle du Titane, S.A.), dated June 28, 2002, between Kronos International, Inc. and U.S. Bank, N.A., as collateral agent - incorporated by reference to Exhibit 4.9 to the Quarterly Report on Form 10-Q of NL Industries, Inc. (File No. 1-640) for the quarter ended June 30, 2002.

4.10 Partnership Interest Pledge Agreement (pledge of fixed capital contribution in Kronos Titan GmbH & Co. OHG), dated June 28, 2002, between Kronos International, Inc. and U.S. Bank, N.A., as collateral agent - incorporated by reference to Exhibit 4.10 to the Quarterly Report on Form 10-Q of NL Industries, Inc. (File No. 1-640) for the quarter ended June 30, 2002.

5.1++ Opinion of Locke Liddell & Sapp LLP as to the validity of the securities being registered hereunder.

10.1 Form of Tax Agreement between Valhi, Inc. and Kronos Worldwide, Inc. - incorporated by reference to Exhibit 10.1 of the Registration Statement on Form 10 of the Registrant (File No. 001-31763).

10.2 Intercorporate Services Agreement by and between Contran Corporation and Kronos Worldwide, Inc., effective as of January 1, 2004 - incorporated by reference to Exhibit 10.2 to the Quarterly Report on Form 10-Q of the Registrant (File No. 001-31763) for the quarter ended March 31, 2004.

10.3 Promissory Note, dated September 24, 2004, made by Kronos Worldwide, Inc. in favor of NL Industries, Inc. - incorporated by reference to Exhibit 10.2 to a Current Report on Form 8-K of NL Industries, Inc. (File No. 1-640) dated September 24, 2004.

10.4           Promissory  Note,  dated  September  24,  2004,  made  by  Kronos
               Worldwide, Inc. in favor of Valcor, Inc. - incorporated by reference to Exhibit 99.1 to a Current Report on Form 8-K of NL Industries, Inc. (File No. 1-640) dated September 24, 2004.

10.5           Promissory  Note,  dated  September  24,  2004,  made  by  Kronos
               Worldwide, Inc. in favor of Valhi, Inc. - incorporated by reference to Exhibit 99.2 to a Current Report on Form 8-K of NL Industries, Inc. (File No. 1-640) dated September 24, 2004.

10.6** Form of Kronos Worldwide, Inc. Long-Term Incentive Plan - incorporated by reference to Exhibit 10.4 of the Registration Statement on Form 10 of the Registrant (File No. 001-31763).

10.7 (euro)80,000,000 Facility Agreement, dated June 25, 2002, among Kronos Titan GmbH & Co. OHG, Kronos Europe S.A./N.V., Kronos Titan A/S and Titania A/S, as borrowers, Kronos Titan GmbH & Co. OHG, Kronos Europe S.A./N.V. and Kronos Norge AS, as guarantors, Kronos Denmark ApS, as security provider, Deutsche Bank AG, as mandated lead arranger, Deutsche Bank Luxembourg S.A., as agent and security agent, and KBC Bank NV, as fronting bank, and the financial institutions listed in Schedule 1 thereto, as lenders - incorporated by reference to Exhibit 10.1 to the Quarterly Report on Form 10-Q of NL Industries, Inc. (File No. 1-640) for the quarter ended June 30, 2002.

10.8+ First Amendment Agreement, dated September 3, 2004, Relating to a Facility Agreement dated June 25, 2002 among Kronos Titan GmbH, Kronos Europe S.A./N.V., Kronos Titan AS and Titania A/S, as borrowers, Kronos Titan GmbH, Kronos Europe S.A./N.V. and Kronos Norge AS, as guarantors, Kronos Denmark ApS, as security provider, with Deutsche Bank Luxembourg S.A., acting as agent.

10.9 Lease Contract, dated June 21, 1952, between Farbenfabrieken Bayer Aktiengesellschaft and Titangesellschaft mit beschrankter Haftung (German language version and English translation thereof)
               - incorporated by reference to Exhibit 10.14 to the Annual Report on Form 10-K of NL Industries, Inc. (File No. 1-640) for the year ended December 31, 1985.

10.10 Contract on Supplies and Services, dated as of June 30, 1995, among Bayer AG, Kronos Titan-GmbH & Co. OHG and Kronos International, Inc. (English translation from German language document) - incorporated by reference to Exhibit 10.1 to Quarterly Report on Form 10-Q of NL Industries, Inc. (File No. 1-640) for the quarter ended September 30, 1995.

10.11 Master Technology Exchange Agreement, dated as of October 18, 1993, among Kronos Worldwide, Inc. (f/k/a Kronos, Inc.), Kronos Louisiana, Inc., Kronos International, Inc., Tioxide Group Limited and Tioxide Group Services Limited - incorporated by reference to Exhibit 10.8 to the Quarterly Report on Form 10-Q of NL Industries, Inc. (File No. 1-640) for the quarter ended September 30, 1993.

10.12 Services Agreement, dated as of January 1, 1995, amended as of April 1, 2002, among NL Industries, Inc., Kronos (US), Inc. and Kronos International, Inc. - incorporated by reference to Exhibit
               10.6 to the Registration Statement on Form S-4 of Kronos International, Inc. (File No. 333-100047).

10.13 Form of Kronos Cost Sharing Agreement, effective as of January 1, 2002, among Kronos International, Inc., Kronos Europe S.A./N.V., Kronos (US), Inc., NL Industries, Inc., Kronos Titan GmbH & Co.

               OHG, Societe Industrielle du Titane, S.A., Kronos Titan A/S, Titania A/S, Kronos Limited, Kronos Canada, Inc., Kronos Denmark ApS and Kronos Louisiana Inc. - incorporated by reference to
               Exhibit 10.8 to the Registration Statement on Form S-4 of Kronos International, Inc. (File No. 333-100047).

10.14 Form of Assignment and Assumption Agreement, dated as of January 1, 1999, between Kronos (US), Inc. and Kronos International, Inc.
               - incorporated by reference to Exhibit 10.9 to the Registration Statement on Form S-4 of Kronos International, Inc. (File No. 333-100047).

10.15 Form of Cross License Agreement, effective as of January 1, 1999, between Kronos Inc. (formerly known as Kronos (USA), Inc.) and Kronos International, Inc. - incorporated by reference to Exhibit
               10.10 to the Registration Statement on Form S-4 of Kronos International, Inc. (File No. 333-100047).

10.16* Richards Bay Slag Sales Agreement, dated May 1, 1995, between Richards Bay Iron and Titanium (Proprietary) Limited and Kronos Worldwide, Inc. (f/k/a Kronos, Inc.) - incorporated by reference to Exhibit 10.17 to the Annual Report on Form 10-K of NL Industries, Inc. (File No. 1-640) for the year ended December 31, 1995.

10.17* Amendment to Richards Bay Slag Sales Agreement, dated May 1, 1999, between Richards Bay Iron and Titanium (Proprietary) Limited and Kronos Worldwide, Inc. (f/k/a Kronos, Inc.) - incorporated by reference to Exhibit 10.4 to the Annual Report on Form 10-K of NL Industries, Inc. (File No. 1-640) for the year ended December 31, 1999.

10.18* Amendment to Richards Bay Slag Sales Agreement, dated June 1, 2001, between Richards Bay Iron and Titanium (Proprietary) Limited and Kronos Worldwide, Inc. (f/k/a Kronos, Inc.) - incorporated by reference to Exhibit 10.5 to the Annual Report on Form 10-K of NL Industries, Inc. (File No. 1-640) for the year ended December 31, 2001.

10.19* Amendment to Richards Bay Slag Sales Agreement, dated December 20, 2002, between Richards Bay Iron and Titanium (Proprietary) Limited and Kronos Worldwide, Inc. (f/k/a Kronos, Inc.) - incorporated by reference to Exhibit 10.7 to the Annual Report on Form 10-K of NL Industries, Inc. (File No. 1-640) for the year ended December 31, 2002.

10.20* Amendment to Richards Bay Slag Sales Agreement, dated October 31, 2003, between Richards Bay Iron and Titanium (Proprietary) Limited and Kronos, Inc. - incorporate by reference to Exhibit
               10.17 to the Annual Report on Form 10-K of the Registrant (File No. 001-31763) for the year ended December 31, 2003.

10.21 Agreement between Sachtleben Chemie GmbH and Kronos Titan-GmbH, effective December 30, 1986 - incorporated by reference to
               Exhibit 10.1 of the Quarterly Report on Form 10-Q of Kronos International, Inc. (File No. 333-100047) for the quarter ended September 30, 2002.

10.22 Supplementary Agreement to the Agreement of December 30, 1986 between Sachtleben Chemie GmbH and Kronos Titan-GmbH, dated May 3, 1996 - incorporated by reference to Exhibit 10.2 of the Quarterly Report on Form 10-Q of Kronos International, Inc. (File No. 333-100047) for the quarter ended September 30, 2002.

10.23 Second Supplementary Agreement to the Contract, dated December 30, 1986, between Sachtleben Chemie GmbH and Kronos Titan-GmbH dated January 8, 2002 - incorporated by reference to Exhibit 10.3 of the Quarterly Report on Form 10-Q of Kronos International, Inc. (File No. 333-100047) for the quarter ended September 30, 2002.

10.24 Formation Agreement, dated as of October 18, 1993, among Tioxide Americas Inc., Kronos Louisiana, Inc. and Louisiana Pigment

               Company, L.P. - incorporated by reference to Exhibit 10.2 to the Quarterly Report on Form 10-Q of NL Industries, Inc. (File No. 1-640) for the quarter ended September 30, 1993.

10.25 Joint Venture Agreement, dated as of October 18, 1993, between Tioxide Americas Inc. and Kronos Louisiana, Inc. - incorporated by reference to Exhibit 10.3 to the Quarterly Report on Form 10-Q of NL Industries, Inc. (File No. 1-640) for the quarter ended September 30, 1993.

10.26 Kronos Offtake Agreement, dated as of October 18, 1993, between Kronos Louisiana, Inc. and Louisiana Pigment Company, L.P. - incorporated by reference to Exhibit 10.4 to the Quarterly Report on Form 10-Q of NL Industries, Inc. (File No. 1-640) for the quarter ended September 30, 1993.

10.27 Amendment No. 1 to Kronos Offtake Agreement, dated as of December 20, 1995, between Kronos Louisiana, Inc. and Louisiana Pigment Company, L.P. - incorporated by reference to Exhibit 10.22 to the Quarterly Report on Form 10-Q of NL Industries, Inc. (File No. 1-640) for the quarter ended September 30, 1995.

10.28 Tioxide Americas Offtake Agreement, dated as of October 18, 1993, between Tioxide Americas Inc. and Louisiana Pigment Company, L.P.
               - incorporated by reference to Exhibit 10.5 to the Quarterly Report on Form 10-Q of NL Industries, Inc. (File No. 1-640) for the quarter ended September 30, 1993.

10.29 Amendment No. 1 to Tioxide Americas Offtake Agreement, dated as of December 20, 1995, between Tioxide Americas Inc. and Louisiana Pigment Company, L.P. - incorporated by reference to Exhibit
               10.24 to the Quarterly Report on Form 10-Q of NL Industries, Inc. (File No. 1-640) for the quarter ended September 30, 1995.

10.30 TCI/KCI Output Purchase Agreement, dated as of October 18, 1993, between Tioxide Canada Inc. and Kronos Canada, Inc. - incorporated by reference to Exhibit 10.6 to the Quarterly Report on Form 10-Q of NL Industries, Inc. (File No. 1-640) for the quarter ended September 30, 1993.

10.31 TAI/KLA Output Purchase Agreement, dated as of October 18, 1993, between Tioxide Americas Inc. and Kronos Louisiana, Inc. - incorporated by reference to Exhibit 10.7 to the Quarterly Report on Form 10-Q of NL Industries, Inc. (File No. 1-640) for the quarter ended September 30, 1993.

10.32 Master Technology Exchange Agreement, dated as of October 18, 1993, among Kronos Worldwide, Inc. (f/k/a Kronos, Inc.), Kronos Louisiana, Inc., Kronos International, Inc., Tioxide Group Limited and Tioxide Group Services Limited - incorporated by reference to Exhibit 10.8 to the Quarterly Report on Form 10-Q of NL Industries, Inc. (File No. 1-640) for the quarter ended September 30, 1993.

10.33 Parents' Undertaking, dated as of October 18, 1993, between ICI American Holdings Inc. and Kronos Worldwide, Inc. (f/k/a Kronos, Inc.) - incorporated by reference to Exhibit 10.9 to the Quarterly Report on Form 10-Q of NL Industries, Inc. (File No. 1-640) for the quarter ended September 30, 1993.

10.34 Allocation Agreement, dated as of October 18, 1993, between Tioxide Americas Inc., ICI American Holdings, Inc., Kronos Worldwide, Inc. (f/k/a Kronos, Inc.) and Kronos Louisiana, Inc. - incorporated by reference to Exhibit 10.10 to the Quarterly Report on Form 10-Q of NL Industries, Inc. (File No. 1-640) for the quarter ended September 30, 1993.

10.35 Amendment, dated August 11, 2003, to the Contract on Supplies and Services among Bayer AG, Kronos Titan-GmbH & Co. OHG and Kronos International (English translation of German language document) - incorporated by reference to Exhibit 10.32 of the Registration Statement on Form 10 of the Registrant (File No. 001-31763).

10.36 Insurance sharing agreement, dated October 30, 2003, by and among CompX International Inc., Contran Corporation, Keystone Consolidated Industries, Inc., Titanium Metals Corp., Valhi, Inc., NL Industries, Inc. and Kronos Worldwide, Inc. - incorporated by reference to Exhibit 10.48 to the Annual Report on Form 10-K of NL Industries, Inc. (File No. 1-640) for the year ended December 31, 2003.

10.37** Summary of Consulting Arrangement, beginning on August 1, 2003, as amended, between Lawrence A. Wigdor and Kronos Worldwide, Inc.
               - incorporated by reference to Exhibit 10.2 to the Quarterly Report on Form 10-Q of the Registrant for the quarter ended March 31, 2004.

21.1+          Subsidiaries.

23.1           Consent of Locke Liddell & Sapp LLP (included in Exhibit 5.1)

23.2+          Consent of PricewaterhouseCoopers LLP.

24.1           Power of Attorney (included on the signature page hereto).
-----------------------------------

* Portions of the exhibit have been omitted pursuant to a request for confidential treatment.

**   Management contract, compensatory plan or arrangement.

+    Filed herewith.

++   To be filed by amendment.

     (b)    Financial Statement Schedules.

            Schedule I and Schedule II, including the report of the independent auditors related thereto, are incorporated by reference to Schedule I and
Schedule II, respectively, to the Annual Report on Form 10-K of the Registrant (File No. 001-31763) for the year ended December 31, 2003.

            Schedules III and IV are omitted because they are not applicable.

Item 17.                Undertakings.

                        The undersigned  Registrant hereby undertakes to deliver
            to the underwriter at the closing specified in the underwriting agreements, certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.

                        Insofar as indemnification for liabilities arising under
            the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions referenced in Item 14 of this Registration Statement or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                    The undersigned Registrant hereby undertakes that:

                        (1) For purposes of determining  any liability under the
            Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in the form of prospectus filled by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

                        (2) For the purpose of determining  any liability  under
            the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Dallas, state of Texas, on October 8, 2004.

                                KRONOS WORLDWIDE, INC.


                                By:   /s/ Gregory M. Swalwell
                                      ---------------------------------
                                      Gregory M. Swalwell
                                      Vice President and Chief Financial Officer

                                POWER OF ATTORNEY

     KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Gregory M. Swalwell, James W. Brown and Robert D. Graham, each his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and any registration statement related to the offering contemplated by this registration statement that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933, and to file the same, with all exhibits thereto, and all other documents in connection therewith, with the Securities and Exchange Commission and any state or other securities authority, granting unto each said attorney-in-fact and agent full power and authority to do and perform each and every act in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or either of them or their or his substitute or substitutes may lawfully do or cause to be done by virtue hereof.

         Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

               Signature                              Title and Capacity                     Date
               ---------                              ------------------                     ----

/s/ Harold C. Simmons                    Chairman of the Board and Chief Executive
------------------------------------     Officer
Harold C. Simmons                        (Principal Executive Officer)                 October 8, 2004

/s/ Steven L. Watson                     Vice Chairman of the Board                    October 8, 2004
------------------------------------
Steven L. Watson

/s/ George E. Poston                     Director                                      October 8, 2004
------------------------------------
George E. Poston

/s/ Glenn R. Simmons                     Director                                      October 8, 2004
------------------------------------
Glenn R. Simmons

/s/ R. Gerald Turner                     Director                                      October 8, 2004
------------------------------------
R. Gerald Turner

/s/ C. H. Moore, Jr.                     Director                                      October 8, 2004
------------------------------------
 C. H. Moore, Jr.

/s/ Gregory M. Swalwell                  Vice President and Chief Financial Officer    October 8, 2004
------------------------------------
Gregory M. Swalwell                      (Principal Financial Officer)

/s/ James W. Brown                       Vice President and Controller                 October 8, 2004
------------------------------------
James W. Brown                           (Principal Accounting Officer)